                                                            File No. 001-01098
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                       SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C.


                                AMENDMENT NO. 1

                                      to

                                    FORM U5S

                                 ANNUAL REPORT

                      For the Year Ended December 31, 1996



                             Filed pursuant to the
                   Public Utility Holding Company Act of 1935



                         THE COLUMBIA GAS SYSTEM, INC.
                      (Name of registered holding company)

                     12355 Sunrise Valley Drive, Suite 300
                           Reston, Virginia 20191-3420



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


Page 2

        This Amendment No. 1 to the registrant's Annual Report (Form U5S) for 1996 amends Item 6, to include information concerning Officers Aggregated Option/SAR Execises In Last Fiscal Year And Year-End Option/SAR Values. The table disclosing this information was inadvertently omitted from the 1996 Form U5S.

        This Amendment No. 1 adjusts the order of Item 10, Financial Statements, which was inadvertently submitted out of sequence for the 1996 Form U5S.

        This Amendment No. 1 also adjusts the Notes disclosures of Item 4, Acquisition, Redemption Or Retirement Of System Securities During 1996.

                                                 Number of Shares or
                     Name of Company              Principal Amount
                       Acquiring,     -----------------------------------------
  Name of Issuer      Redeeming or                              Redeemed
       and              Retiring         Acquired             and Retired        Consideration         Commission
  Title of Issue       Securities         ($000)                 ($000)             ($000)            Authorization
-----------------   ---------------   ------------------    ------------------  -----------------    --------------
TCO                     TCO
Secured Debt                                                          311,000             311,000       Exempt Rule 42

CES
   Common Stock         CG              2,500 shares                                       25,000       Exempt Rule 52

CAT
   Common Stock         CG             0 shares (d)                                        1,483        Exempt Rule 45




Notes
(a) In July 1996, CGC merged with CNR. In connection with the merger, CNR issued 350,401 shares of common stock to CG to retire 1,939,000 common shares of CGC. CNR also assumed $3,013,000 of CGC unsecured debt.
(b)  CGD was sold in April 1996.
(c)  CG made a capital contribution  to CLG.
(d)  CG made a capital contribution to CAT.
(e) As of December 1996, the System's full cost pool adjustment was transferred to CNR.

=========================================================================================================
                            AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                      AND YEAR-END OPTION/SAR VALUES
=========================================================================================================

   (a)                         (b)            (c)                      (d)                         (e)
=========================================================================================================

                                                        Number of Securities      Value of Unexercised
                                                       Underlying Unexercised  In-the-Money Options/SARs
                                                          Options/SARs at            at Year-End($)
                                                              Year-End
=========================================================================================================

 Name                      Number of         Value            Exercisable/         Exercisable/
                             Shares       Realized           Unexercisable       Unexercisable *
                            Acquired       ($) (1)
                          on Exercise
=========================================================================================================

0.G. Richard III                 -0-            $0           50,000/50,000             746,875/746,875
---------------------------------------------------------------------------------------------------------

M.W. O'Donnell                   -0-            $0                11,440/0                  289,396/0
---------------------------------------------------------------------------------------------------------

P.M. Schwolsky                   -0-            $0                 5,000/0                  162,875/0
---------------------------------------------------------------------------------------------------------

C.G. Abbott                      -0-            $0                     0/0                       0\0
---------------------------------------------------------------------------------------------------------

R.C. Skaggs, Jr.**             1,490       $15,008                 6,585/0                 131,988/0
---------------------------------------------------------------------------------------------------------

S.J. Harvey                      -0-            $0                     0/0                       0\0
---------------------------------------------------------------------------------------------------------

J.P. Holland                  15,960      $176,240                     0/0                       0\0
---------------------------------------------------------------------------------------------------------

C.R. Tilley                   21,500     $254,924                      0/0                       0\0
---------------------------------------------------------------------------------------------------------

All Other Officers (Part I)      850        $5,427                     0/0                       0\0
=========================================================================================================

* Market value of underlying securities at exercise or FY-end, minus the exercise or base price.

** Information regarding Mr. Skaggs, although not required because he is not an "executive officer" as defined in the SEC's rules and regulations, is provided due to the level of his compensation.

Related Party Transactions
Until January 17, 1996, the date of her employment with the Corporation and its subsidiaries, Ms. Abbott was Chairman of the Board and a shareholder of GEM Energy Consulting, Inc. Until January 22, 1996, the date of his employment with the Corporation's subsidiary, Columbia Gas System Service Corporation, Mr. Harvey was a director, the secretary and a shareholder of Gem Energy Consulting, Inc. Gem Energy Consulting, Inc. had a consulting agreement with a subsidiary of the Corporation under which the consulting firm received $364,000 in 1996.

The compensation for services in all capacities payable to or earned by the executive officers of the Corporation and its subsidiaries during the year 1996 was as follows:

ITEM 10.  FINANCIAL STATEMENTS AND EXHIBITS

          Financial Statements included in Form U5S:
          CONSOLIDATING BALANCE SHEET AS OF DECEMBER 31, 1996

            The Columbia Gas System Inc, and Subsidiaries............... F-1
            Tristar Ventures Corporation and Subsidiaries............... F-1A
            Tristar Capital Corporation and Subsidiary.................. F-1B
            Columbia LNG Corporation and Subsidiary..................... F-1C
            Columbia Energy Services Corporation and Subsidiary......... F-1D
            Columbia Network Services Corporation and Subsidiary........ F-1E

          SUMMARY OF CONSOLIDATING BALANCE SHEET ENTRIES AS OF
            DECEMBER 31, 1996

            The Columbia Gas System Inc, and Subsidiaries............... F-2
            Tristar Ventures Corporation and Subsidiaries............... F-2A
            Tristar Capital Corporation and Subsidiary.................. F-2B
            Columbia LNG Corporation and Subsidiary..................... F-2C
            Columbia Energy Services Corporation and Subsidiary......... F-2D
            Columbia Network Services Corporation and Subsidiary........ F-2E

          CONSOLIDATING STATEMENT OF INCOME FOR THE YEAR ENDED
            DECEMBER 31, 1996

            The Columbia Gas System Inc, and Subsidiaries............... F-3
            Tristar Ventures Corporation and Subsidiaries............... F-3A
            Tristar Capital Corporation and Subsidiary.................. F-3B
            Columbia LNG Corporation and Subsidiary..................... F-3C
            Columbia Energy Services Corporation and Subsidiary......... F-3D
            Columbia Network Services Corporation and Subsidiary........ F-3E

          SUMMARY OF CONSOLIDATING STATEMENT OF INCOME ENTRIES FOR
            THE YEAR ENDED DECEMBER 31, 1996

            The Columbia Gas System Inc, and Subsidiaries............... F-4
            Tristar Ventures Corporation and Subsidiaries............... F-4A
            Tristar Capital Corporation and Subsidiary.................. F-4B
            Columbia LNG Corporation and Subsidiary..................... F-4C
            Columbia Energy Services Corporation and Subsidiary......... F-4D
            Columbia Network Services Corporation and Subsidiary........ F-4E

          CONSOLIDATING STATEMENT OF COMMON STOCK EQUITY FOR THE
            YEAR ENDED DECEMBER 31, 1996

            The Columbia Gas System Inc, and Subsidiaries............... F-5
            Tristar Ventures Corporation and Subsidiaries............... F-5A
            Tristar Capital Corporation and Subsidiary.................. F-5B
            Columbia LNG Corporation and Subsidiary..................... F-5C
            Columbia Energy Services Corporation and Subsidiary......... F-5D
            Columbia Network Services Corporation and Subsidiary........ F-5E

          CONSOLIDATING STATEMENT OF CASH FLOWS
            FOR THE YEAR ENDED DECEMBER 31, 1996

            The Columbia Gas System Inc, and Subsidiaries............... F-6

Tristar Ventures Corporation and Subsidiaries ...............   F-6A
Tristar Capital Corporation and Subsidiary ..................   F-6B
Columbia LNG Corporation and Subsidiary .....................   F-6C
Columbia Energy Services Corporation and Subsidiary .........   F-6D
Columbia Network Services Corporation and Subsidiary ........   F-6E

F-1 (1 of 10)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                  F-1          F-1           F-1          F-1                    Consolidating
                                                Page 2        Page 3        Page 4      Page 5      Combined        Entries
                                              ----------    ----------    ----------    -------    -----------   -------------
                    ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
     at original cost .....................    4,714,869     2,177,253       105,550        230      6,997,902        (3,504)
  Accumulated depreciation and depletion ..   (2,500,324)     (794,888)      (49,303)        (2)    (3,344,517)            -
                                              ----------    ----------    ----------    -------    -----------    ----------
  Net Gas Utility and Other Plant .........    2,214,545     1,382,365        56,247        228      3,653,385        (3,504)
                                              ----------    ----------    ----------    -------    -----------    ----------

  Gas and oil producing properties,
     full cost method .....................      502,820             -             -          -        502,820             -
  Accumulated depletion ...................     (144,493)            -             -          -       (144,493)       (1,877)
                                              ----------    ----------    ----------    -------    -----------    ----------
  Net Gas and Oil Producing Properties ....      358,327             -             -          -        358,327        (1,877)
                                              ----------    ----------    ----------    -------    -----------    ----------

Net Property, Plant, and Equipment ........    2,572,872     1,382,365        56,247        228      4,011,712        (5,381)
                                              ----------    ----------    ----------    -------    -----------    ----------

Investments and Other Assets
  Accounts receivable - noncurrent ........       20,709         4,183             -          -         24,892       (18,646)
  Unconsolidated affiliates ...............       36,973             -         1,476     30,577         69,026             -
  Assets held for sale ....................       12,116             -             -          -         12,116             -
  Other ...................................       13,655             -           250          -         13,905         1,999
                                              ----------    ----------    ----------    -------    -----------    ----------
Total Investments and Other Assets ........       83,453         4,183         1,726     30,577        119,939       (16,647)
                                              ----------    ----------    ----------    -------    -----------    ----------

Investments in Subsidiaries
  Capital stock ...........................            -     2,443,063             -          -      2,443,063    (2,443,063)
  Equity in undistributed earnings of
   subsidiaries ...........................            -      (280,903)            -          -       (280,903)      280,903
  Notes receivable ........................            -       696,932             -          -        696,932      (696,932)
  Other investments .......................            -       643,000             -          -        643,000      (643,000)
  Other receivables - TCO .................            -             -             -          -              -             -
                                              ----------    ----------    ----------    -------    -----------    ----------
Total Investments in Subsidiaries .........            -     3,502,092             -          -      3,502,092    (3,502,092)
                                              ----------    ----------    ----------    -------    -----------    ----------

Current Assets
  Cash and temporary cash investments .....        5,340        23,691        18,953      1,765         49,749            87
  Accounts receivable, net
    Customers .............................       86,089       306,742       169,395          -        562,226             -
    Intercompany ..........................      135,447       367,720        37,189     18,792        559,148      (559,148)
    Other .................................       67,872         8,628         3,241        951         80,692       (45,346)
  Income tax refunds ......................            -             -             -          -              -             -
  Gas inventory ...........................       20,055       217,783             -          -        237,838             -
  Other inventories, at average cost ......       26,108        12,145         6,808          -         45,061             -
  Prepayments .............................        9,610        47,179        19,267         31         76,087        (2,305)
  Regulatory assets .......................       32,671        30,741             -          -         63,412             -
  Underrecovered gas costs ................       17,763        91,607             -          -        109,370             -
  Prepaid property tax ....................       31,322        49,793             -          -         81,115             -
  Exchange gas receivable .................       35,581             -             -          -         35,581             -
  Other ...................................       86,709        91,557         4,167        181        182,614       (40,290)
                                              ----------    ----------    ----------    -------    -----------    ----------
Total Current Assets ......................      554,567     1,247,586       259,020     21,720      2,082,893      (647,002)
                                              ----------    ----------    ----------    -------    -----------    ----------

Deferred Charges ..........................       10,562        15,499        25,681        594         52,336        (3,353)
Long-term regulatory assets ...............      200,720       209,411             -          -        410,131             -
                                              ----------    ----------    ----------    -------    -----------    ----------

TOTAL ASSETS ..............................    3,422,174     6,361,136       342,674     53,119     10,179,103    (4,174,475)
                                              ==========    ==========    ==========    =======    ===========    ==========


                                              Consolidated
                                              ------------
                    ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
     at original cost .....................    6,994,398
  Accumulated depreciation and depletion ..   (3,344,517)
                                              ----------

  Net Gas Utility and Other Plant .........    3,649,881
                                              ----------

  Gas and oil producing properties,
     full cost method .....................      502,820
  Accumulated depletion ...................     (146,370)
                                              ----------
  Net Gas and Oil Producing Properties ....      356,450
                                              ----------

Net Property, Plant, and Equipment ........    4,006,331
                                              ----------

Investments and Other Assets
  Accounts receivable - noncurrent ........        6,246
  Unconsolidated affiliates ...............       69,026
  Assets held for sale ....................       12,116
  Other ...................................       15,904
                                              ----------
Total Investments and Other Assets ........      103,292
                                              ----------

Investments in Subsidiaries
  Capital stock ...........................            -
  Equity in undistributed earnings of
   subsidiaries ...........................            -
  Notes receivable ........................            -
  Other investments .......................            -
  Other receivables - TCO .................            -
                                              ----------
Total Investments in Subsidiaries .........            -
                                              ----------

Current Assets
  Cash and temporary cash investments .....       49,836
  Accounts receivable, net
    Customers .............................      562,226
    Intercompany ..........................            -
    Other .................................       35,346
  Income tax refunds ......................            -
  Gas inventory ...........................      237,838
  Other inventories, at average cost ......       45,061
  Prepayments .............................       73,782
  Regulatory assets .......................       63,412
  Underrecovered gas costs ................      109,370
  Prepaid property tax ....................       81,115
  Exchange gas receivable .................       35,581
  Other ...................................      142,324
                                              ----------
Total Current Assets ......................    1,435,891
                                              ----------


Deferred Charges ..........................       48,983
Long-term regulatory assets ...............      410,131
                                              ----------

TOTAL ASSETS ..............................    6,004,628
                                              ==========

F-1 (2 of 10)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            F-1 Page 2
                                                 CNR          TCO           CGT        CLG(a)     CKY          Total
                                               --------    ----------    ----------    ------   --------    ----------
                   ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
    at original cost .......................          -     3,297,742     1,229,670         -    187,457     4,714,869
  Accumulated depreciation and depletion ...          -    (1,399,145)   (1,028,744)        -    (72,435)   (2,500,324)
                                               --------    ----------    ----------    ------   --------    ----------
  Net Gas Utility and Other Plant ..........          -     1,898,597       200,926         -    115,022     2,214,545
                                               --------    ----------    ----------    ------   --------    ----------

  Gas and oil producing properties,
     full cost method ......................    502,820             -             -         -          -       502,820
  Accumulated depletion ....................   (144,493)            -             -         -          -      (144,493)
                                               --------    ----------    ----------    ------   --------    ----------
  Net Gas and Oil Producing Properties .....    358,327             -             -         -          -       358,327
                                               --------    ----------    ----------    ------   --------    ----------

Net Property, Plant, and Equipment .........    358,327     1,898,597       200,926         -    115,022     2,572,872
                                               --------    ----------    ----------    ------   --------    ----------

Investments and Other Assets
  Accounts receivable - noncurrent .........          -        20,566           143         -          -        20,709
  Unconsolidated affiliates ................          -             -        24,266    12,707          -        36,973
  Assets held for sale .....................     12,116             -             -         -          -        12,116
  Other ....................................          -        13,655             -         -          -        13,655
                                               --------    ----------    ----------    ------   --------    ----------
Total Investments and Other Assets .........     12,116        34,221        24,409    12,707          -        83,453
                                               --------    ----------    ----------    ------   --------    ----------

Investments in Subsidiaries
  Capital stock ............................          -             -             -         -          -             -
  Equity in undistributed earnings of
   subsidiaries ............................          -             -             -         -          -             -
  Notes receivable .........................          -             -             -         -          -             -
  Other investments ........................          -             -             -         -          -             -
  Other receivables - TCO ..................          -             -             -         -          -             -
                                               --------    ----------    ----------    ------   --------    ----------
Total Investments in Subsidiaries ..........          -             -             -         -          -             -
                                               --------    ----------    ----------    ------   --------    ----------

Current Assets
  Cash and temporary cash investments ......      1,183         2,839           104       336        878         5,340
  Accounts receivable, net
    Customers ..............................      5,250        42,016        20,733         -     18,090        86,089
    Intercompany ...........................     25,461       100,903         4,659     4,233        191       135,447
    Other ..................................      1,395        62,563         3,386       448         80        67,872
  Income tax refunds .......................          -             -             -         -          -             -
  Gas inventory ............................          -             -             -         -     20,055        20,055
  Other inventories, at average cost .......        380        19,566         5,556         -        606        26,108
  Prepayments ..............................      2,135         4,784         2,448         5        238         9,610
  Regulatory assets ........................          -        28,108         3,899         -        664        32,671
  Underrecovered gas costs .................          -             -             -         -     17,763        17,763
  Prepaid property tax .....................          -        26,452         3,885         -        985        31,322
  Exchange gas receivable ..................          -        25,836         9,745         -          -        35,581
  Other ....................................     14,976        62,253         4,027        74      5,379        86,709
                                               --------    ----------    ----------    ------   --------    ----------
Total Current Assets .......................     50,780       375,320        58,442     5,096     64,929       554,567
                                               --------    ----------    ----------    ------   --------    ----------

Deferred Charges ...........................      2,327         6,753           504       827        151        10,562
Long-term regulatory assets ................          -       181,111        11,141         -      8,468       200,720
                                               --------    ----------    ----------    ------   --------    ----------

TOTAL ASSETS ...............................    423,550     2,496,002       295,422    18,630    188,570     3,422,174
                                               ========    ==========    ==========    ======   ========    ==========

(a) CLG includes one subsidiary as noted in Item 1. Consolidating financial statements of CLG are presented herewith in Item 10, Exhibits F-1C through F-6C.

F-1 (3 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                    F-1 Page 3
                                                  COH          CMD           CPA          COS           CG             Total
                                              -----------    --------    -----------    ---------    -----------    -----------
                    ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
     at original cost .....................     1,266,469      68,000        533,366      309,418              -      2,177,253
  Accumulated depreciation and depletion ..      (530,687)    (26,238)      (166,232)     (71,731)             -       (794,888)
                                              -----------    --------    -----------    ---------    -----------    -----------
  Net Gas Utility and Other Plant .........       735,782      41,762        367,134      237,687              -      1,382,365
                                              -----------    --------    -----------    ---------    -----------    -----------

  Gas and oil producing properties,
    full cost method ......................             -           -              -            -              -              -
  Accumulated depletion ...................             -           -              -            -              -              -
                                              -----------    --------    -----------    ---------    -----------    -----------
  Net Gas and Oil Producing Properties ....             -           -              -            -              -              -
                                              -----------    --------    -----------    ---------    -----------    -----------

Net Property, Plant, and Equipment ........       735,782      41,762        367,134      237,687              -      1,382,365
                                              -----------    --------    -----------    ---------    -----------    -----------

Investments and Other Assets
  Accounts receivable - noncurrent ........             -           -              -            -          4,183          4,183
  Unconsolidated affiliates ...............             -           -              -            -              -              -
  Assets held for sale ....................             -           -              -            -              -              -
  Other ...................................             -           -              -            -              -              -
                                              -----------    --------    -----------    ---------    -----------    -----------
Total Investments and Other Assets ........             -           -              -            -          4,183          4,183
                                              -----------    --------    -----------    ---------    -----------    -----------

Investments in Subsidiaries
  Capital stock ...........................             -           -              -            -      2,443,063      2,443,063
  Equity in undistributed earnings of
   subsidiaries ...........................             -           -              -            -       (280,903)      (280,903)
  Notes receivable ........................             -           -              -            -        696,932        696,932
  Other investments .......................             -           -              -            -        643,000        643,000
  Other receivables - TCO .................             -           -              -            -              -              -
                                              -----------    --------    -----------    ---------    -----------    -----------
Total Investments in Subsidiaries .........             -           -              -            -      3,502,092      3,502,092
                                              -----------    --------    -----------    ---------    -----------    -----------

Current Assets
  Cash and temporary cash investments .....         5,806          37          1,355          649         15,844         23,691
  Accounts receivable, net
    Customers .............................       194,066       5,828         74,136       32,712              -        306,742
    Intercompany ..........................        27,355         340          3,116          350        336,559        367,720
    Other .................................         4,683         175          2,650          375            745          8,628
  Income tax refunds ......................             -           -              -            -              -              -
  Gas inventory ...........................       130,388       4,297         67,168       15,930              -        217,783
  Other inventories, at average cost ......         6,982         442          2,641        2,080              -         12,145
  Prepayments .............................        43,858       1,117            812        1,055            337         47,179
  Regulatory assets .......................        24,114         360          3,742        2,525              -         30,741
  Underrecovered gas costs ................        47,287         850         34,992        8,478              -         91,607
  Prepaid property tax ....................        49,793           -              -            -              -         49,793
  Exchange gas receivable .................             -           -              -            -              -              -
  Other ...................................        57,034       1,406          9,582        1,329         22,206         91,557
                                              -----------    --------    -----------    ---------    -----------    -----------
Total Current Assets ......................       591,366      14,852        200,194       65,483        375,691      1,247,586
                                              -----------    --------    -----------    ---------    -----------    -----------

Deferred Charges ..........................        12,807         123          1,088          928            553         15,499
Long-term regulatory assets ...............       124,975       3,519         70,723       10,194              -        209,411
                                              -----------    --------    -----------    ---------    -----------    -----------

TOTAL ASSETS ..............................     1,464,930      60,256        639,139      314,292      3,882,519      6,361,136
                                              ===========    ========    ===========    =========    ===========    ===========

F-1 (4 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                    F-1 Page 4
                                                  CS       CIC     CES(a)       CPC        CPI        Total
                                               --------   ------  ---------   --------   --------   ---------
                 ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
    at original cost .......................     48,725        -      2,150     13,706     40,969     105,550
  Accumulated depreciation and depletion ...    (25,980)       -       (591)    (5,996)   (16,736)    (49,303)
                                               --------   ------  ---------   --------   --------   ---------
  Net Gas Utility and Other Plant ..........     22,745        -      1,559      7,710     24,233      56,247
                                               --------   ------  ---------   --------   --------   ---------

  Gas and oil producing properties,
     full cost method ......................          -        -          -          -          -           -
  Accumulated depletion ....................          -        -          -          -          -           -
                                               --------   ------  ---------   --------   --------   ---------
  Net Gas and Oil Producing Properties .....          -        -          -          -          -           -
                                               --------   ------  ---------   --------   --------   ---------

Net Property, Plant, and Equipment .........     22,745        -      1,559      7,710     24,233      56,247
                                               --------   ------  ---------   --------   --------   ---------

Investments and Other Assets
  Accounts receivable - noncurrent .........          -        -          -          -          -           -
  Unconsolidated affiliates ................          -        -          -          -      1,476       1,476
  Assets held for sale .....................          -        -          -          -          -           -
  Other ....................................          -        -          -          -        250         250
                                               --------   ------  ---------   --------   --------   ---------
Total Investments and Other Assets .........          -        -          -          -      1,726       1,726
                                               --------   ------  ---------   --------   --------   ---------

Investments in Subsidiaries
  Capital stock ............................          -        -          -          -          -           -
  Equity in undistributed earnings of
   subsidiaries ............................          -        -          -          -          -           -
  Notes receivable .........................          -        -          -          -          -           -
  Other investments ........................          -        -          -          -          -           -
  Other receivables - TCO ..................          -        -          -          -          -           -
                                               --------   ------  ---------   --------   --------   ---------
Total Investments in Subsidiaries ..........          -        -          -          -          -           -
                                               --------   ------  ---------   --------   --------   ---------

Current Assets
  Cash and temporary cash investments ......     11,260    5,547        287        121      1,738      18,953
  Accounts receivable, net
    Customers ..............................          -        -    157,104      2,115     10,176     169,395
    Intercompany ...........................      9,793        -     26,741        104        551      37,189
    Other ..................................       (138)       7        492         42      2,838       3,241
  Income tax refunds .......................          -        -          -          -          -           -
  Gas inventory ............................          -        -          -          -          -           -
  Other inventories, at average cost .......          -        -          -        850      5,958       6,808
  Prepayments ..............................         61       33     19,013         28        132      19,267
  Regulatory assets ........................          -        -          -          -          -           -
  Underrecovered gas costs .................          -        -          -          -          -           -
  Prepaid property tax .....................          -        -          -          -          -           -
  Exchange gas receivable ..................          -        -          -          -          -
  Other ....................................      1,876        -        373        251      1,667       4,167
                                               --------   ------  ---------   --------   --------   ---------
Total Current Assets .......................     22,852    5,587    204,010      3,511     23,060     259,020
                                               --------   ------  ---------   --------   --------   ---------

Deferred Charges ...........................     23,525      133        175        789      1,059      25,681
Long-term regulatory assets ................          -        -          -          -          -           -
                                               --------   ------  ---------   --------   --------   ---------

TOTAL ASSETS ...............................     69,122    5,720    205,744     12,010     50,078     342,674
                                               ========   ======  =========   ========   ========   =========

(a) CES includes two subsidiaries as noted in Item 1. Consolidating financial statements of CES are presented herewith in Item 10, Exhibits F-1D through F-6D.

F-1 (5 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                            F-1 Page 5
                                             TVC (a)     TCC (a)       CAT       CNS (a)       Total
                                             -------     -------     -------     -------    ----------
                  ASSETS
Property, Plant and Equipment
  Gas utility and other plant,
     at original cost .....................        -           -           -         230           230
  Accumulated depreciation and depletion ..        -           -           -          (2)           (2)
                                             -------     -------     -------     -------      --------
  Net Gas Utility and Other Plant .........        -           -           -         228           228
                                             -------     -------     -------     -------      --------

  Gas and oil producing properties,
    full cost method ......................        -           -           -           -             -
  Accumulated depletion ...................        -           -           -           -             -
                                             -------     -------     -------     -------      --------
  Net Gas and Oil Producing Properties ....        -           -           -           -             -
                                             -------     -------     -------     -------      --------

Net Property, Plant, and Equipment ........        -           -           -         228           228
                                             -------     -------     -------     -------      --------

Investments and Other Assets
  Accounts receivable - noncurrent ........        -           -           -           -             -
  Unconsolidated affiliates ...............   29,100       1,477           -           -        30,577
  Assets held for sale ....................        -           -           -           -             -
  Other ...................................        -           -           -           -             -
                                             -------     -------     -------     -------      --------
Total Investments and Other Assets ........   29,100       1,477           -           -        30,577
                                             -------     -------     -------     -------      --------

Investments in Subsidiaries
  Capital stock ...........................        -           -           -           -             -
  Equity in undistributed earnings of
   subsidiaries ...........................        -           -           -           -             -
  Notes receivable ........................        -           -           -           -             -
  Other investments .......................        -           -           -           -             -
  Other receivables - TCO .................        -           -           -           -             -
                                             -------     -------     -------     -------      --------
Total Investments in Subsidiaries .........        -           -           -           -             -
                                             -------     -------     -------     -------      --------

Current Assets
  Cash and temporary cash investments .....    1,371           7          45         342         1,765
  Accounts receivable, net
    Customers .............................        -           -           -           -             -
    Intercompany ..........................   18,080         101         611           -        18,792
    Other .................................      921           -           2          28           951
  Income tax refunds ......................        -           -           -           -             -
  Gas inventory ...........................        -           -           -           -             -
  Other inventories, at average cost ......        -           -           -           -             -
  Prepayments .............................       31           -           -           -            31
  Regulatory assets .......................        -           -           -           -             -
  Underrecovered gas costs ................        -           -           -           -             -
  Prepaid property tax ....................        -           -           -           -             -
  Exchange gas receivable .................        -           -           -           -             -
  Other ...................................      151           -           2          28           181
                                             -------     -------     -------     -------      --------
Total Current Assets ......................   20,554         108         660         398        21,720
                                             -------     -------     -------     -------      --------


Deferred Charges ..........................      567          20           3           4           594
Long-term regulatory assets ...............        -           -           -           -             -
                                             -------     -------     -------     -------      --------

TOTAL ASSETS ..............................   50,221       1,605         663         630        53,119
                                             =======     =======     =======     =======      ========

(a) TVC includes twelve subsidiaries and both TCC and CNS include one subsidiary as noted in Item 1. Consolidating financial statements of TVC, TCC and CNS are presented herewith in Item 10, Exhibits F-1A through F-6A, F-1B through F-6B and F-1E through F-6E, respectively.

F-1 (6 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                              F-1           F-1          F-1       F-1                   Consolidating
    CAPITALIZATION AND LIABILITIES           Page 7        Page 8      Page 9    Page 10     Combined       Entries     Consolidated
                                           ----------    ----------    -------   -------    -----------  ------------   ------------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. -
      common stock, $10 par value
      (55,263,659 shares outstanding) ....          -       552,636          -         -        552,636             -       552,636
    Subsidiaries - common stock ..........    459,850       264,765     23,217    16,975        764,807      (764,807)            -
    Additional paid in capital ...........  1,575,709       746,186     29,554    45,360      2,396,809    (1,653,592)      743,217
    Retained earnings ....................   (721,993)      728,224     18,746   (17,925)         7,052       252,205       259,257
    Unearned employee compensation .......          -        (1,459)         -         -         (1,459)            -        (1,459)
                                           ----------    ----------    -------   -------    -----------    ----------    ----------

  Total common stock equity ..............  1,313,566     2,290,352     71,517    44,410      3,719,845    (2,166,194)    1,553,651
                                           ----------    ----------    -------   -------    -----------    ----------    ----------

  Preferred stock ........................          -             -          -         -              -             -             -
  Long-term debt .........................        837     2,002,923          -         -      2,003,760             -     2,003,760
  Installment promissory notes payable ...    792,005       587,906     30,431         -      1,410,342    (1,410,342)            -
  Other intercompany notes and loans .....          -             -          -         -              -             -             -
                                           ----------    ----------    -------   -------    -----------    ----------    ----------

Total Capitalization .....................  2,106,408     4,881,181    101,948    44,410      7,133,947    (3,576,536)    3,557,411
                                           ----------    ----------    -------   -------    -----------    ----------    ----------

Current Liabilities
  Short-term debt ........................          -       250,000          -         -        250,000             -       250,000
  Debt obligations .......................         65           370        415         -            850             -           850
  Accounts and drafts payable ............     43,593       155,461    148,686       839        348,579             -       348,579
  Intercompany notes and loans -
    current maturities ...................     13,753             -          -         -         13,753       (13,753)            -
  Intercompany short-term loans ..........      7,143       287,927        799         -        295,869      (295,869)            -
  Intercompany accounts payable ..........     41,627        86,207     39,585       122        167,541      (167,541)            -
  Accrued taxes ..........................     87,400        99,461      1,350     1,452        189,663       (47,043)      142,620
  Accrued interest .......................      4,037        27,159        103       407         31,706       (16,862)       14,844
  Estimated rate refunds .................     95,902        18,055          -         -        113,957             -       113,957
  Estimated supplier obligations .........    115,076             -          -         -        115,076             -       115,076
  Overrecovered gas costs ................          -             -          -         -              -             -             -
  Transportation and
    exchange gas payable .................          -             -          -         -              -             -             -
  Deferred income taxes ..................      6,219        36,788          -         -         43,007       (43,007)            -
  Regulatory liabilities .................      8,955             -          -         -          8,955             -         8,955
  Other ..................................    261,330       182,753     22,710     1,140        467,933       (11,185)      456,748
                                           ----------    ----------    -------   -------    -----------    ----------    ----------
Total Current Liabilities ................    685,100     1,144,181    213,648     3,960      2,046,889      (595,260)    1,451,629
                                           ----------    ----------    -------   -------    -----------    ----------    ----------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ...............    392,457       158,732      5,807     4,594        561,590        (3,912)      557,678
  Investment tax credits .................      3,332        33,776          -         -         37,108             -        37,108
  Postretirement benefits other
    than pensions ........................     64,978        91,321     15,902       111        172,312             -       172,312
  Long-term regulatory liabilities .......     23,472        21,050          -         -         44,522             -        44,522
  Other ..................................    146,427        30,895      5,369        44        182,735         1,233       183,968
                                           ----------    ----------    -------   -------    -----------    ----------    ----------
Total Other Liabilities and
  Deferred Credits .......................    630,666       335,774     27,078     4,749        998,267        (2,679)      995,588
                                           ----------    ----------    -------   -------    -----------    ----------    ----------

TOTAL CAPITALIZATION AND LIABILITIES .....  3,422,174     6,361,136    342,674    53,119     10,179,103    (4,174,475)    6,004,628
                                           ==========    ==========    =======   =======    ===========    ==========    ==========

F-1 (7 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

              Consolidating Balance Sheet as of December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-1 Page 7
                                                               CNR          TCO          CGT      CLG(a)       CKY          Total
                                                             --------    ----------    -------   --------    --------    ----------
              CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding) .......          -             -          -          -           -             -
    Subsidiaries - common stock ..........................    134,476       241,784     59,780          4      23,806       459,850
    Additional paid in capital ...........................    141,993     1,270,289     22,669    140,584         174     1,575,709
    Retained earnings ....................................    (48,945)     (609,704)    21,276   (124,947)     40,327      (721,993)
    Unearned employee compensation .......................          -             -          -          -           -             -
                                                             --------    ----------    -------   --------    --------    ----------

  Total common stock equity ..............................    227,524       902,369    103,725     15,641      64,307     1,313,566
                                                             --------    ----------    -------   --------    --------    ----------

  Preferred stock ........................................          -             -          -          -           -             -
  Long-term debt .........................................          -           587          -          -         250           837
  Installment promissory notes payable ...................     39,850       643,000     59,630          -      49,525       792,005
  Other intercompany notes and loans .....................          -             -          -          -           -             -
                                                             --------    ----------    -------   --------    --------    ----------

Total Capitalization .....................................    267,374     1,545,956    163,355     15,641     114,082     2,106,408
                                                             --------    ----------    -------   --------    --------    ----------

Current Liabilities
  Short-term debt ........................................          -             -          -          -           -             -
  Debt obligations .......................................          -            29          -          -          36            65
  Accounts and drafts payable ............................      3,459        16,841      8,137          -      15,156        43,593
  Intercompany notes and loans - current maturities ......          -             -      8,784          -       4,969        13,753
  Intercompany short-term loans ..........................          -             -          -          -       7,143         7,143
  Intercompany accounts payable ..........................      2,377        14,654     16,446        106       8,044        41,627
  Accrued taxes ..........................................     13,121        64,824      8,735        896        (176)       87,400
  Accrued Interest .......................................      1,625         1,619         89        100         604         4,037
  Estimated rate refunds .................................          -        90,865      4,666          -         371        95,902
  Estimated supplier obligations .........................          -       115,076          -          -           -       115,076
  Overrecovered gas costs ................................          -             -          -          -           -             -
  Transportation and exchange gas payable ................          -             -          -          -           -             -
  Deferred income taxes ..................................          -             -          -          -       6,219         6,219
  Regulatory liabilities .................................          -         7,440      1,515          -           -         8,955
  Other ..................................................      9,858       204,638     34,580        554      11,700       261,330
                                                             --------    ----------    -------   --------    --------    ----------
Total Current Liabilities ................................     30,440       515,986     82,952      1,656      54,066       685,100
                                                             --------    ----------    -------   --------    --------    ----------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ...............................    118,247       230,503     40,417          -       3,290       392,457
  Investment tax credits .................................          -         1,113        273          -       1,946         3,332
  Postretirement benefits other than pensions ............      6,129        47,926      4,412      1,302       5,209        64,978
  Long-term regulatory liabilities .......................          -        19,211        153          -       4,108        23,472
  Other ..................................................      1,360       135,307      3,860         31       5,869       146,427
                                                             --------    ----------    -------   --------    --------    ----------
Total Other Liabilities and Deferred Credits .............    125,736       434,060     49,115      1,333      20,422       630,666
                                                             --------    ----------    -------   --------    --------    ----------

TOTAL CAPITALIZATION AND LIABILITIES .....................    423,550     2,496,002    295,422     18,630     188,570     3,422,174
                                                             ========    ==========    =======   ========    ========    ==========

(a) CLG includes one subsidiary as noted in Item 1. Consolidating financial statements of CLG are presented herewith in Item 10, Exhibits F-1C through F-6C.

F-1 (8 of 10)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                        Consolidating Balance Sheet as of December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                                         F-1 Page 8
                                                                 COH        CMD        CPA       COS           CG          Total
                                                              ---------   -------    -------   --------    ----------    ----------
                  CAPITALIZATION AND LIABILITIES

Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding) ........           -         -          -          -       552,636       552,636
    Subsidiaries - common stock ...........................     119,240    10,092     85,128     50,305             -       264,765
    Additional paid in capital ............................           -         -          -      2,969       743,217       746,186
    Retained earnings .....................................     271,329    11,808    124,437     61,393       259,257       728,224
    Unearned employee compensation ........................           -         -          -          -        (1,459)       (1,459)
                                                              ---------   -------    -------   --------    ----------    ----------

  Total common stock equity ...............................     390,569    21,900    209,565    114,667     1,553,651     2,290,352
                                                              ---------   -------    -------   --------    ----------    ----------

  Preferred stock .........................................           -         -          -          -             -             -
  Long-term debt ..........................................       1,107        57        428      1,275     2,000,056     2,002,923
  Installment promissory notes payable ....................     319,959    17,819    148,451    101,677             -       587,906
  Other intercompany notes and loans ......................           -         -          -          -             -             -
                                                              ---------   -------    -------   --------    ----------    ----------

Total Capitalization ......................................     711,635    39,776    358,444    217,619     3,553,707     4,881,181
                                                              ---------   -------    -------   --------    ----------    ----------

Current Liabilities
  Short-term debt .........................................           -         -          -          -       250,000       250,000
  Debt obligations ........................................          80        15         30        245             -           370
  Accounts and drafts payable .............................      95,037     3,080     38,905     16,414         2,025       155,461
  Intercompany notes and loans - current maturities .......           -         -          -          -             -             -
  Intercompany short-term loans ...........................     204,837     2,651     52,656     27,783             -       287,927
  Intercompany accounts payable ...........................      46,492     4,464     25,549      8,972           730        86,207
  Accrued taxes ...........................................      73,161      (909)     7,228     (2,086)       22,067        99,461
  Accrued Interest ........................................       2,446        11      1,055        248        23,399        27,159
  Estimated rate refunds ..................................      12,781       380      4,276        618             -        18,055
  Estimated supplier obligations ..........................           -         -          -          -             -             -
  Overrecovered gas costs .................................           -         -          -          -             -             -
  Transportation and exchange gas payable .................           -         -          -          -             -             -
  Deferred income taxes ...................................      23,475         -      8,723      4,590             -        36,788
  Regulatory liabilities ..................................           -         -          -          -             -             -
  Other ...................................................     116,187     3,345     36,195     11,861        15,165       182,753
                                                              ---------   -------    -------   --------    ----------    ----------
Total Current Liabilities .................................     574,496    13,037    174,617     68,645       313,386     1,144,181
                                                              ---------   -------    -------   --------    ----------    ----------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ................................      74,469     2,159     64,623     14,167         3,314       158,732
  Investment tax credits ..................................      20,005     1,060      9,747      2,964             -        33,776
  Postretirement benefits other than pensions .............      58,143     1,783     19,201      4,063         8,131        91,321
  Long-term regulatory liabilities ........................      10,772     1,825      6,913      1,540             -        21,050
  Other ...................................................      15,410       616      5,594      5,294         3,981        30,895
                                                              ---------   -------    -------   --------    ----------    ----------
Total Other Liabilities and Deferred Credits ..............     178,799     7,443    106,078     28,028        15,426       335,774
                                                              ---------   -------    -------   --------    ----------    ----------

TOTAL CAPITALIZATION AND LIABILITIES ......................   1,464,930    60,256    639,139    314,292     3,882,519     6,361,136
                                                              =========   =======    =======   ========    ==========    ==========

F-1 (9 of 10)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                        Consolidating Balance Sheet as of December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                                          F-1 Page 9
                                                                      CS        CIC       CES(a)      CPC         CPI       Total
                                                                   --------   --------   --------   --------    --------  ---------
                  CAPITALIZATION AND LIABILITIES

Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding) .............          -          -          -          -           -          -
    Subsidiaries - common stock ................................     13,000        120      4,197      3,900       2,000     23,217
    Additional paid in capital .................................          -        880     26,336      1,940         398     29,554
    Retained earnings ..........................................        173         89     10,794     (1,356)      9,046     18,746
    Unearned employee compensation .............................          -          -          -          -           -          -
                                                                   --------   --------   --------   --------    --------   --------

  Total common stock equity ....................................     13,173      1,089     41,327      4,484      11,444     71,517
                                                                   --------   --------   --------   --------    --------   --------

  Preferred stock ..............................................          -          -          -          -           -          -
  Long-term debt ...............................................          -          -          -          -           -          -
  Installment promissory notes payable .........................     16,043          -          -      2,008      12,380     30,431
  Other intercompany notes and loans ...........................          -          -          -          -           -          -
                                                                   --------   --------   --------   --------    --------   --------

Total Capitalization ...........................................     29,216      1,089     41,327      6,492      23,824    101,948
                                                                   --------   --------   --------   --------    --------   --------

Current Liabilities
  Short-term debt ..............................................          -          -          -          -           -          -
  Debt obligations .............................................          -          -          -          -         415        415
  Accounts and drafts payable ..................................     11,395         23    124,859        680      11,729    148,686
  Intercompany notes and loans - current maturities ............          -          -          -          -           -          -
  Intercompany short-term loans ................................          -          -          -        774          25        799
  Intercompany accounts payable ................................      4,157          6     34,500        341         581     39,585
  Accrued taxes ................................................         41        181        985        419        (276)     1,350
  Accrued interest .............................................         69          -          8         26           -        103
  Estimated rate refunds .......................................          -          -          -          -           -          -
  Estimated supplier obligations ...............................          -          -          -          -           -          -
  Overrecovered gas costs ......................................          -          -          -          -           -          -
  Transportation and exchange gas payable ......................          -          -          -          -           -          -
  Deferred income taxes ........................................          -          -          -          -           -          -
  Regulatory liabilities .......................................          -          -          -          -           -          -
  Other ........................................................     13,650      2,299      2,266        208       4,287     22,710
                                                                   --------   --------   --------   --------    --------   --------
Total Current Liabilities ......................................     29,312      2,509    162,618      2,448      16,761    213,648
                                                                   --------   --------   --------   --------    --------   --------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent .....................................         93          -        875      1,827       3,012      5,807
  Investment tax credits .......................................          -          -          -          -           -          -
  Postretirement benefits other than pensions ..................      8,655          -        104      1,135       6,008     15,902
  Long-term regulatory liabilities .............................          -          -          -          -           -          -
  Other ........................................................      1,846      2,122        820        108         473      5,369
                                                                   --------   --------   --------   --------    --------   --------
Total Other Liabilities and Deferred Credits ...................     10,594      2,122      1,799      3,070       9,493     27,078
                                                                   --------   --------   --------   --------    --------   --------

TOTAL CAPITALIZATION AND LIABILITIES ...........................     69,122      5,720    205,744     12,010      50,078    342,674
                                                                   ========   ========   ========   ========    ========   ========

(a) CES includes two subsidiaries as noted in Item 1. Consolidating financial statements of CES are presented herewith in Item 10, Exhibits F-1D through F-6D

F-1 (10 of 10)

                                       THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                     Consolidating Balance Sheet as of December 31, 1996
                                  (Not Covered by Report of Independent Public Accountants)
                                                        ($ Thousands)

                                                                                                                F-1 Page 10
                                                                     TVC (a)    TCC (a)      CAT      CNS (a)      Total
                                                                    --------    -------    -------    -------   -----------
                  CAPITALIZATION AND LIABILITIES

Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding) ..............          -          -          -          -            -
    Subsidiaries - common stock .................................     15,293      1,000         82        600       16,975
    Additional paid in capital ..................................     42,802      1,075      1,483          -       45,360
    Retained earnings ...........................................    (16,542)      (428)      (908)       (47)     (17,925)
    Unearned employee compensation ..............................          -          -          -          -            -
                                                                    --------    -------    -------    -------    ---------

  Total common stock equity .....................................     41,553      1,647        657        553       44,410
                                                                    --------    -------    -------    -------    ---------

  Preferred stock ...............................................          -          -          -          -            -
  Long-term debt ................................................          -          -          -          -            -
  Installment promissory notes payable ..........................          -          -          -          -            -
  Other intercompany notes and loans ............................          -          -          -          -            -
                                                                    --------    -------    -------    -------    ---------

Total Capitalization ............................................     41,553      1,647        657        553       44,410
                                                                    --------    -------    -------    -------    ---------

Current Liabilities
  Short-term debt ...............................................          -          -          -          -            -
  Debt obligations ..............................................          -          -          -          -            -
  Accounts and drafts payable ...................................        814          -          -         25          839
  Intercompany notes and loans - current maturities .............          -          -          -          -            -
  Intercompany short-term loans .................................          -          -          -          -            -
  Intercompany accounts payable .................................         86          1          -         35          122
  Accrued taxes .................................................      1,493        (43)         1          1        1,452
  Accrued interest ..............................................        402          -          5          -          407
  Estimated rate refunds ........................................          -          -          -          -            -
  Estimated supplier obligations ................................          -          -          -          -            -
  Overrecovered gas costs .......................................          -          -          -          -            -
  Transportation and exchange gas payable .......................          -          -          -          -            -
  Deferred income taxes .........................................          -          -          -          -            -
  Regulatory liabilities ........................................          -          -          -          -            -
  Other .........................................................      1,132          -          -          8        1,140
                                                                    --------    -------    -------    -------    ---------
Total Current Liabilities .......................................      3,927        (42)         6         69        3,960
                                                                    --------    -------    -------    -------    ---------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ......................................      4,594          -          -          -        4,594
  Investment tax credits ........................................          -          -          -          -            -
  Postretirement benefits other than pensions ...................        111          -          -          -          111
  Long-term regulatory liabilities ..............................          -          -          -          -            -
  Other .........................................................         36          -          -          8           44
                                                                    --------    -------    -------    -------    ---------
Total Other Liabilities and Deferred Credits ....................      4,741          -          -          8        4,749
                                                                    --------    -------    -------    -------    ---------

TOTAL CAPITALIZATION AND LIABILITIES ............................     50,221      1,605        663        630       53,119
                                                                    ========    =======    =======    =======    =========

(a) TVC includes twelve subsidiaries and both TCC and CNS include one subsidiary as noted in Item 1. Consolidating financial statements of TVC, TCC and CNS are presented herewith in Item 10, Exhibits F-1A through F-6A, F-1B through F-6B and F-1E through F-6E, respectively.

F-1A (1 of 6)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                               F-1A           F-1A                      Consolidating        TVC
                                                              Page 2         Page 3       Combined         Entries      Consolidated
                                                              ------         ------       --------         -------      ------------
                              ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....              -              -              -               -               -
  Accumulated depreciation and depletion ............              -              -              -               -               -
                                                              ------         ------         ------         -------          ------
  Net Gas Utility and Other Plant ...................              -              -              -               -               -
                                                              ------         ------         ------         -------          ------
  Gas and oil producing properties, full cost method               -              -              -               -               -
  Accumulated depletion .............................              -              -              -               -               -
                                                              ------         ------         ------         -------          ------
  Net Gas and Oil Producing Properties ..............              -              -              -               -               -
                                                              ------         ------         ------         -------          ------
Net Property, Plant, and Equipment ..................              -              -              -               -               -
                                                              ------         ------         ------         -------          ------

Investments and Other Assets
  Accounts receivable - noncurrent ..................              -              -              -               -               -
  Unconsolidated affiliates .........................         16,250         12,850         29,100               -          29,100
  Assets held for sale ..............................              -              -              -               -               -
  Other .............................................              -              -              -               -               -
                                                              ------         ------         ------         -------          ------
Total Investments and Other Assets ..................         16,250         12,850         29,100               -          29,100

Investments in Subsidiaries
  Capital stock .....................................         18,680              -         18,680         (18,680)              -
  Equity in undistributed earnings of
   subsidiaries .....................................          4,989              -          4,989          (4,989)              -
  Notes receivable ..................................            804              -            804            (804)              -
  Other investments .................................              -              -              -               -               -
  Other receivables - TCO ...........................              -              -              -               -               -
                                                              ------         ------         ------         -------          ------
Total Investments in Subsidiaries ...................         24,473              -         24,473         (24,473)              -
                                                              ------         ------         ------         -------          ------

Current Assets
  Cash and temporary cash investments ...............          1,331             40          1,371               -           1,371
  Accounts receivable, net
    Customers .......................................              -              -              -               -               -
    Intercompany ....................................         17,154            926         18,080               -          18,080
    Other ...........................................            907             14            921               -             921
  Income tax refunds ................................              -              -              -               -               -
  Gas inventory .....................................              -              -              -               -               -
  Other inventories, at average cost ................              -              -              -               -               -
  Prepayments .......................................             31              -             31               -              31
  Other .............................................            114             37            151               -             151
                                                              ------         ------         ------         -------          ------
Total Current Assets ................................         19,537          1,017         20,554               -          20,554
                                                              ------         ------         ------         -------          ------
Deferred Charges ....................................            567              -            567               -             567
                                                              ------         ------         ------         -------          ------
TOTAL ASSETS ........................................         60,827         13,867         74,694         (24,473)         50,221
                                                              ======         ======         ======         =======          ======

F-1A (2 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                        F-1A Page 2
                                                         BGC      BLC      GGC    GLC       PGC       PLC        TVC       Total
                                                        -----    -----    ----    ----    ------     ------     ------    ------
                              ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ....        -        -       -       -         -          -          -         -
  Accumulated depreciation and depletion ...........        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

  Net Gas Utility and Other Plant ..................        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

  Gas and oil producing properties, full cost method        -        -       -       -         -          -          -         -
  Accumulated depletion ............................        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

  Net Gas and Oil Producing Properties .............        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Net Property, Plant, and Equipment .................        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Investments and Other Assets
  Accounts receivable - noncurrent .................        -        -       -       -         -          -          -         -
  Unconsolidated affiliates ........................    1,772    4,133       -       -     3,104      7,241          -    16,250
  Assets held for sale .............................        -        -       -       -         -          -          -         -
  Other ............................................        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Total Investments and Other Assets .................    1,772    4,133       -       -     3,104      7,241          -    16,250
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Investments in Subsidiaries
  Capital stock ....................................        -        -       -       -         -          -     18,680    18,680
  Equity in undistributed earnings of
   subsidiaries ....................................        -        -       -       -         -          -      4,989     4,989
  Notes receivable .................................        -        -       -       -         -          -        804       804
  Other investments ................................        -        -       -       -         -          -          -         -
  Other receivables - TCO ..........................        -        -       -       -         -          -          -         -
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Total Investments in Subsidiaries ..................        -        -       -       -         -          -     24,473    24,473
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Current Assets
  Cash and temporary cash investments ..............        1        5       -       -         1          4      1,320     1,331
  Accounts receivable, net
    Customers ......................................        -        -       -       -         -          -          -         -
    Intercompany ...................................       25       69       -       -       319        793     15,948    17,154
    Other ..........................................        2        3       -       -         2          5        895       907
  Income tax refund ................................        -        -       -       -         -          -          -         -
  Gas inventory ....................................        -        -       -       -         -          -          -         -
  Other inventories, at average cost ...............        -        -       -       -         -          -          -         -
  Prepayments ......................................        -        -       -       -         -          -         31        31
  Other ............................................        -        -       -       -        (1)        (1)       116       114
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Total Current Assets ...............................       28       77       -       -       321        801     18,310    19,537
                                                        -----    -----    ----    ----    ------     ------     ------    ------

Deferred Charges ...................................        -        -       -       -         -          -        567       567
                                                        -----    -----    ----    ----    ------     ------     ------    ------
TOTAL ASSETS .......................................    1,800    4,210       -       -     3,425      8,042     43,350    60,827
                                                        =====    =====    ====    ====    ======     ======     ======    ======

F-1A (3 of 6)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                        F-1A Page 3
                                                           VGC       VLC          RL         FC       TVC9      TVC10     Total
                                                           ---      ------       -----      ----      ----      ----      ------
                              ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....        -           -           -         -         -         -           -
  Accumulated depreciation and depletion ............        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------
  Net Gas Utility and Other Plant ...................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

  Gas and oil producing properties, full cost method         -           -           -         -         -         -           -
  Accumulated depletion .............................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

  Net Gas and Oil Producing Properties ..............        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

Net Property, Plant, and Equipment ..................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

Investments and Other Assets
  Accounts receivable - noncurrent ..................        -           -           -         -         -         -           -
  Unconsolidated affiliates .........................      645       5,803       6,402         -         -         -      12,850
  Assets held for sale ..............................        -           -           -         -         -         -           -
  Other .............................................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

Total Investments and Other Assets ..................      645       5,803       6,402         -         -         -      12,850
                                                           ---      ------       -----      ----      ----      ----      ------

Investments in Subsidiaries
  Capital stock .....................................        -           -           -         -         -         -           -
  Equity in undistributed earnings of
   subsidiaries .....................................        -           -           -         -         -         -           -
  Notes receivable ..................................        -           -           -         -         -         -           -
  Other investments .................................        -           -           -         -         -         -           -
  Other receivables - TCO ...........................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

Total Investments in Subsidiaries ...................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

Current Assets
  Cash and temporary cash investments ...............        -           4          36         -         -         -          40
  Accounts receivable, net
    Customers .......................................        -           -           -         -         -         -           -
    Intercompany ....................................       59         343         524         -         -         -         926
    Other ...........................................        1          10           3         -         -         -          14
  Income tax refunds ................................        -           -           -         -         -         -           -
  Gas inventory .....................................        -           -           -         -         -         -           -
  Other inventories, at average cost ................        -           -           -         -         -         -           -
  Prepayments .......................................        -           -           -         -         -         -           -
  Other .............................................        -          (4)         41         -         -         -          37
                                                           ---      ------       -----      ----      ----      ----      ------

Total Current Assets ................................       60         353         604         -         -         -       1,017
                                                           ---      ------       -----      ----      ----      ----      ------

Deferred Charges ....................................        -           -           -         -         -         -           -
                                                           ---      ------       -----      ----      ----      ----      ------

TOTAL ASSETS ........................................      705       6,156       7,006         -         -         -      13,867
                                                           ===      ======       =====      ====      ====      ====      ======

F-1A (4 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                            F-1A            F-1A                     Consolidating         TVC
              CAPITALIZATION AND LIABILITIES               Page 5          Page 6       Combined         Entries       Consolidated
                                                           -------         ------       --------         -------       -----------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)               -              -              -               -               -
    Subsidiaries - common stock ...................         15,460            203         15,663            (370)         15,293
    Additional paid in capital ....................         53,499          7,613         61,112         (18,310)         42,802
    Retained earnings .............................        (12,586)         1,033        (11,553)         (4,989)        (16,542)
    Unearned employee compensation ................              -              -              -               -               -
                                                           -------         ------        -------         -------         -------
  Total common stock equity .......................         56,373          8,849         65,222         (23,669)         41,553

  Long-term debt ..................................              -              -              -               -               -
  Installment promissory notes payable ............              -              -              -               -               -
  Other intercompany notes and loans ..............              -              -              -               -               -
                                                           -------         ------        -------         -------         -------

Total Capitalization ..............................         56,373          8,849         65,222         (23,669)         41,553
                                                           -------         ------        -------         -------         -------

Current Liabilities
  Debt obligations ................................              -              -              -               -               -
  Accounts and drafts payable .....................            814              -            814               -             814
  Intercompany notes and loans - current maturities              -              -              -               -               -
  Intercompany short-term loans ...................              -            804            804            (804)              -
  Intercompany accounts payable ...................             86              -             86               -              86
  Accrued taxes ...................................          1,432             61          1,493               -           1,493
  Accrued interest ................................            279            123            402               -             402
  Estimated rate refunds ..........................              -              -              -               -               -
  Estimated supplier obligations ..................              -              -              -               -               -
  Transportation and exchange gas payable .........              -              -              -               -               -
  Deferred income taxes ...........................              -              -              -               -               -
  Other ...........................................          1,132              -          1,132               -           1,132
                                                           -------         ------        -------         -------         -------
Total Current Liabilities .........................          3,743            988          4,731            (804)          3,927
                                                           -------         ------        -------         -------         -------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................            564          4,030          4,594               -           4,594
  Investment tax credits ..........................              -              -              -               -               -
  Postretirement benefits other than pensions .....            111              -            111               -             111
  Other ...........................................             36              -             36               -              36
                                                           -------         ------        -------         -------         -------
Total Other Liabilities and Deferred Credits ......            711          4,030          4,741               -           4,741
                                                           -------         ------        -------         -------         -------

TOTAL CAPITALIZATION AND LIABILITIES ..............         60,827         13,867         74,694         (24,473)         50,221
                                                           =======         ======        =======         =======         =======

F-1A (5 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-1A Page 5
           CAPITALIZATION AND LIABILITIES              BGC       BLC      GGC      GLC       PGC        PLC        TVC       Total
                                                      ------    ------    ----    ------    ------    -------    -------    -------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)         -         -       -         -         -          -          -          -
    Subsidiaries - common stock ...................        3         3      10        75        75          1     15,293     15,460
    Additional paid in capital ....................    1,747     3,998      97     4,855         -         --     42,802     53,499
    Retained earnings .............................      (82)     (264)   (107)   (4,930)    2,700      6,639    (16,542)   (12,586)
    Unearned employee compensation ................        -         -       -         -         -          -          -          -
                                                      ------    ------    ----    ------    ------    -------    -------    -------

  Total common stock equity .......................    1,668     3,737       -         -     2,775      6,640     41,553     56,373

  Long-term debt ..................................        -         -       -         -         -          -          -          -
  Installment promissory notes payable ............        -         -       -         -         -          -          -          -
  Other intercompany notes and loans ..............        -         -       -         -         -          -          -          -
                                                      ------    ------    ----    ------    ------    -------    -------    -------

Total Capitalization ..............................    1,668     3,737       -         -     2,775      6,640     41,553     56,373
                                                      ------    ------    ----    ------    ------    -------    -------    -------

Current Liabilities
  Debt obligations ................................        -         -       -         -         -          -          -          -
  Accounts and drafts payable .....................        -         -       -         -         -          -        814        814
  Intercompany notes and loans - current maturities        -         -       -         -         -          -          -          -
  Intercompany short-term loans ...................        -         -       -         -         -          -          -          -
  Intercompany accounts payable ...................        -         -       -         -         -          -         86         86
  Accrued taxes ...................................      (24)      (56)      -         -       (35)       (87)     1,634      1,432
  Accrued interest ................................        -         -       -         -         -          -        279        279
  Estimated rate refunds ..........................        -         -       -         -         -          -          -          -
  Estimated supplier obligations ..................        -         -       -         -         -          -          -          -
  Transportation and exchange gas payable .........        -         -       -         -         -          -          -          -
  Deferred income taxes ...........................        -         -       -         -         -          -          -          -
  Other ...........................................        -         -       -         -         -          -      1,132      1,132
                                                      ------    ------    ----    ------    ------    -------    -------    -------
Total Current Liabilities .........................      (24)      (56)      -         -       (35)       (87)     3,945      3,743
                                                      ------    ------    ----    ------    ------    -------    -------    -------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................      156       529       -         -       685      1,489     (2,295)       564
  Investment tax credits ..........................        -         -       -         -         -          -          -          -
  Postretirement benefits other than pensions .....        -         -       -         -         -          -        111        111
  Other ...........................................        -         -       -         -         -          -         36         36
                                                      ------    ------    ----    ------    ------    -------    -------    -------
Total Other Liabilities and Deferred Credits ......      156       529       -         -       685      1,489     (2,148)       711
                                                      ------    ------    ----    ------    ------    -------    -------    -------


TOTAL CAPITALIZATION AND LIABILITIES ..............    1,800     4,210       -         -     3,425      8,042     43,350     60,827
                                                      ======    ======    ====    ======    ======    =======    =======    =======

F-1A (6 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                        F-1A Page 6
                  CAPITALIZATION AND LIABILITIES          VGC         VLC          RL        FC        TVC9      TVC10      Total
                                                         ----       ------       -----      ----       ----      ----      ------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)          -            -           -         -          -         -           -
    Subsidiaries - common stock ...................        68           60           -        75          -         -         203
    Additional paid in capital ....................       725        6,001           -       887          -         -       7,613
    Retained earnings .............................      (103)         (31)      2,129      (962)         -         -       1,033
    Unearned employee compensation ................         -            -           -         -          -         -           -
                                                         ----       ------       -----      ----       ----      ----      ------

  Total common stock equity .......................       690        6,030       2,129         -          -         -       8,849

  Long-term debt ..................................         -            -           -         -          -         -           -
  Installment promissory notes payable ............         -            -           -         -          -         -           -
  Other intercompany notes and loans ..............         -            -           -         -          -         -           -
                                                         ----       ------       -----      ----       ----      ----      ------

Total Capitalization ..............................       690        6,030       2,129         -          -         -       8,849
                                                         ----       ------       -----      ----       ----      ----      ------

Current Liabilities
  Debt obligations ................................         -            -           -         -          -         -           -
  Accounts and drafts payable .....................         -            -           -         -          -         -           -
  Intercompany notes and loans - current maturities         -            -           -         -          -         -           -
  Intercompany short-term loans ...................         -            -         804         -          -         -         804
  Intercompany accounts payable ...................         -            -           -         -          -         -           -
  Accrued taxes ...................................       (23)        (211)        295         -          -         -          61
  Accrued interest ................................         -            -         123         -          -         -         123
  Estimated rate refunds ..........................         -            -           -         -          -         -           -
  Estimated supplier obligations ..................         -            -           -         -          -         -           -
  Transportation and exchange gas payable .........         -            -           -         -          -         -           -
  Deferred income taxes ...........................         -            -           -         -          -         -           -
  Other ...........................................         -            -           -         -          -         -           -
                                                         ----       ------       -----      ----       ----      ----      ------
Total Current Liabilities .........................       (23)        (211)      1,222         -          -         -         988
                                                         ----       ------       -----      ----       ----      ----      ------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................        38          337       3,655         -          -         -       4,030
  Investment tax credits ..........................         -            -           -         -          -         -           -
  Postretirement benefits other than pensions .....         -            -           -         -          -         -           -
  Other ...........................................         -            -           -         -          -         -           -
                                                         ----       ------       -----      ----       ----      ----      ------
Total Other Liabilities and Deferred Credits ......        38          337       3,655         -          -         -       4,030
                                                         ----       ------       -----      ----       ----      ----      ------


TOTAL CAPITALIZATION AND LIABILITIES ..............       705        6,156       7,006         -          -         -      13,867
                                                         ====       ======       =====      ====       ====      ====      ======

F-1B (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                                                                            dating          TCC
                              ASSETS                           TGT           TCC           Combined         Entries    Consolidated
                                                              -----         ------         --------         -------    ------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....             -              -               -               -              -
  Accumulated depreciation and depletion ............             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

  Net Gas Utility and Other Plant ...................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

  Gas and oil producing properties, full cost method              -              -               -               -              -
  Accumulated depletion .............................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

  Net Gas and Oil Producing Properties ..............             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

Net Property, Plant, and Equipment ..................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

Investments and Other Assets
  Accounts receivable - noncurrent ..................             -              -               -               -              -
  Unconsolidated affiliates .........................         1,477              -           1,477               -          1,477
  Assets held for sale ..............................             -              -               -               -              -
  Other .............................................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

Total Investments and Other Assets ..................         1,477              -           1,477               -          1,477
                                                              -----         ------          ------          ------          -----

Investments in Subsidiaries
  Capital stock .....................................             -          2,000           2,000          (2,000)             -
  Equity in undistributed earnings of
   subsidiaries .....................................             -           (412)           (412)            412              -
  Notes receivable ..................................             -            (50)            (50)             50              -
  Other investments .................................             -              -               -               -              -
  Other receivables - TCO ...........................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

Total Investments in Subsidiaries ...................             -          1,538           1,538          (1,538)             -
                                                              -----         ------          ------          ------          -----

Current Assets
  Cash and temporary cash investments ...............             -              7               7               -              7
  Accounts receivable, net
    Customers .......................................             -              -               -               -              -
    Intercompany ....................................             -            101             101               -            101
    Other ...........................................             -              -               -               -              -
  Income tax refunds ................................             -              -               -               -              -
  Gas inventory .....................................             -              -               -               -              -
  Other inventories, at average cost ................             -              -               -               -              -
  Prepayments .......................................             -              -               -               -              -
  Regulatory assets .................................             -              -               -               -              -
  Other .............................................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

Total Current Assets ................................             -            108             108               -            108
                                                              -----         ------          ------          ------          -----

Deferred Charges ....................................            20              -              20               -             20
                                                                                                                            -----
Long-term Regulatory Assets .........................             -              -               -               -              -
                                                              -----         ------          ------          ------          -----

TOTAL ASSETS ........................................         1,497          1,646           3,143          (1,538)         1,605
                                                              =====         ======          ======          ======          =====

F-1B (2 of 2)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                             Tristar Capital Corporation and Subsidiary
                                        Consolidating Balance Sheet as of December 31, 1996
                                     (Not covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                           Consoli-
                                                                                                            dating           TCC
                  CAPITALIZATION AND LIABILITIES             TGT             TCC           Combined         Entries    Consolidated
                                                            ------          ------         --------         ------     -----------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)               -               -               -               -               -
    Subsidiaries - common stock ...................          1,000           1,000           2,000          (1,000)          1,000
    Additional paid in capital ....................          1,000           1,075           2,075          (1,000)          1,075
    Retained earnings .............................           (412)           (428)           (840)            412            (428)
    Unearned employee compensation ................              -               -               -               -               -
                                                            ------          ------          ------          ------          ------

  Total common stock equity .......................          1,588           1,647           3,235          (1,588)          1,647
  Long-term debt ..................................              -               -               -               -               -
  Installment promissory notes payable ............              -               -               -               -               -
  Other intercompany notes and loans ..............            (52)              -             (52)             52               -
                                                            ------          ------          ------          ------          ------

Total Capitalization ..............................          1,536           1,647           3,183          (1,536)          1,647
                                                            ------          ------          ------          ------          ------

Current Liabilities
  Debt obligations ................................              -               -               -               -               -
  Accounts and drafts payable .....................              -               -               -               -               -
  Intercompany notes and loans - current maturities              -               -               -               -               -
  Intercompany short-term loans ...................              -               -               -               -               -
  Intercompany accounts payable ...................              2               1               3              (2)              1
  Accrued taxes ...................................            (41)             (2)            (43)              -             (43)
  Accrued interest ................................              -               -               -               -               -
  Estimated rate refunds ..........................              -               -               -               -               -
  Estimated supplier obligations ..................              -               -               -               -               -
  Transportation and exchange gas payable .........              -               -               -               -               -
  Deferred income taxes ...........................              -               -               -               -               -
  Regulatory liabilities ..........................              -               -               -               -               -
  Other ...........................................              -               -               -               -               -
                                                            ------          ------          ------          ------          ------

Total Current Liabilities .........................            (39)             (1)            (40)             (2)            (42)
                                                            ------          ------          ------          ------          ------

Other Liabilities and Deferred Credits
  Deferred income taxes- Noncurrent ...............              -               -               -               -               -
  Income taxes, noncurrent ........................              -               -               -               -               -
  Investment tax credits ..........................              -               -               -               -               -
  Postretirement benefits other than pensions .....              -               -               -               -               -
  Long-term regulatory liabilities ................              -               -               -               -               -
  Other ...........................................              -               -               -               -               -
                                                            ------          ------          ------          ------          ------

Total Other Liabilities and Deferred Credits ......              -               -               -               -               -
                                                            ------          ------          ------          ------          ------

TOTAL CAPITALIZATION AND LIABILITIES ..............          1,497           1,646           3,143          (1,538)          1,605
                                                            ======          ======          ======          ======          ======

F-1C (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                                                                             dating            CLG
                             ASSETS                            CLNG            CLG           Combined        Entries   Consolidated
                                                               ----           ------         --------        -------   ------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....             -                -               -             -                -
  Accumulated depreciation and depletion ............             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

  Net Gas Utility and Other Plant ...................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

  Gas and oil producing properties, full cost method              -                -               -             -                -
  Accumulated depletion .............................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

  Net Gas and Oil Producing Properties ..............             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

Net Property, Plant, and Equipment ..................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

Investments and Other Assets
  Accounts receivable - noncurrent ..................             -                -               -             -                -
  Unconsolidated affiliates .........................           134           12,744          12,878          (171)          12,707
  Assets held for sale ..............................             -                -               -             -                -
  Other .............................................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

Total Investments and Other Assets ..................           134           12,744          12,878          (171)          12,707
                                                               ----           ------          ------          ----           ------

Investments in Subsidiaries
  Capital stock .....................................             -                -               -             -                -
  Equity in undistributed earnings of
   subsidiaries .....................................             -                -               -             -                -
  Notes receivable ..................................             -                -               -             -                -
  Other investments .................................             -                -               -             -                -
  Other receivables - TCO ...........................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

Total Investments in Subsidiaries ...................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

Current Assets
  Cash and temporary cash investments ...............            17              319             336             -              336
  Accounts receivable, net
    Customers .......................................             -                -               -             -                -
    Intercompany ....................................             -            4,233           4,233             -            4,233
    Other ...........................................            35              448             483           (35)             448
  Income tax refunds ................................             -                -               -             -                -
  Gas inventory .....................................             -                -               -             -                -
  Other inventories, at average cost ................             -                -               -             -                -
  Prepayments .......................................             -                5               5             -                5
  Regulatory assets .................................             -                -               -             -                -
  Other .............................................             -               74              74             -               74
                                                               ----           ------          ------          ----           ------

Total Current Assets ................................            52            5,079           5,131           (35)           5,096
                                                               ----           ------          ------          ----           ------

Deferred Charges ....................................            (1)             828             827             -              827
Long-term Regulatory Assets .........................             -                -               -             -                -
                                                               ----           ------          ------          ----           ------

TOTAL ASSETS ........................................           185           18,651          18,836          (206)          18,630
                                                               ====           ======          ======          ====           ======

F-1C (2 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                          Consoli-
                                                                                                           dating              CLG
                 CAPITALIZATION AND LIABILITIES             CLNG           CLG            Combined         Entries     Consolidated
                                                            ----        --------          --------          ----       ------------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)            -                -                 -             -                 -
    Subsidiaries - common stock ...................           -                4                 4             -                 4
    Additional paid in capital ....................         155          140,584           140,739          (155)          140,584
    Retained earnings .............................          16         (124,947)         (124,931)          (16)         (124,947)
    Unearned employee compensation ................           -                -                 -             -                 -
                                                            ---         --------          --------          ----          --------

  Total common stock equity .......................         171           15,641            15,812          (171)           15,641
  Long-term debt ..................................           -                -                 -             -                 -
  Installment promissory notes payable ............           -                -                 -             -                 -
  Other intercompany notes and loans ..............           -                -                 -             -                 -
                                                            ---         --------          --------          ----          --------

Total Capitalization ..............................         171           15,641            15,812          (171)           15,641
                                                            ---         --------          --------          ----          --------

Current Liabilities
  Debt obligations ................................           -                -                 -             -                 -
  Accounts and drafts payable .....................           -               35                35           (35)                -
  Intercompany notes and loans - current maturities           -                -                 -             -                 -
  Intercompany short-term loans ...................           -                -                 -             -                 -
  Intercompany accounts payable ...................           -              106               106             -               106
  Accrued taxes ...................................          14              882               896             -               896
  Accrued interest ................................           -              100               100             -               100
  Estimated rate refunds ..........................           -                -                 -             -                 -
  Estimated supplier obligations ..................           -                -                 -             -                 -
  Transportation and exchange gas payable .........           -                -                 -             -                 -
  Deferred income taxes ...........................           -                -                 -             -                 -
  Regulatory liabilities ..........................           -                -                 -             -                 -
  Other ...........................................           -              554               554             -               554
                                                            ---         --------          --------          ----          --------

Total Current Liabilities .........................          14            1,677             1,691           (35)            1,656
                                                            ---         --------          --------          ----          --------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................           -                -                 -             -                 -
  Investment tax credits ..........................           -                -                 -             -                 -
  Postretirement benefits other than pensions .....           -            1,302             1,302             -             1,302
  Long-term regulatory liabilities ................           -                -                 -             -                 -
  Other ...........................................           -               31                31             -                31
                                                            ---         --------          --------          ----          --------

Total Other Liabilities and Deferred Credits ......           -            1,333             1,333             -             1,333
                                                            ---         --------          --------          ----          --------


TOTAL CAPITALIZATION AND LIABILITIES ..............         185           18,651            18,836          (206)           18,630
                                                            ===         ========          ========          ====          ========

F-1D (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                                                                             dating             CES
                              ASSETS                       CEM         CSP        CES         Combined      Entries    Consolidated
                                                         -------      ----      --------      --------      -------    ------------
 Property, Plant and Equipment
   Gas utility and other plant, at original cost .....         -       343         1,807         2,150            -         2,150
   Accumulated depreciation and depletion ............         -       (22)         (569)         (591)           -          (591)
                                                         -------      ----      --------      --------      -------      --------
   Net Gas Utility and Other Plant ...................         -       321         1,238         1,559            -         1,559
                                                         -------      ----      --------      --------      -------      --------

   Gas and oil producing properties, full cost method          -         -             -             -            -             -
   Accumulated depletion .............................         -         -             -             -            -             -
                                                         -------      ----      --------      --------      -------      --------
   Net Gas and Oil Producing Properties ..............         -         -             -             -            -             -
                                                         -------      ----      --------      --------      -------      --------

 Net Property, Plant, and Equipment ..................         -       321         1,238         1,559            -         1,559
                                                         -------      ----      --------      --------      -------      --------

 Investments and Other Assets
   Accounts receivable - noncurrent ..................         -         -             -             -            -             -
   Unconsolidated affiliates .........................         -         -             -             -            -             -
   Assets held for sale ..............................         -         -             -             -            -             -
   Other .............................................         -         -             -             -            -             -
                                                         -------      ----      --------      --------      -------      --------
 Total Investments and Other Assets ..................         -         -             -             -            -             -
                                                         -------      ----      --------      --------      -------      --------

 Investments in Subsidiaries
   Capital stock .....................................         -         -         2,010         2,010       (2,010)            -
   Equity in undistributed earnings of
    subsidiaries .....................................         -         -          (732)         (732)         732             -
   Notes receivable ..................................         -         -             -             -            -             -
   Other investments .................................         -         -             -             -            -             -
   Other receivables - TCO ...........................         -         -             -             -            -             -
                                                         -------      ----      --------      --------      -------      --------
 Total Investments in Subsidiaries ...................         -         -         1,278         1,278       (1,278)            -
                                                         -------      ----      --------      --------      -------      --------

 Current Assets
   Cash and temporary cash investments ...............       272         7             8           287            -           287
   Accounts receivable, net
     Customers .......................................       (30)       92       157,042       157,104            -       157,104
     Intercompany ....................................    28,621       167        17,091        45,879      (19,138)       26,741
     Other ...........................................         -         -           492           492            -           492
   Income tax refunds ................................         -         -             -             -            -             -
   Gas inventory .....................................         -         -             -             -            -             -
   Other inventories, at average cost ................         -         -             -             -            -             -
   Prepayments .......................................         -         -        19,013        19,013            -        19,013
   Regulatory assets .................................         -         -             -             -            -             -
   Exchange gas receivable ...........................         -         -             -             -            -             -
   Other .............................................         -         -           373           373            -           373
                                                         -------      ----      --------      --------      -------      --------
 Total Current Assets ................................    28,863       266       194,019       223,148      (19,138)      204,010
                                                         -------      ----      --------      --------      -------      --------

 Deferred Charges ....................................         -         -           175           175            -           175
 Long-term Regulatory Assets .........................         -         -             -             -            -             -
                                                         -------      ----      --------      --------      -------      --------

 TOTAL ASSETS ........................................    28,863       587       196,710       226,160      (20,416)      205,744
                                                         =======      ====      ========      ========      =======      ========

F-1D (2 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
              Consolidating Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                                                                             dating             CES
                  CAPITALIZATION AND LIABILITIES         CEM           CSP          CES       Combined      Entries    Consolidated
                                                       -------       ------       -------     --------      -------    ------------
 Capitalization
   Common Stock Equity
     The Columbia Gas System, Inc. - common stock,
      $10 par value (55,263,659 shares outstanding)          -            -             -            -            -             -
     Subsidiaries - common stock ...................     1,010        1,000         4,197        6,207       (2,010)        4,197
     Additional paid in capital ....................         -            -        26,336       26,336            -        26,336
     Retained earnings .............................       (10)        (722)       10,794       10,062          732        10,794
     Unearned employee compensation ................         -            -             -            -            -             -
                                                       -------       ------       -------      -------      -------       -------

   Total common stock equity .......................     1,000          278        41,327       42,605       (1,278)       41,327
   Long-term debt ..................................         -            -             -            -            -             -
   Installment promissory notes payable ............         -            -             -            -            -             -
   Other intercompany notes and loans ..............         -            -             -            -            -             -
                                                       -------       ------       -------      -------      -------       -------
 Total Capitalization ..............................     1,000          278        41,327       42,605       (1,278)       41,327
                                                       -------       ------       -------      -------      -------       -------

 Current Liabilities
   Debt obligations ................................         -            -             -            -            -             -
   Accounts and drafts payable .....................    13,519           25       111,315      124,859            -       124,859
   Intercompany notes and loans - current maturities         -            -             -            -            -             -
   Intercompany short-term loans ...................         -            -             -            -            -             -
   Intercompany accounts payable ...................    14,501          198        38,939       53,638      (19,138)       34,500
   Accrued taxes ...................................      (157)        (381)        1,523          985            -           985
   Accrued interest ................................         -            -             8            8            -             8
   Estimated rate refunds ..........................         -            -             -            -            -             -
   Estimated supplier obligations ..................         -            -             -            -            -             -
   Transportation and exchange gas payable .........         -            -             -            -            -             -
   Deferred income taxes ...........................         -            -             -            -            -             -
   Regulatory liabilities ..........................         -            -             -            -            -             -
   Other ...........................................         -          467         1,799        2,266            -         2,266
                                                       -------       ------       -------      -------      -------       -------
 Total Current Liabilities .........................    27,863          309       153,584      181,756      (19,138)      162,618
                                                       -------       ------       -------      -------      -------       -------

 Other Liabilities and Deferred Credits
   Income taxes, noncurrent ........................         -            -           875          875            -           875
   Investment tax credits ..........................         -            -             -            -            -             -
   Postretirement benefits other than pensions .....         -            -           104          104            -           104
   Long-term regulatory liabilities ................         -            -             -            -            -             -
   Other ...........................................         -            -           820          820            -           820
                                                       -------       ------       -------      -------      -------       -------
 Total Other Liabilities and Deferred Credits ......         -            -         1,799        1,799            -         1,799
                                                       -------       ------       -------      -------      -------       -------

 TOTAL CAPITALIZATION AND LIABILITIES ..............    28,863          587       196,710      226,160      (20,416)      205,744
                                                       =======       ======       =======      =======      =======       =======

F-1E (1 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
               Consolidated Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                   Consolidating         CNS
        ASSETS                                                CMC        CNS        Combined          Entries        Consolidated
                                                             -----      -----     -----------     ---------------   --------------

Property, Plant and Equipment
  Gas utility and other plant, at original cost............    230         --             230                  --             230
  Accumulated depreciation and depletion...................     (2)        --              (2)                 --              (2)
                                                             -----      -----          ------           ---------          ------
  Net Gas Utility and Other Plant..........................    228         --             228                  --             228
                                                             -----      -----          ------           ---------          ------

  Gas and oil producing properties, full cost method.......     --         --              --                  --              --
  Accumulated depletion....................................     --         --              --                  --              --
                                                             -----      -----          ------           ---------          ------
  Net Gas and Oil Producing Properties.....................     --         --              --                  --              --
                                                             -----      -----          ------           ---------          ------
Net Property, Plant, and Equipment.........................    228         --             228                  --             228
                                                             -----      -----          ------           ---------          ------
Investments and Other Assets
  Accounts receivable - noncurrent.........................     --         --              --                  --              --
  Unconsolidated affiliates................................     --         --              --                  --              --
  Assets held for sale.....................................     --         --              --                  --              --
  Other....................................................     --         --              --                  --              --
                                                             -----      -----          ------           ---------          ------
Total Investments and Other Assets.........................     --         --              --                  --              --
                                                             -----      -----          ------           ---------          ------
Investments in Subsidiaries
  Capital stock............................................     --        300             300                (300)             --
  Equity in undistributed earnings of subsidiaries.........     --         --              --                  --              --
  Notes receivable.........................................     --         --              --                  --              --
  Other investments........................................     --         --              --                  --              --
  Other receivables - TCO..................................     --         --              --                  --              --
                                                             -----      -----          ------           ---------          ------
Total Investments in Subsidiaries..........................     --        300             300                (300)             --
                                                             -----      -----          ------           ---------          ------
Current Assets
  Cash and temporary cash investments......................     62        280             342                  --             342
  Accounts receivable, net
    Customers..............................................     --         --              --                  --              --
    Intercompany...........................................     --         --              --                  --              --
    Other..................................................     28         --              28                  --              28
  Income tax refunds.......................................     --         --              --                  --              --
  Gas inventory............................................     --         --              --                  --              --
  Other inventories, at average cost.......................     --         --              --                  --              --
  Prepayments..............................................     --         --              --                  --              --
  Current regulatory assets................................     --         --              --                  --              --
  Other....................................................     21          7              28                  --              28
                                                             -----      -----          ------           ---------          ------
Total Current Assets.......................................    111        287             398                  --             398
                                                             -----      -----          ------           ---------          ------
Deferred charges...........................................      4         --               4                  --               4
Long-term Regulatory Assets................................     --         --              --                  --              --
                                                             -----      -----          ------           ---------          ------
TOTAL ASSETS...............................................    343        587             930                (300)            630
                                                             =====      =====          ======           =========          ======

F-1E (2 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
               Consolidated Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                    Consolidating       CNS
                                                                   CMC       CNS        Combined       Entries      Consolidated
                                                                --------   --------     --------    -------------   ------------
CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
      $10 par value (55,263,659 shares outstanding) ........           -          -            -             -              -
    Subsidiaries - common stock ............................         300        600          900          (300)           600
    Additional paid in capital .............................           -          -            -             -              -
    Retained earnings ......................................         (34)       (13)         (47)            -            (47)
    Unearned employee compensation .........................           -          -            -             -              -
                                                                   -----      -----        -----         -----          -----
  Total common stock equity ................................         266        587          853          (300)           553
  Long-term debt ...........................................           -          -            -             -              -
  Installment promissory notes payable .....................           -          -            -             -              -
  Other intercompany notes and loans .......................           -          -            -             -              -
                                                                   -----      -----        -----         -----          -----
Total Capitalization .......................................         266        587          853          (300)           553
                                                                   -----      -----        -----         -----          -----
Current Liabilities
  Debt obligations .........................................           -          -            -             -              -
  Accounts and drafts payable ..............................          25          -           25             -             25
  Intercompany notes and loans - current maturities ........           -          -            -             -              -
  Intercompany short-term loans ............................           -          -            -             -              -
  Intercompany accounts payable ............................          35          -           35             -             35
  Accrued taxes ............................................           1          -            1             -              1
  Accrued interest .........................................           -          -            -             -              -
  Estimated rate refunds ...................................           -          -            -             -              -
  Estimated supplier obligations ...........................           -          -            -             -              -
  Transportation and exchange gas payable ..................           -          -            -             -              -
  Deferred income taxes ....................................           -          -            -             -              -
  Current regulatory liabilities ...........................           -          -            -             -              -
  Other ....................................................           8          -            8             -              8
                                                                   -----      -----        -----         -----          -----
Total Current Liabilities ..................................          69          -           69             -             69
                                                                   -----      -----        -----         -----          -----
Other Liabilities and Deferred Credits
  Income taxes, noncurrent .................................           -          -            -             -              -
  Investment tax credits ...................................           -          -            -             -              -
  Postretirement benefits other than pensions ..............           -          -            -             -              -
  Long-term regulatory liabilities .........................           -          -            -             -              -
  Other ....................................................           8          -            8             -              8
                                                                   -----      -----        -----         -----          -----
Total Other Liabilities and Deferred Credits ...............           8          -            8             -              8
                                                                   -----      -----        -----         -----          -----
TOTAL CAPITALIZATION AND LIABILITIES .......................         343        587          930          (300)           630
                                                                   =====      =====        =====         =====          =====

F-2 (1 of 2)

                                       THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                 Consolidating Balance Sheet Entries as of December 31, 1996
                                  (Not covered by Report of Independent Public Accountants)
                                                        ($ Thousands)

                                                                                                   Entry No. 3
                                                                      Entry No. 1    Entry No. 2    Adjust to
                                                                       Eliminate      Eliminate     Consoli-    Entry No. 4
                                                                      Intercompany    Subsidiary   dated Full   Elimination/
                                                           Total      Transactions      Equity      Cost Pool   Adjustments
                                                         ----------   ------------   -----------   ----------   -----------
                     ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost ......       (3,504)       (3,504)            -             -             -
  Accumulated depreciation and depletion .............            -             -             -             -             -
                                                         ----------    ----------    ----------    ----------    ----------
  Net Gas Utility and Other Plant ....................       (3,504)       (3,504)            -             -             -
                                                         ----------    ----------    ----------    ----------    ----------

 Gas and oil producing properties, full cost method ..            -             -             -             -             -
  Accumulated depletion ..............................       (1,877)            -             -        (1,877)            -
                                                         ----------    ----------    ----------    ----------    ----------
  Net Oil and Gas Producing Properties ...............       (1,877)            -             -        (1,877)            -
                                                         ----------    ----------    ----------    ----------    ----------

Net Property, Plant, and Equipment ...................       (5,381)       (3,504)            -        (1,877)            -
                                                         ----------    ----------    ----------    ----------    ----------

Investments and Other Assets
  Accounts receivable - noncurrent ...................      (18,646)            -             -             -       (18,646)
  Unconsolidated affiliates ..........................            -             -             -             -             -
  Assets held for sale ...............................            -             -             -             -             -
  Other ..............................................        1,999             -       (61,387)            -        63,386
                                                         ----------    ----------    ----------    ----------    ----------
Total Investments and Other Assets ...................      (16,647)            -       (61,387)            -        44,740
                                                         ----------    ----------    ----------    ----------    ----------

Investments in Subsidiaries
  Capital stock ......................................   (2,443,063)            -    (2,443,063)            -             -
  Equity in undistributed earnings of
   subsidiaries ......................................      280,903             -       280,903             -             -
  Notes receivable ...................................     (696,932)     (696,932)            -             -             -
  Other investments ..................................     (643,000)     (643,000)            -             -             -
  Other receivables - TCO ............................            -             -             -             -             -
                                                         ----------    ----------    ----------    ----------    ----------
Total Investments in Subsidiaries ....................   (3,502,092)   (1,339,932)   (2,162,160)            -             -
                                                         ----------    ----------    ----------    ----------    ----------

Current Assets
  Cash and temporary cash investments ................           87            87             -             -             -
  Accounts receivable, net
    Customers ........................................            -             -             -             -             -
    Intercompany .....................................     (559,148)     (559,148)            -             -             -
    Other ............................................      (45,346)          (87)            -             -       (45,259)
  Income tax refunds .................................            -             -             -             -             -
  Gas inventory ......................................            -             -             -             -             -
  Other inventories, at average cost .................            -             -             -             -             -
  Prepayments ........................................       (2,305)       (2,305)            -             -             -
  Regulatory assets ..................................            -             -             -             -             -
  Underrecovered gas costs ...........................            -             -             -             -             -
  Prepaid property tax ...............................            -             -             -             -             -
  Exchange gas receivable ............................            -             -             -             -             -
  Other ..............................................      (40,290)            -             -             -       (40,290)
                                                         ----------    ----------    ----------    ----------    ----------
Total Current Assets .................................     (647,002)     (561,453)            -             -       (85,549)
                                                         ----------    ----------    ----------    ----------    ----------

Deferred Charges .....................................       (3,353)        1,319         4,220             -        (8,892)
Long-term Regulatory Assets ..........................            -             -             -             -             -
                                                         ----------    ----------    ----------    ----------    ----------

TOTAL ASSETS .........................................   (4,174,475)   (1,903,570)   (2,219,327)       (1,877)      (49,701)
                                                         ==========    ==========    ==========    ==========    ==========

F-2 (2 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                         Entry No. 3
                                                                           Entry No. 1    Entry No. 2     Adjust to
                                                                            Eliminate      Eliminate      Consoli-     Entry No. 4
                                                                           Intercompany    Subsidiary    dated Full    Elimination/
                                                               Total       Transactions      Equity       Cost Pool    Adjustments
                                                             ----------    ------------   -----------    -----------   ------------
                CAPITALIZATION AND LIABILITIES
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. -- common stock,
      $10 par value (55,263,659 shares outstanding).......           --            --             --             --             --
    Subsidiaries -- common stock..........................     (764,807)           --       (764,807)            --             --
    Additional paid in capital............................   (1,653,592)           --     (1,653,592)            --             --
    Retained earnings.....................................      252,205        (3,171)       198,220         (1,220)        58,376
    Unearned employee compensation........................           --            --             --             --             --
                                                             ----------    ----------     ----------     ----------     ----------

Total common stock equity.................................   (2,166,154)       (3,171)    (2,220,179)        (1,220)        58,376
                                                             ----------    ----------     ----------     ----------     ----------

Preferred stock...........................................           --            --             --             --             --
Long-term debt............................................           --            --             --             --             --
Installment promissory notes payable......................   (1,410,342)   (1,410,342)            --             --             --
Other intercompany notes and loans........................           --            --             --             --             --
                                                             ----------    ----------     ----------     ----------     ----------

Total Capitalization......................................   (3,576,536)   (1,413,513)    (2,220,179)        (1,220)        58,376
                                                             ----------    ----------     ----------     ----------     ----------

Current Liabilities
  Short-term debt.........................................           --            --             --             --             --
  Debt obligations........................................           --            --             --             --             --
  Accounts and drafts payable.............................           --            --             --             --             --
  Intercompany notes and loans -- current maturities......      (13,753)      (13,753)            --             --             --
  Intercompany short-term loans...........................     (295,869)     (295,869)            --             --             --
  Intercompany accounts payable...........................     (167,541)     (167,541)            --             --             --
  Accrued taxes...........................................      (47,043)           --             --             --        (47,043)
  Accrued interest........................................      (16,862)           --             --             --        (16,862)
  Estimated rate refunds..................................           --            --             --             --             --
  Estimated supplier obligations..........................           --            --             --             --             --
  Overrecovered gas costs.................................           --            --             --             --             --
  Transportation and exchange gas payable.................           --            --             --             --             --
  Deferred income taxes...................................      (43,007)       (1,709)          (381)            --        (10,917)
  Regulatory liabilities..................................           --            --             --             --             --
  Other...................................................      (11,185)      (11,185)            --             --             --
                                                             ----------    ----------     ----------     ----------     ----------
Total Current Liabilities.................................     (595,260)     (490,057)          (381)            --       (134,822)
                                                             ----------    ----------     ----------     ----------     ----------

Other Liabilities and Deferred Credits
  Income taxes, noncurrent................................       (3,912)           --             --           (657)        (3,255)
  Investment tax credits..................................           --            --             --             --             --
  Postretirement benefits other than pensions.............           --            --             --             --             --
  Long-term regulatory liabilities........................           --            --             --             --             --
  Other...................................................        1,233            --           1,233            --             --
                                                             ----------    ----------     ----------     ----------     ----------
Total Other Liabilities and Deferred Credits..............       (2,679)           --           1,233          (657)        (3,255)
                                                             ----------    ----------     ----------     ----------     ----------

TOTAL CAPITALIZATION AND LIABILITIES......................   (4,174,475)   (1,903,570)    (2,219,327)        (1,877)       (49,701)
                                                             ==========    ==========     ==========     ==========     ==========

F-2A (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                         Entry No. 3
                                                                        Entry No. 1       Entry No. 2    Adjust to
                                                                         Eliminate         Eliminate       Consoli-     Entry No. 4
                                                                        Intercompany      Subsidiary      dated Full   Elimination/
                                                            Total        Transactions       Equity         Cost Pool    Adjustments
                                                            -----        ------------       ------         ---------    -----------
                              ASSETS
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....            -              -                 -              -             -
  Accumulated depreciation and depletion ............            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----
  Net Gas Utility and Other Plant ...................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----

  Gas and oil producing properties, full cost method             -              -                 -              -             -
  Accumulated depletion .............................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----
  Net Gas and Oil Producing Properties ..............            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----

Net Property, Plant, and Equipment ..................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----

Investments and Other Assets
  Accounts receivable - noncurrent ..................            -              -                 -              -             -
  Unconsolidated affiliates .........................            -              -                 -              -             -
  Assets held for sale ..............................            -              -                 -              -             -
  Other .............................................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----
Total Investments and Other Assets ..................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----


Investments in Subsidiaries
  Capital stock .....................................      (18,680)             -           (18,680)             -             -
  Equity in undistributed earnings of
   subsidiaries .....................................       (4,989)             -            (4,989)             -             -
  Notes receivable ..................................         (804)          (804)                -              -             -
  Other investments .................................            -              -                 -              -             -
  Other receivables - TCO ...........................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----
Total Investments in Subsidiaries ...................      (24,473)          (804)          (23,669)             -             -
                                                           -------           ----           -------           ----          ----


Current Assets
  Cash and temporary cash investments ...............            -              -                 -              -             -
  Accounts receivable, net
    Customers .......................................            -              -                 -              -             -
    Intercompany ....................................            -              -                 -              -             -
    Other ...........................................            -              -                 -              -             -
  Income tax refunds ................................            -              -                 -              -             -
  Gas inventory .....................................            -              -                 -              -             -
  Other inventories, at average cost ................            -              -                 -              -             -
  Prepayments .......................................            -              -                 -              -             -
  Other .............................................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----
Total Current Assets ................................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----

Deferred Charges ....................................            -              -                 -              -             -
                                                           -------           ----           -------           ----          ----

TOTAL ASSETS ........................................      (24,473)          (804)          (23,669)             -             -
                                                           =======           ====           =======           ====          ====

F-2A (2 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                        Entry No. 3
                                                                         Entry No. 1     Entry No. 2     Adjust to
                                                                          Eliminate       Eliminate       Consoli-       Entry No. 4
                                                                        Intercompany     Subsidiary      dated Full     Elimination/
                  CAPITALIZATION AND LIABILITIES          Total         Transactions       Equity         Cost Pool     Adjustments
                                                          -----         ------------       ------         ---------     -----------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)              -              -                 -              -             -
    Subsidiaries - common stock ...................          (370)             -              (370)             -             -
    Additional paid in capital ....................       (18,310)             -           (18,310)             -             -
    Retained earnings .............................        (4,989)             -            (4,989)             -             -
    Unearned employee compensation ................             -              -                 -              -             -
                                                          -------           ----           -------           ----          ----

  Total common stock equity .......................       (23,669)             -           (23,669)             -             -

  Long-term debt ..................................             -              -                 -              -             -
  Installment promissory notes payable ............             -              -                 -              -             -
  Other intercompany notes and loans ..............             -              -                 -              -             -
                                                          -------           ----           -------           ----          ----

Total Capitalization ..............................       (23,669)             -           (23,669)             -             -
                                                          -------           ----           -------           ----          ----

Current Liabilities
  Debt obligations ................................             -              -                 -              -             -
  Accounts and drafts payable .....................             -              -                 -              -             -
  Intercompany notes and loans - current maturities             -              -                 -              -             -
  Intercompany short-term loans ...................          (804)          (804)                -              -             -
  Intercompany accounts payable ...................             -              -                 -              -             -
  Accrued taxes ...................................             -              -                 -              -             -
  Accrued interest ................................             -              -                 -              -             -
  Estimated rate refunds ..........................             -              -                 -              -             -
  Estimated supplier obligations ..................             -              -                 -              -             -
  Transportation and exchange gas payable .........             -              -                 -              -             -
  Deferred income taxes ...........................             -              -                 -              -             -
  Other ...........................................             -              -                 -              -             -
                                                          -------           ----           -------           ----          ----
Total Current Liabilities .........................          (804)          (804)                -              -             -
                                                          -------           ----           -------           ----          ----

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................             -              -                 -              -             -
  Investment tax credits ..........................             -              -                 -              -             -
  Postretirement benefits other than pensions .....             -              -                 -              -             -
  Other ...........................................             -              -                 -              -             -
                                                          -------           ----           -------           ----          ----
Total Other Liabilities and Deferred Credits ......             -              -                 -              -             -
                                                          -------           ----           -------           ----          ----

TOTAL CAPITALIZATION AND LIABILITIES ..............       (24,473)          (804)          (23,669)             -             -
                                                          =======           ====           =======           ====          ====

F-2B (1 of 2)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                             Tristar Capital Corporation and Subsidiary
                                    Consolidating Balance Sheet Entries as of December 31, 1996
                                     (Not covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                        Entry No. 3
                                                                          Entry No. 1    Entry No. 2     Adjust to
                                                                           Eliminate      Eliminate       Consoli-      Entry No. 4
                                                                          Intercompany    Subsidiary      dated Full    Elimination/
                              ASSETS                           Total      Transactions      Equity        Cost Pool     Adjustments
                                                               ------     ------------      ------        ---------     -----------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....               -            -               -              -             -
  Accumulated depreciation and depletion ............               -            -               -              -             -
  Net Gas Utility and Other Plant ...................               -            -               -              -             -
  Gas and oil producing properties, full cost method                -            -               -              -             -
  Accumulated depletion .............................               -            -               -              -             -
  Net Gas and Oil Producing Properties ..............               -            -               -              -             -
                                                               ------           --          ------           ----          ----

Net Property, Plant, and Equipment ..................               -            -               -              -             -
                                                               ------           --          ------           ----          ----


Investments and Other Assets
  Accounts receivable - noncurrent ..................               -            -               -              -             -
  Unconsolidated affiliates .........................               -            -               -              -             -
  Assets held for sale ..............................               -            -               -              -             -
  Other .............................................               -            -               -              -             -
                                                               ------           --          ------           ----          ----

Total Investments and Other Assets ..................               -            -               -              -             -
                                                               ------           --          ------           ----          ----


Investments in Subsidiaries
  Capital stock .....................................          (2,000)           -          (2,000)             -             -
  Equity in undistributed earnings of
   subsidiaries .....................................             412            -             412              -             -
  Notes receivable ..................................              50           50               -              -             -
  Other investments .................................               -            -               -              -             -
  Other receivables - TCO ...........................               -            -               -              -             -
                                                               ------           --          ------           ----          ----

Total Investments in Subsidiaries ...................          (1,538)          50          (1,588)             -             -
                                                               ------           --          ------           ----          ----


Current Assets
  Cash and temporary cash investments ...............               -            -               -              -             -
  Accounts receivable, net
    Customers .......................................               -            -               -              -             -
    Intercompany ....................................               -            -               -              -             -
    Other ...........................................               -            -               -              -             -
  Income tax refunds ................................               -            -               -              -             -
  Gas inventory .....................................               -            -               -              -             -
  Other inventories, at average cost ................               -            -               -              -             -
  Prepayments .......................................               -            -               -              -             -
  Regulatory assets .................................               -            -               -              -             -
  Other .............................................               -            -               -              -             -
                                                               ------           --          ------           ----          ----

Total Current Assets ................................               -            -               -              -             -
                                                               ------           --          ------           ----          ----

Deferred Charges ....................................               -            -               -              -             -
Long-term Regulatory Assets .........................               -            -               -              -             -
                                                               ------           --          ------           ----          ----

TOTAL ASSETS ........................................          (1,538)          50          (1,588)             -             -
                                                               ======           ==          ======           ====          ====

F-2B (2 of 2)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                             Tristar Capital Corporation and Subsidiary
                                    Consolidating Balance Sheet Entries as of December 31, 1996
                                     (Not covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                       Entry No. 3
                                                                         Entry No. 1     Entry No. 2    Adjust to
                                                                          Eliminate       Eliminate      Consoli-      Entry No. 4
                                                                         Intercompany    Subsidiary     dated Full     Elimination/
                  CAPITALIZATION AND LIABILITIES            Total        Transactions      Equity        Cost Pool     Adjustments
                                                            ------       ------------      ------        ---------     -----------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)                -             -                -              -             -
    Subsidiaries - common stock ...................          (2,000)            -           (2,000)             -             -
    Additional paid in capital ....................               -             -                -              -             -
    Retained earnings .............................             412             -              412              -             -
    Unearned employee compensation ................               -             -                -              -             -
                                                             ------           ---           ------           ----          ----

  Total common stock equity .......................          (1,588)            -           (1,588)             -             -
  Long-term debt ..................................               -             -                -              -             -
  Installment promissory notes payable ............               -             -                -              -             -
  Other intercompany notes and loans ..............              52            52                -              -             -
                                                             ------           ---           ------           ----          ----

Total Capitalization ..............................          (1,536)           52           (1,588)             -             -
                                                             ------           ---           ------           ----          ----

Current Liabilities
  Debt obligations ................................               -             -                -              -             -
  Accounts and drafts payable .....................               -             -                -              -             -
  Intercompany notes and loans - current maturities               -             -                -              -             -
  Intercompany short-term loans ...................               -             -                -              -             -
  Intercompany accounts payable ...................              (2)           (2)               -              -             -
  Accrued taxes ...................................               -             -                -              -             -
  Accrued interest ................................               -             -                -              -             -
  Estimated rate refunds ..........................               -             -                -              -             -
  Estimated supplier obligations ..................               -             -                -              -             -
  Transportation and exchange gas payable .........               -             -                -              -             -
  Deferred income taxes ...........................               -             -                -              -             -
  Regulatory liabilities ..........................               -             -                -              -             -
  Other ...........................................               -             -                -              -             -
                                                             ------           ---           ------           ----          ----

Total Current Liabilities .........................              (2)           (2)               -              -             -
                                                             ------           ---           ------           ----          ----

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................               -             -                -              -             -
  Investment tax credits ..........................               -             -                -              -             -
  Postretirement benefits other than pensions .....               -             -                -              -             -
  Long-term regulatory liabilities ................               -             -                -              -             -
  Other ...........................................               -             -                -              -             -
                                                             ------           ---           ------           ----          ----

Total Other Liabilities and Deferred Credits ......               -             -                -              -             -
                                                             ------           ---           ------           ----          ----


TOTAL CAPITALIZATION AND LIABILITIES ..............          (1,538)           50           (1,588)             -             -
                                                             ======           ===           ======           ====          ====

F-2C (1 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                       Entry No. 3
                                                                          Entry No. 1    Entry No. 2    Adjust to
                                                                           Eliminate      Eliminate      Consoli-      Entry No. 4
                                                                          Intercompany    Subsidiary    dated Full     Elimination/
                             ASSETS                            Total      Transactions     Equity       Cost Pool      Adjustments
                                                               -----      ------------     ------       ---------      -----------
Property, Plant and Equipment
  Gas utility and other plant, at original cost .....             -              -              -             -             -
  Accumulated depreciation and depletion ............             -              -              -             -             -
                                                               ----           ----           ----          ----          ----
  Net Gas Utility and Other Plant ...................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----
  Gas and oil producing properties, full cost method              -              -              -             -             -
  Accumulated depletion .............................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----
  Net Gas and Oil Producing Properties ..............             -              -              -             -             -
                                                               ----           ----           ----          ----          ----

Net Property, Plant, and Equipment ..................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----


Investments and Other Assets
  Accounts receivable - noncurrent ..................             -              -              -             -             -
  Unconsolidated affiliates .........................          (171)          (171)             -             -             -
  Assets held for sale ..............................             -              -              -             -             -
  Other .............................................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----

Total Investments and Other Assets ..................          (171)          (171)             -             -             -
                                                               ----           ----           ----          ----          ----


Investments in Subsidiaries
  Capital stock .....................................             -              -              -             -             -
  Equity in undistributed earnings of
   subsidiaries .....................................             -              -              -             -             -
  Notes receivable ..................................             -              -              -             -             -
  Other investments .................................             -              -              -             -             -
  Other receivables - TCO ...........................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----

Total Investments in Subsidiaries ...................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----


Current Assets
  Cash and temporary cash investments ...............             -              -              -             -             -
  Accounts receivable, net
    Customers .......................................             -              -              -             -             -
    Intercompany ....................................             -              -              -             -             -
    Other ...........................................           (35)           (35)             -             -             -
  Income tax refunds ................................             -              -              -             -             -
  Gas inventory .....................................             -              -              -             -             -
  Other inventories, at average cost ................             -              -              -             -             -
  Prepayments .......................................             -              -              -             -             -
  Regulatory assets .................................             -              -              -             -             -
  Other .............................................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----

Total Current Assets ................................           (35)           (35)             -             -             -
                                                               ----           ----           ----          ----          ----

Deferred Charges ....................................             -              -              -             -             -
Long-term Regulatory Assets .........................             -              -              -             -             -
                                                               ----           ----           ----          ----          ----

TOTAL ASSETS ........................................          (206)          (206)             -             -             -
                                                               ====           ====           ====          ====          ====

F-2C (2 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                    Entry No. 3
                                                                         Entry No. 1    Entry No. 2  Adjust to
                                                                          Eliminate     Eliminate     Consoli-        Entry No. 4
                                                                         Intercompany   Subsidiary   dated Full     Elimination/
                 CAPITALIZATION AND LIABILITIES             Total        Transactions     Equity      Cost Pool     Adjustments
                                                            -----        ------------     ------      ---------     -----------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares outstanding)              -              -              -             -             -
    Subsidiaries - common stock ...................             -              -              -             -             -
    Additional paid in capital ....................          (155)          (155)             -             -             -
    Retained earnings .............................           (16)           (16)             -             -             -
    Unearned employee compensation ................             -              -              -             -             -
                                                             ----           ----           ----          ----          ----

  Total common stock equity .......................          (171)          (171)             -             -             -
  Long-term debt ..................................             -              -              -             -             -
  Installment promissory notes payable ............             -              -              -             -             -
  Other intercompany notes and loans ..............             -              -              -             -             -
                                                             ----           ----           ----          ----          ----

Total Capitalization ..............................          (171)          (171)             -             -             -
                                                             ----           ----           ----          ----          ----

Current Liabilities
  Debt obligations ................................             -              -              -             -             -
  Accounts and drafts payable .....................           (35)           (35)             -             -             -
  Intercompany notes and loans - current maturities             -              -              -             -             -
  Intercompany short-term loans ...................             -              -              -             -             -
  Intercompany accounts payable ...................             -              -              -             -             -
  Accrued taxes ...................................             -              -              -             -             -
  Accrued interest ................................             -              -              -             -             -
  Estimated rate refunds ..........................             -              -              -             -             -
  Estimated supplier obligations ..................             -              -              -             -             -
  Transportation and exchange gas payable .........             -              -              -             -             -
  Deferred income taxes ...........................             -              -              -             -             -
  Regulatory liabilities ..........................             -              -              -             -             -
  Other ...........................................             -              -              -             -             -
                                                             ----           ----           ----          ----          ----

Total Current Liabilities .........................           (35)           (35)             -             -             -
                                                             ----           ----           ----          ----          ----

Other Liabilities and Deferred Credits
  Income taxes, noncurrent ........................             -              -              -             -             -
  Investment tax credits ..........................             -              -              -             -             -
  Postretirement benefits other than pensions .....             -              -              -             -             -
  Long-term regulatory liabilities ................             -              -              -             -             -
  Other ...........................................             -              -              -             -             -
                                                             ----           ----           ----          ----          ----

Total Other Liabilities and Deferred Credits ......             -              -              -             -             -
                                                             ----           ----           ----          ----          ----


TOTAL CAPITALIZATION AND LIABILITIES ..............          (206)          (206)             -             -             -
                                                             ====           ====           ====          ====          ====

F-2D (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                         Entry No. 3
                                                                           Entry No. 1      Entry No. 2   Adjust to
                                                                           Eliminate        Eliminate     Consoli-      Entry No. 4
                                                                          Intercompany      Subsidiary    dated Full    Elimination/
                                                             Total        Transactions        Equity       Cost Pool    Adjustments
                                                            -------       ------------        -------      ---------    -----------
                              ASSETS
 Property, Plant and Equipment
   Gas utility and other plant, at original cost .....            -                -               -             -            -
   Accumulated depreciation and depletion ............            -                -               -             -            -
                                                            -------          -------          ------          ----         ----
   Net Gas Utility and Other Plant ...................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----

   Gas and oil producing properties, full cost method             -                -               -             -            -
   Accumulated depletion .............................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----
   Net Gas and Oil Producing Properties ..............            -                -               -             -            -
                                                            -------          -------          ------          ----         ----

 Net Property, Plant, and Equipment ..................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----

 Investments and Other Assets
   Accounts receivable - noncurrent ..................            -                -               -             -            -
   Unconsolidated affiliates .........................            -                -               -             -            -
   Assets held for sale ..............................            -                -               -             -            -
   Other .............................................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----
 Total Investments and Other Assets ..................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----

 Investments in Subsidiaries
   Capital stock .....................................       (2,010)               -          (2,010)            -            -
   Equity in undistributed earnings of ...............            -
    subsidiaries .....................................          732                -             732             -            -
   Notes receivable ..................................            -                -               -             -            -
   Other investments .................................            -                -               -             -            -
   Other receivables - TCO ...........................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----
 Total Investments in Subsidiaries ...................       (1,278)               -          (1,278)            -            -
                                                            -------          -------          ------          ----         ----

 Current Assets
   Cash and temporary cash investments ...............            -                -               -             -            -
   Accounts receivable, net
     Customers .......................................            -                -               -             -            -
     Intercompany ....................................      (19,138)         (19,138)              -             -            -
     Other ...........................................            -                -               -             -            -
   Income tax refunds ................................            -                -               -             -            -
   Gas inventory .....................................            -                -               -             -            -
   Other inventories, at average cost ................            -                -               -             -            -
   Prepayments .......................................            -                -               -             -            -
   Regulatory assets .................................            -                -               -             -            -
   Exchange gas receivable ...........................            -                -               -             -            -
   Other .............................................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----
 Total Current Assets ................................      (19,138)         (19,138)              -             -            -
                                                            -------          -------          ------          ----         ----

 Deferred Charges ....................................            -                -               -             -            -
 Long-term Regulatory Assets .........................            -                -               -             -            -
                                                            -------          -------          ------          ----         ----

 TOTAL ASSETS ........................................      (20,416)         (19,138)         (1,278)            -            -
                                                            =======          =======          ======          ====         ====

F-2D (2 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
          Consolidating Balance Sheet Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                           Entry No. 3
                                                                           Entry No. 1       Entry No. 2    Adjust to
                                                                            Eliminate         Eliminate      Consoli-    Entry No. 4
                                                                           Intercompany       Subsidiary    dated Full  Elimination/
                                                              Total        Transactions        Equity       Cost Pool    Adjustments
                                                             -------       ------------        ------       ---------    -----------
                  CAPITALIZATION AND LIABILITIES
 Capitalization
   Common Stock Equity
     The Columbia Gas System, Inc. - common stock,
      $10 par value (55,263,659 shares outstanding)                -                -               -             -            -
     Subsidiaries - common stock ...................          (2,010)               -          (2,010)            -            -
     Additional paid in capital ....................               -                -               -             -            -
     Retained earnings .............................             732                -             732             -            -
     Unearned employee compensation ................               -                -               -             -            -
                                                             -------          -------          ------          ----         ----

   Total common stock equity .......................          (1,278)               -          (1,278)            -            -
   Long-term debt ..................................               -                -               -             -            -
   Installment promissory notes payable ............               -                -               -             -            -
   Other intercompany notes and loans ..............               -                -               -             -            -
                                                             -------          -------          ------          ----         ----
 Total Capitalization ..............................          (1,278)               -          (1,278)            -            -
                                                             -------          -------          ------          ----         ----

 Current Liabilities
   Debt obligations ................................               -                -               -             -            -
   Accounts and drafts payable .....................               -                -               -             -            -
   Intercompany notes and loans - current maturities               -                -               -             -            -
   Intercompany short-term loans ...................               -                -               -             -            -
   Intercompany accounts payable ...................         (19,138)         (19,138)              -             -            -
   Accrued taxes ...................................               -                -               -             -            -
   Accrued interest ................................               -                -               -             -            -
   Estimated rate refunds ..........................               -                -               -             -            -
   Estimated supplier obligations ..................               -                -               -             -            -
   Transportation and exchange gas payable .........               -                -               -             -            -
   Deferred income taxes ...........................               -                -               -             -            -
   Regulatory liabilities ..........................               -                -               -             -            -
   Other ...........................................               -                -               -             -            -
                                                             -------          -------          ------          ----         ----
 Total Current Liabilities .........................         (19,138)         (19,138)              -             -            -
                                                             -------          -------          ------          ----         ----

 Other Liabilities and Deferred Credits
   Income taxes, noncurrent ........................               -                -               -             -            -
   Investment tax credits ..........................               -                -               -             -            -
   Postretirement benefits other than pensions .....               -                -               -             -            -
   Long-term regulatory liabilities ................               -                -               -             -            -
   Other ...........................................               -                -               -             -            -
                                                             -------          -------          ------          ----         ----
 Total Other Liabilities and Deferred Credits ......               -                -               -             -            -
                                                             -------          -------          ------          ----         ----

 TOTAL CAPITALIZATION AND LIABILITIES ..............         (20,416)         (19,138)         (1,278)            -            -
                                                             =======          =======          ======          ====         ====

F-2E (1 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
               Consolidated Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                        Entry No. 3
                                                                           Entry No. 1    Entry No. 2   Adjust to
                                                                           Eliminate      Eliminate     Consoli-      Entry No. 4
                                                                           Intercompany   Subsidiary    dated Full    Elimination/
                      ASSETS                                       Total   Transactions   Equity        Cost Pool     Adjustments
                                                                   -----   ------------   -----------   -----------   ------------
Property, Plant and Equipment
  Gas utility and other plant, at original cost ................      --             --            --            --             --
  Accumulated depreciation and depletion .......................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
  Net Gas Utility and Other Plant ..............................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
  Gas and oil producing properties, full cost method ...........      --             --            --            --             --
  Accumulated depletion ........................................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
  Net Gas and Oil Producing Properties .........................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Net Property, Plant, and Equipment .............................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Investments and Other Assets
  Accounts receivable - noncurrent .............................      --             --            --            --             --
  Unconsolidated affiliates ....................................      --             --            --            --             --
  Assets held for sale .........................................      --             --            --            --             --
  Other ........................................................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Total Investments and Other Assets .............................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Investments in Subsidiaries
  Capital stock ................................................    (300)            --          (300)           --             --
  Equity in undistributed earnings of subsidiaries .............      --             --            --            --             --
  Notes receivable .............................................      --             --            --            --             --
  Other investments ............................................      --             --            --            --             --
  Other receivables - TCO ......................................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Total Investments in Subsidiaries ..............................    (300)            --          (300)           --             --
                                                                    ----           ----          ----          ----           ----
Current Assets
  Cash and temporary cash investments ..........................      --             --            --            --             --
  Accounts receivable, net
    Customers ..................................................      --             --            --            --             --
    Intercompany ...............................................      --             --            --            --             --
    Other ......................................................      --             --            --            --             --
  Income tax refunds ...........................................      --             --            --            --             --
  Gas inventory ................................................      --             --            --            --             --
  Other inventories, at average cost ...........................      --             --            --            --             --
  Prepayments ..................................................      --             --            --            --             --
  Current regulatory assets ....................................      --             --            --            --             --
  Other ........................................................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Total Current Assets ...........................................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
Deferred Charges ...............................................      --             --            --            --             --
Long-term Regulatory Assets ....................................      --             --            --            --             --
                                                                    ----           ----          ----          ----           ----
TOTAL ASSETS ...................................................    (300)            --          (300)           --             --
                                                                    ====           ====          ====          ====           ====

F-2E  (2 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
               Consolidated Balance Sheet as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                Entry No. 3
                                                                Entry No. 1     Entry No. 2     Adjust to
                                                                Eliminate       Eliminate       Consolidated    Entry No. 4
                                                                Intercompany    Subsidiary      Full Cost       Elimination/
    CAPITALIZATION AND LIABILITIES                  Total       Transactions    Equity          Pool            Adjustments
                                                  -----------   -------------   ------------    -------------   -------------
Capitalization
  Common Stock Equity
    The Columbia Gas System, Inc. - common stock,
     $10 par value (55,263,659 shares
     outstanding)................................         -                -             -                -              -
    Subsidiaries - common stock..................      (300)               -          (300)               -              -
    Additional paid in capital...................         -                -             -                -              -
    Retained earnings............................         -                -             -                -              -
    Unearned employee compensation...............         -                -             -                -              -
                                                  -----------    -------------   -----------    --------------   ------------
  Total common stock equity......................      (300)               -          (300)               -              -
  Long-term debt.................................         -                -             -                -              -
  Installment promissory notes payable...........         -                -             -                -              -
  Other intercompany notes and loans.............         -                -             -                -              -
                                                  -----------    -------------   -----------    --------------   ------------
Total Capitalization.............................      (300)               -          (300)               -              -
                                                  -----------    -------------   -----------    --------------   ------------
Current Liabilities
  Debt obligations...............................         -                -             -                -              -
  Accounts and drafts payable....................         -                -             -                -              -
  Intercompany notes and loans -- current
    maturities ..................................         -                -             -                -              -
  Intercompany short-term loans..................         -                -             -                -              -
  Intercompany accounts payable..................         -                -             -                -              -
  Accrued taxes..................................         -                -             -                -              -
  Accrued interest...............................         -                -             -                -              -
  Estimated rate refunds.........................         -                -             -                -              -
  Estimated supplier obligations.................         -                -             -                -              -
  Transportation and exchange gas payable........         -                -             -                -              -
  Deferred income taxes..........................         -                -             -                -              -
  Current regulatory liabilities.................         -                -             -                -              -
  Other..........................................         -                -             -                -              -
                                                  -----------    -------------   -----------    --------------   ------------
Total Current Liabilities........................         -                -             -                -              -
                                                  -----------    -------------   -----------    --------------   ------------
Other Liabilities and Deferred Credits
  Income taxes, noncurrent.......................         -                -             -                -              -
  Investment tax credits.........................         -                -             -                -              -
  Postretirement benefits other than pensions....         -                -             -                -              -
  Long-term regulatory liabilities...............         -                -             -                -              -
  Other..........................................         -                -             -                -              -
                                                  -----------    -------------   -----------    --------------   ------------
Total Other Liabilities and Deferred Credits.....         -                -             -                -              -
                                                  -----------    -------------   -----------    --------------   ------------
TOTAL CAPITALIZATION AND LIABILITIES.............      (300)               -          (300)               -              -
                                                  ===========    =============   ===========    ==============   ============


F-3  (1 of 5)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                              Consoli-
                                                F-3           F-3          F-3         F-3                    dating      Consoli-
                                               Page 2        Page 3       Page 4     Page 5     Combined      Entries      dated
                                             ----------    ----------    --------    ------    ----------    --------    ----------
Operating Revenues
  Gas sales ..............................      226,505     1,874,706     727,797         -     2,829,008    (149,569)    2,679,439
  Transportation .........................      636,100       112,329           -         -       748,429    (257,108)      491,321
  Storage ................................      159,563             -           -         -       159,563     (94,332)       65,231
  Other ..................................       30,342         3,586     168,514     7,422       209,864     (91,840)      118,024

                                             ----------    ----------    --------    ------    ----------    --------    ----------
Total Operating Revenues .................    1,052,510     1,990,621     896,311     7,422     3,946,864    (592,849)    3,354,015
                                             ----------    ----------    --------    ------    ----------    --------    ----------

Operating Expenses
  Products purchased .....................       80,576     1,145,274     759,875         -     1,985,725    (504,578)    1,481,147
  Operation ..............................      439,572       401,265     108,174     5,513       954,524     (99,998)      854,526
  Maintenance ............................       69,495        38,174       3,692         -       111,361           -       111,361
  Depreciation and depletion .............      136,441        67,529       8,757        43       212,770       2,410       215,180
  Other taxes ............................       66,927       141,371       5,092       186       213,576           -       213,576

                                             ----------    ----------    --------    ------    ----------    --------    ----------
Total Operating Expenses .................      793,011     1,793,613     885,590     5,742     3,477,956    (602,166)    2,875,790
                                             ----------    ----------    --------    ------    ----------    --------    ----------

Operating Income (Loss) ..................      259,499       197,008      10,721     1,680       468,908       9,317       478,225
                                             ----------    ----------    --------    ------    ----------    --------    ----------

Other Income (Deductions)
  Interest income and other, net .........       18,318       372,046       8,085     1,176       399,625    (373,534)       26,091
  Interest expense and related charges ...      (65,739)     (220,118)     (2,732)     (237)     (288,826)    122,061      (166,765)
                                             ----------    ----------    --------    ------    ----------    --------    ----------
Total Other Income (Deductions) ..........      (47,421)      151,928       5,353       939       110,799    (251,473)     (140,674)
                                             ----------    ----------    --------    ------    ----------    --------    ----------


Income (Loss) before Income Taxes ........      212,078       348,936      16,074     2,619       579,707    (242,156)      337,551

Income Taxes .............................       68,659        37,670       6,866     1,056       114,251       1,659       115,910
                                             ----------    ----------    --------    ------    ----------    --------    ----------


Net Income (Loss) ........................      143,419       311,266       9,208     1,563       465,456    (243,815)      221,641
                                             ==========    ==========    ========    ======    ==========    ========    ==========

F-3  (2 of 5)


                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-3 Page 2
                                                       CNR          TCO           CGT          CLG (a)        CKY          Total
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Operating Revenues
  Gas sales ....................................       96,530           686             -             -       129,289       226,505
  Transportation ...............................            -       493,008       135,608             -         7,484       636,100
  Storage ......................................            -       159,563             -             -             -       159,563
  Other ........................................        7,964        10,092         6,224         5,815           247        30,342
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Total Operating Revenues .......................      104,494       663,349       141,832         5,815       137,020     1,052,510
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Operating Expenses
  Products purchased ...........................            -         4,859             -             -        75,717        80,576
  Operation ....................................       36,809       303,729        65,708         3,607        29,719       439,572
  Maintenance ..................................          174        46,815        19,203           442         2,861        69,495
  Depreciation and depletion ...................       26,945        80,845        21,767             -         6,884       136,441
  Other taxes ..................................        8,644        48,490         7,644           140         2,009        66,927
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Total Operating Expenses .......................       72,572       484,738       114,322         4,189       117,190       793,011
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Operating Income (Loss) ........................       31,922       178,611        27,510         1,626        19,830       259,499
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Other Income (Deductions)
  Interest income and other, net ...............        3,243        11,753         2,473           873           (24)       18,318
  Interest expense and related charges .........       (4,539)      (51,906)       (5,024)          (11)       (4,259)      (65,739)
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Total Other Income (Deductions) ................       (1,296)      (40,153)       (2,551)          862        (4,283)      (47,421)
                                                   ----------    ----------    ----------    ----------    ----------    ----------


Income (Loss) before Income Taxes ..............       30,626       138,458        24,959         2,488        15,547       212,078

Income Taxes ...................................        8,917        42,814         9,789           881         6,258        68,659
                                                   ----------    ----------    ----------    ----------    ----------    ----------


Net Income (Loss) ..............................       21,709        95,644        15,170         1,607         9,289       143,419
                                                   ==========    ==========    ==========    ==========    ==========    ==========

(a) CLG includes one subsidiary as noted in Item 1. Consolidating financial statements of CLG are presented herewith in Item 10, Exhibits F-1C through F-6C.

F-3  (3 of 5)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                                 Consolidating Statement of Income
                                                    Year Ended December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)



                                                                                                                         F-3 Page 3
                                                      COH           CMD           CPA           COS            CG          Total
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Operating Revenues
  Gas sales ....................................    1,251,682        48,288       403,314       171,422             -     1,874,706
  Transportation ...............................       70,205         1,900        29,024        11,200             -       112,329
  Storage ......................................            -             -             -             -             -             -
  Other ........................................        1,989            65           285         1,247             -         3,586

                                                   ----------    ----------    ----------    ----------    ----------    ----------
Total Operating Revenues .......................    1,323,876        50,253       432,623       183,869             -     1,990,621
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Operating Expenses
  Products purchased ...........................      796,560        29,831       223,629        95,254             -     1,145,274
  Operation ....................................      248,785         8,967        97,206        37,315         8,992       401,265
  Maintenance ..................................       20,306         1,630         9,270         6,968             -        38,174
  Depreciation and depletion ...................       42,203         2,493        14,363         8,470             -        67,529
  Other taxes ..................................      107,171         1,776        24,554         7,727           143       141,371
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Total Operating Expenses .......................    1,215,025        44,697       369,022       155,734         9,135     1,793,613
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Operating Income (Loss) ........................      108,851         5,556        63,601        28,135        (9,135)      197,008
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Other Income (Deductions)
  Interest income and other, net ...............       (1,323)            1          (135)         (108)      373,611       372,046
  Interest expense and related charges .........      (37,303)       (1,466)      (14,610)       (8,560)     (158,179)     (220,118)
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Total Other Income (Deductions) ................      (38,626)       (1,465)      (14,745)       (8,668)      215,432       151,928
                                                   ----------    ----------    ----------    ----------    ----------    ----------


Income (Loss) before Income Taxes ..............       70,225         4,091        48,856        19,467       206,297       348,936

Income Taxes ...................................       24,508         1,482        20,250         6,774       (15,344)       37,670
                                                   ----------    ----------    ----------    ----------    ----------    ----------


Net Income (Loss) ..............................       45,717         2,609        28,606        12,693       221,641       311,266
                                                   ==========    ==========    ==========    ==========    ==========    ==========

F-3  (4 of 5)

                                   THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                          Consolidating Statement of Income
                                            Year Ended December 31, 1996
                              (Not Covered by Report of Independent Public Accountants)
                                                    ($ Thousands)

                                                                                                         F-3 Page 4
                                        CS           CIC         CES (a)        CPC           CPI           Total
                                    ----------    ----------   ----------    ----------    ----------    ----------
Operating Revenues
  Gas sales ......................           -             -      727,797             -             -       727,797
  Transportation .................           -             -            -             -             -             -
  Storage ........................           -             -            -             -             -             -
  Other ..........................      85,015         2,299          191        13,068        67,941       168,514

                                    ----------    ----------   ----------    ----------    ----------    ----------
Total Operating Revenues .........      85,015         2,299      727,988        13,068        67,941       896,311
                                    ----------    ----------   ----------    ----------    ----------    ----------

Operating Expenses
  Products purchased .............           -             -      711,535         7,545        40,795       759,875
  Operation ......................      74,072         2,175       11,205         3,065        17,657       108,174
  Maintenance ....................       2,328             -            -           114         1,250         3,692
  Depreciation and depletion .....       5,711             -          329           765         1,952         8,757
  Other taxes ....................       3,104             -          397           286         1,305         5,092

                                    ----------    ----------   ----------    ----------    ----------    ----------
Total Operating Expenses .........      85,215         2,175      723,466        11,775        62,959       885,590
                                    ----------    ----------   ----------    ----------    ----------    ----------

Operating Income (Loss) ..........        (200)          124        4,522         1,293         4,982        10,721
                                    ----------    ----------   ----------    ----------    ----------    ----------

Other Income (Deductions)
  Interest income and other, net         6,011            13        1,276           110           675         8,085
  Interest expense
    and related charges ..........      (1,564)            -          (21)         (225)         (922)       (2,732)
                                    ----------    ----------   ----------    ----------    ----------    ----------
Total Other Income (Deductions) ..       4,447            13        1,255          (115)         (247)        5,353
                                    ----------    ----------   ----------    ----------    ----------    ----------


Income (Loss) before Income Taxes        4,247           137        5,777         1,178         4,735        16,074

Income Taxes ....................        2,222            48        2,362           486         1,748         6,866
                                    ----------    ----------   ----------    ----------    ----------    ----------


Net Income (Loss) ...............        2,025            89        3,415           692         2,987         9,208
                                    ==========    ==========   ==========    ==========    ==========    ==========

(a) CES includes two subsidiaries as noted in Item 1. Consolidating financial statements of CES are presented herewith in Item 10, Exhibits F-1D through F-6D.

F-3  (5 of 5)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                                 Consolidating Statement of Income
                                                    Year Ended December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)



                                                                                                                         F-3 Page 5
                                                               TVC (a)       TCC (a)          CAT           CNS (a)        Total
                                                             ----------     ----------     ----------     ----------     ----------
Operating Revenues
  Gas sales .............................................             -              -              -              -              -
  Transportation ........................................             -              -              -              -              -
  Storage ...............................................             -              -              -              -              -
  Other .................................................         7,331              -              -             91          7,422

                                                             ----------     ----------     ----------     ----------     ----------
Total Operating Revenues ................................         7,331              -              -             91          7,422
                                                             ----------     ----------     ----------     ----------     ----------

Operating Expenses
  Products purchased ....................................             -              -              -              -              -
  Operation .............................................         5,272             17             65            159          5,513
  Maintenance ...........................................             -              -              -              -              -
  Depreciation and depletion ............................            40              -              -              3             43
  Other taxes ...........................................           182              -              -              4            186
                                                             ----------     ----------     ----------     ----------     ----------
Total Operating Expenses ................................         5,494             17             65            166          5,742
                                                             ----------     ----------     ----------     ----------     ----------

Operating Income (Loss) .................................         1,837            (17)           (65)           (75)         1,680
                                                             ----------     ----------     ----------     ----------     ----------

Other Income (Deductions)
  Interest income and other, net ........................         1,230            (91)            37              -          1,176
  Interest expense and related charges ..................          (235)             -             (2)             -           (237)
                                                             ----------     ----------     ----------     ----------     ----------
Total Other Income (Deductions) .........................           995            (91)            35              -            939
                                                             ----------     ----------     ----------     ----------     ----------


Income (Loss) before Income Taxes .......................         2,832           (108)           (30)           (75)         2,619

Income Taxes ............................................         1,132            (38)           (10)           (28)         1,056
                                                             ----------     ----------     ----------     ----------     ----------


Net Income (Loss) .......................................         1,700            (70)           (20)           (47)         1,563
                                                             ==========     ==========     ==========     ==========     ==========

(a) TVC includes twelve subsidiaries and both TCC and CNS include one subsidiary as noted in Item 1. Consolidating financial statements of TVC, TCC and CNS are presented herewith in Item 10, Exhibits F-1A through F-6A, F-1B through F-6B and F-1E through F-6E, respectively.

F-3A (1 of 3)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                 F-3A               F-3A                            Consolidating          TVC
                                                 Page 2            Page 3           Combined           Entries         Consolidated
                                                 ------            ------           --------           -------         ------------
Operating Revenues
  Gas sales ..........................                -                 -                  -                 -                 -
  Transportation .....................                -                 -                  -                 -                 -
  Storage ............................                -                 -                  -                 -                 -
  Other ..............................            8,712             2,224             10,936            (3,605)            7,331
                                                 ------            ------            -------            ------            ------
Total Operating Revenues .............            8,712             2,224             10,936            (3,605)            7,331
                                                 ------            ------            -------            ------            ------

Operating Expenses
  Products purchased .................                -                 -                  -                 -                 -
  Operation ..........................            5,685               168              5,853              (581)            5,272
  Maintenance ........................                -                 -                  -                 -                 -
  Depreciation and depletion .........               40                 -                 40                 -                40
  Other taxes ........................              182                 -                182                 -               182
                                                 ------            ------            -------            ------            ------

Total Operating Expenses .............            5,907               168              6,075              (581)            5,494
                                                 ------            ------            -------            ------            ------


Operating Income (Loss) ..............            2,805             2,056              4,861            (3,024)            1,837
                                                 ------            ------            -------            ------            ------

Other Income (Deductions)
  Interest income and other, net .....            1,268               103              1,371              (141)            1,230
  Interest expense and related charges             (228)             (148)              (376)              141              (235)
                                                 ------            ------            -------            ------            ------

Total Other Income (Deductions) ......            1,040               (45)               995                 -               995
                                                 ------            ------            -------            ------            ------


Income (Loss) before Income Taxes ....            3,845             2,011              5,856            (3,024)            2,832
Income Taxes .........................              425               707              1,132                 -             1,132
                                                 ------            ------            -------            ------            ------


Net Income (Loss) ....................            3,420             1,304              4,724            (3,024)            1,700
                                                 ======            ======            =======            ======            ======

F-3A (2 of 3)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-3A Page 2
                                            BGC        BLC        GGC       GLC        PGC          PLC          TVC         Total
                                            ----       ----       ----      ----      ------       ------       ------       ------
Operating Revenues
  Gas sales ..........................         -          -          -         -           -            -            -            -
  Transportation .....................         -          -          -         -           -            -            -            -
  Storage ............................         -          -          -         -           -            -            -            -
  Other ..............................      (196)      (458)         -         -       1,193        2,782        5,391        8,712
                                            ----       ----       ----      ----      ------       ------       ------       ------

Total Operating Revenues .............      (196)      (458)         -         -       1,193        2,782        5,391        8,712
                                            ----       ----       ----      ----      ------       ------       ------       ------

Operating Expenses
  Products purchased .................         -          -          -         -           -            -            -            -
  Operation ..........................        43        102          -         -          89          208        5,243        5,685
  Maintenance ........................         -          -          -         -           -            -            -            -
  Depreciation and depletion .........         -          -          -         -           -            -           40           40
  Other taxes ........................        (4)        48          -         -           -            -          138          182
                                            ----       ----       ----      ----      ------       ------       ------       ------

Total Operating Expenses .............        39        150          -         -          89          208        5,421        5,907
                                            ----       ----       ----      ----      ------       ------       ------       ------


Operating Income (Loss) ..............      (235)      (608)         -         -       1,104        2,574          (30)       2,805
                                            ----       ----       ----      ----      ------       ------       ------       ------

Other Income (Deductions)
  Interest income and other, net .....        39         91          -         -           2            4        1,132        1,268
  Interest expense and related charges         -          -          -         -         (12)         (26)        (190)        (228)
                                            ----       ----       ----      ----      ------       ------       ------       ------

Total Other Income (Deductions) ......        39         91          -         -         (10)         (22)         942        1,040
                                            ----       ----       ----      ----      ------       ------       ------       ------


Income (Loss) before Income Taxes ....      (196)      (517)         -         -       1,094        2,552          912        3,845
Income Taxes .........................       (67)      (176)         -         -         464          992         (788)         425
                                            ----       ----       ----      ----      ------       ------       ------       ------


Net Income (Loss) ....................      (129)      (341)         -         -         630        1,560        1,700        3,420
                                            ====       ====       ====      ====      ======       ======       ======       ======

F-3A (3 of 3)

                                       THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                       Tristar Ventures Corporation and Subsidiaries
                                             Consolidating Statement of Income
                                                Year Ended December 31, 1996
                                 (Not Covered by Report of Independent Public Accountants)
                                                       ($ Thousands)



                                                                                                                    F-3A Page 3
                                              VGC       VLC          RL            FC         TVC9       TVC10        Total
                                              ---       ---          --            --         ----       -----        -----
Operating Revenues
  Gas sales ..........................         -          -             -            -           -           -             -
  Transportation .....................         -          -             -            -           -           -             -
  Storage ............................         -          -             -            -           -           -             -
  Other ..............................        87        787         1,350            -           -           -         2,224
                                              --        ---        ------         ----        ----        ----        ------

Total Operating Revenues .............        87        787         1,350            -           -           -         2,224
                                              --        ---        ------         ----        ----        ----        ------

Operating Expenses
  Products purchased .................         -          -             -            -           -           -             -
  Operation ..........................        10         98            60            -           -           -           168
  Maintenance ........................         -          -             -            -           -           -             -
  Depreciation and depletion .........         -          -             -            -           -           -             -
  Other taxes ........................         -          -             -            -           -           -             -
                                              --        ---        ------         ----        ----        ----        ------

Total Operating Expenses .............        10         98            60            -           -           -           168
                                              --        ---        ------         ----        ----        ----        ------


Operating Income (Loss) ..............        77        689         1,290            -           -           -         2,056
                                              --        ---        ------         ----        ----        ----        ------

Other Income (Deductions)
  Interest income and other, net .....         9         86             8            -           -           -           103
  Interest expense and related charges         -          -          (148)           -           -           -          (148)
                                              --        ---        ------         ----        ----        ----        ------

Total Other Income (Deductions) ......         9         86          (140)           -           -           -           (45)
                                              --        ---        ------         ----        ----        ----        ------


Income (Loss) before Income Taxes ....        86        775         1,150            -           -           -         2,011
Income Taxes .........................        30        273           404            -           -           -           707
                                              --        ---        ------         ----        ----        ----        ------


Net Income (Loss) ....................        56        502           746            -           -           -         1,304
                                              ==        ===        ======         ====        ====        ====        ======

F-3B (1 of 1)

                            THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                              Tristar Capital Corporation and Subsidiary
                                   Consolidating Statement of Income
                                     Year Ended December 31, 1996
                       (Not Covered by Report of Independent Public Accountants)
                                             ($ Thousands)

                                                                                                Consoli-
                                                                                                 dating               TCC
                                                   TGT             TCC           Combined        Entries      Consolidated
                                                   ---             ---           --------        -------      ------------
Operating Revenues
  Gas sales ..........................               -               -                -              -               -
  Transportation .....................               -               -                -              -               -
                                                                                                                  ....
  Storage ............................               -               -                -              -               -
  Other ..............................               -               -                -              -               -
                                                  ----             ---             ----             --            ----

Total Operating Revenues .............               -               -                -              -               -
                                                  ----             ---             ----             --            ----

Operating Expenses
  Products purchased .................               -               -                -              -               -
  Operation ..........................              13               4               17              -              17
  Maintenance ........................               -               -                -              -               -
  Depreciation and depletion .........               -               -                -              -               -
  Other taxes ........................               -               -                -              -               -
                                                  ----             ---             ----             --            ----

Total Operating Expenses .............              13               4               17              -              17
                                                  ----             ---             ----             --            ----


Operating Income (Loss) ..............             (13)             (4)             (17)             -             (17)
                                                  ----             ---             ----             --            ----

Other Income (Deductions)
  Interest income and other, net .....             (93)            (67)            (160)            69             (91)
  Interest expense and related charges               -               -                -              -               -
                                                  ----             ---             ----             --            ----

Total Other Income (Deductions) ......             (93)            (67)            (160)            69             (91)
                                                  ----             ---             ----             --            ----


Income (Loss) before Income Taxes ....            (106)            (71)            (177)            69            (108)
Income Taxes .........................             (37)             (1)             (38)             -             (38)
                                                  ----             ---             ----             --            ----

Net Income (Loss) ....................             (69)            (70)            (139)            69             (70)
                                                  ====             ===             ====             ==            ====

F-3C (1 of 1)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                   Consoli-
                                                                                                    dating                  CLG
                                                 CLNG            CLG              Combined          Entries        Consolidated
                                                 ----           ------            --------          -------        ------------
Operating Revenues
  Gas sales ..........................             -                 -                  -               -                  -
  Transportation .....................             -                 -                  -               -                  -
  Storage ............................             -                 -                  -               -                  -
  Other ..............................            41             5,800              5,841             (26)             5,815
                                                  --            ------             ------             ---             ------

Total Operating Revenues .............            41             5,800              5,841             (26)             5,815
                                                  --            ------             ------             ---             ------

Operating Expenses
  Products purchased .................             -                 -                  -               -                  -
  Operation ..........................             1             3,606              3,607               -              3,607
  Maintenance ........................             -               442                442               -                442
  Depreciation and depletion .........             -                 -                  -               -                  -
  Other taxes ........................             -               140                140               -                140
                                                  --            ------             ------             ---             ------

Total Operating Expenses .............             1             4,188              4,189               -              4,189
                                                  --            ------             ------             ---             ------


Operating Income (Loss) ..............            40             1,612              1,652             (26)             1,626
                                                  --            ------             ------             ---             ------

Other Income (Deductions)
  Interest income and other, net .....             -               873                873               -                873
  Interest expense and related charges             -               (11)               (11)              -                (11)
                                                  --            ------             ------             ---             ------

Total Other Income (Deductions) ......             -               862                862               -                862
                                                  --            ------             ------             ---             ------


Income (Loss) before Income Taxes ....            40             2,474              2,514             (26)             2,488
Income Taxes .........................            14               867                881               -                881
                                                  --            ------             ------             ---             ------

Net Income (Loss) ....................            26             1,607              1,633             (26)             1,607
                                                  ==            ======             ======             ===             ======

F-3D (1 of 1)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
             Consolidating Income Statement as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                          Consoli-
                                                                                                           dating              CES
                                               CEM            CSP            CES          Combined        Entries      Consolidated
                                             -------        ------        --------        --------        -------      ------------
 Operating Revenues
   Gas sales ..........................        85,034             -         687,785         772,819        (45,022)        727,797
   Transportation .....................             -             -               -               -              -               -
   Storage ............................             -             -               -               -              -               -
   Other ..............................             -           191               -             191              -             191
                                              -------        ------        --------        --------        -------        --------
 Total Operating Revenues .............        85,034           191         687,785         773,010        (45,022)        727,988
                                              -------        ------        --------        --------        -------        --------

 Operating Expenses
   Products purchased .................        85,825            34         670,698         756,557        (45,022)        711,535
   Operation ..........................             -         1,213           9,992          11,205              -          11,205
   Maintenance ........................             -             -               -               -              -               -
   Depreciation and depletion .........             -            22             307             329              -             329
   Other taxes ........................             -            44             353             397              -             397
                                              -------        ------        --------        --------        -------        --------
 Total Operating Expenses .............        85,825         1,313         681,350         768,488        (45,022)        723,466
                                              -------        ------        --------        --------        -------        --------

 Operating Income (Loss) ..............          (791)       (1,122)          6,435           4,522              -           4,522
                                              -------        ------        --------        --------        -------        --------

 Other Income (Deductions)
   Interest income and other, net .....           530            11             735           1,276              -           1,276
   Interest expense and related charges             -             -            (902)           (902)           881             (21)
                                              -------        ------        --------        --------        -------        --------
 Total Other Income (Deductions) ......           530            11            (167)            374            881           1,255
                                              -------        ------        --------        --------        -------        --------

 Income (Loss) before Income Taxes ....          (261)       (1,111)          6,268           4,896            881           5,777
 Income Taxes .........................          (102)         (389)          2,853           2,362              -           2,362
                                              -------        ------        --------        --------        -------        --------

 Net Income (Loss) ....................          (159)         (722)          3,415           2,534            881           3,415
                                              =======        ======        ========        ========        =======        ========

F-3E (1 of 1)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                Consolidating       CNS
                                                     CMC            CMS         Combined           Entries      Consolidated
                                                ------------   ------------  -------------     --------------   ------------
Operating Revenues
  Gas sales...................................           -              -              -                  -              -
  Transportation..............................           -              -              -                  -              -
  Storage.....................................           -              -              -                  -              -
  Other.......................................          91              -             91                  -             91
                                                ------------   ------------  -------------     --------------   ------------
Total Operating Revenues......................          91              -             91                  -             91
                                                ------------   ------------  -------------   ----------------   ------------
Operating Expenses
  Products purchased..........................           -              -              -                  -              -
  Operation...................................         139             20            159                  -            159
  Maintenance.................................           -              -              -                  -              -
  Depreciation and depletion..................           3              -              3                  -              3
  Other taxes.................................           4              -              4                  -              4
                                                ------------   ------------  -------------   ----------------   ------------
Total Operating Expenses......................         146             20            166                  -            166
                                                ------------   ------------  -------------   ----------------   ------------
Operating Income (Loss).......................         (55)           (20)           (75)                 -            (75)
                                                ============   ============  =============   ================   ============
Other Income (Deductions)
  Interest income and other, net..............           -              -              -                  -              -
  Interest expense and related charges........           -              -              -                  -              -
                                                ------------   ------------  -------------   ----------------   ------------
Total Other Income (Deductions)...............           -              -              -                  -              -
                                                ------------   ------------  -------------   ----------------   ------------
Income (Loss) before Income Taxes and
  Extraordinary Items.........................         (55)           (20)           (75)                 -            (75)
Income Taxes..................................         (21)            (7)           (28)                 -            (28)
                                                ------------   ------------  -------------   ----------------   ------------
Net Income (Loss).............................         (34)           (13)           (47)                 -            (47)
                                                ============   ============  =============   ================   ============


F-4 (1 of 1)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                              Consolidating Statement of Income Entries
                                                    Year Ended December 31, 1996
                                      (Not Covered by Report of Independent Public Accountants)
                                                            ($ Thousands)

                                                                                                         Entry No. 3
                                                                           Entry No. 1    Entry No. 2    Adjust to
                                                                           Eliminate      Eliminate      Consoli-       Entry No. 4
                                                                           Intercompany   Subsidiary     dated Full     Elimination/
                                                               Total       Transactions   Equity         Cost Pool      Adjustments
                                                            -----------    ------------   -----------    -----------    -----------
Operating Revenues
  Gas sales .............................................      (149,569)      (149,569)             -              -              -
  Transportation ........................................      (257,108)      (257,108)             -              -              -
  Storage ...............................................       (94,332)       (94,332)             -              -              -
  Other .................................................       (91,840)       (96,120)             -              -          4,280
                                                            -----------    -----------    -----------    -----------    -----------
Total Operating Revenues ................................      (592,849)      (597,129)             -              -          4,280
                                                            -----------    -----------    -----------    -----------    -----------

Operating Expenses
  Products purchased ....................................      (504,578)      (504,578)             -              -              -
  Operation .............................................       (99,998)       (92,635)             -              -         (7,363)
  Maintenance ...........................................             -              -              -              -              -
  Depreciation and depletion ............................         2,410              -            533          1,877              -
  Other taxes ...........................................             -              -              -              -              -

                                                            -----------    -----------    -----------    -----------    -----------
Total Operating Expenses ................................      (602,166)      (597,213)           533          1,877         (7,363)
                                                            -----------    -----------    -----------    -----------    -----------

Operating Income (Loss) .................................         9,317             84           (533)        (1,877)        11,643

                                                            -----------    -----------    -----------    -----------    -----------
Other Income (Deductions)
  Interest income and other, net ........................      (373,534)      (122,061)      (245,622)             -         (5,851)
  Interest expense and related charges ..................       122,061        122,061              -              -              -

                                                            -----------    -----------    -----------    -----------    -----------
Total Other Income (Deductions) .........................      (251,473)             -       (245,622)             -         (5,851)

                                                            -----------    -----------    -----------    -----------    -----------
Income (Loss) before Income Taxes .......................      (242,156)            84       (246,155)        (1,877)         5,792

Income Taxes ............................................         1,659             29           (187)          (657)         2,474

                                                            -----------    -----------    -----------    -----------    -----------
Net Income (Loss) .......................................      (243,815)            55       (245,968)        (1,220)         3,318
                                                            ===========    ===========    ===========    ===========    ===========

F-4A (1 of 1)

                                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                 Tristar Ventures Corporation and Subsidiaries
                                   Consolidating Statement of Income Entries
                                          Year Ended December 31, 1996
                           (Not Covered by Report of Independent Public Accountants)
                                                 ($ Thousands)

                                                                                                      Entry No. 3
                                                                   Entry No. 1      Entry No. 2       Adjust to
                                                                    Eliminate        Eliminate         Consoli-       Entry No. 4
                                                                  Intercompany      Subsidiary        dated Full      Elimination/
                                                   Total          Transactions        Equity          Cost Pool       Adjustments
                                                  ------          ------------      -----------       -----------     ------------
Operating Revenues
  Gas sales ..........................                 -                -                  -                -               -
  Transportation .....................                 -                -                  -                -               -
  Storage ............................                 -                -                  -                -               -
  Other ..............................            (3,605)               -             (3,605)               -               -
                                                  ------             ----             ------             ----            ----

Total Operating Revenues .............            (3,605)               -             (3,605)               -               -
                                                  ------             ----             ------             ----            ----

Operating Expenses
  Products purchased .................                 -                -                  -                -               -
  Operation ..........................              (581)               -               (581)               -               -
  Maintenance ........................                 -                -                  -                -               -
  Depreciation and depletion .........                 -                -                  -                -               -
  Other taxes ........................                 -                -                  -                -               -
                                                  ------             ----             ------             ----            ----

Total Operating Expenses .............              (581)               -               (581)               -               -
                                                  ------             ----             ------             ----            ----


Operating Income (Loss) ..............            (3,024)               -             (3,024)               -               -
                                                  ------             ----             ------             ----            ----

Other Income (Deductions)
  Interest income and other, net .....              (141)            (141)                 -                -               -
  Interest expense and related
  charges ............................               141              141                  -                -               -
                                                  ------             ----             ------             ----            ----

Total Other Income (Deductions) ......                 -                -                  -                -               -
                                                  ------             ----             ------             ----            ----


Income (Loss) before Income Taxes ....            (3,024)               -             (3,024)               -               -
Income Taxes .........................                 -                -                  -                -               -
                                                  ------             ----             ------             ----            ----

Net Income (Loss) ....................            (3,024)               -             (3,024)               -               -
                                                  ======             ====             ======             ====            ====

F-4B (1 of 1)

                               THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                 Tristar Capital Corporation and Subsidiary
                                 Consolidating Statement of Income Entries
                                        Year Ended December 31, 1996
                         (Not Covered by Report of Independent Public Accountants)
                                               ($ Thousands)

                                                                                                  Entry No. 3
                                                                Entry No. 1       Entry No. 2      Adjust to
                                                                  Eliminate        Eliminate        Consoli-        Entry No. 4
                                                                 Intercompany      Subsidiary      dated Full       Elimination/
                                                   Total         Transactions       Equity         Cost Pool        Adjustments
                                                   -----         ------------       ------         ---------        -----------
Operating Revenues
  Gas sales ..........................               -                 -               -                 -                 -
  Transportation .....................               -                 -               -                 -                 -
  Storage ............................               -                 -               -                 -                 -
  Other ..............................               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----

Total Operating Revenues .............               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----

Operating Expenses
  Products purchased .................               -                 -               -                 -                 -
  Operation ..........................               -                 -               -                 -                 -
  Maintenance ........................               -                 -               -                 -                 -
  Depreciation and depletion .........               -                 -               -                 -                 -
  Other taxes ........................               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----

Total Operating Expenses .............               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----


Operating Income (Loss) ..............               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----

Other Income (Deductions)
  Interest income and other, net .....              69                                69                 -                 -
  Interest expense and related charges               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----

Total Other Income (Deductions) ......              69                 -              69                 -                 -
                                                    --              ----              --              ----              ----


Income (Loss) before Income Taxes ....              69                 -              69                 -                 -
Income Taxes .........................               -                 -               -                 -                 -
                                                    --              ----              --              ----              ----

Net Income (Loss) ....................              69                 -              69                 -                 -
                                                    ==              ====              ==              ====              ====

F-4C (1 of 1)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
                   Consolidating Statement of Income Entries
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                       Entry No. 3
                                                                   Entry No. 1      Entry No. 2        Adjust to
                                                                    Eliminate        Eliminate          Consoli-       Entry No. 4
                                                                   Intercompany     Subsidiary         dated Full      Elimination/
                                                   Total           Transactions       Equity           Cost Pool        Adjustments
                                                   -----           ------------       ------           ---------        -----------
Operating Revenues
  Gas sales ..........................                -                  -                -                  -                 -
  Transportation .....................                -                  -                -                  -                 -
  Storage ............................                -                  -                -                  -                 -
  Other ..............................              (26)                 -              (26)                 -                 -
                                                    ---               ----              ---               ----              ----

Total Operating Revenues .............              (26)                 -              (26)                 -                 -
                                                    ---               ----              ---               ----              ----

Operating Expenses
  Products purchased .................                -                  -                -                  -                 -
  Operation ..........................                -                  -                -                  -                 -
  Maintenance ........................                -                  -                -                  -                 -
  Depreciation and depletion .........                -                  -                -                  -                 -
  Other taxes ........................                -                  -                -                  -                 -
                                                    ---               ----              ---               ----              ----

Total Operating Expenses .............                -                  -                -                  -                 -
                                                    ---               ----              ---               ----              ----


Operating Income (Loss) ..............              (26)                 -              (26)                 -                 -
                                                    ---               ----              ---               ----              ----

Other Income (Deductions)
  Interest income and other, net .....                -                  -                -                  -                 -
  Interest expense and related charges                -                  -                -                  -                 -
                                                    ---               ----              ---               ----              ----

Total Other Income (Deductions) ......                -                  -                -                  -                 -
                                                    ---               ----              ---               ----              ----


Income (Loss) before Income Taxes ....              (26)                 -              (26)                 -                 -
Income Taxes .........................                -                  -                -                  -                 -
                                                    ---               ----              ---               ----              ----

Net Income (Loss) ....................              (26)                 -              (26)                 -                 -
                                                    ===               ====              ===               ====              ====

F-4D (1 of 1)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
         Consolidating Income Statement Entries as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                     Entry No. 3
                                                                    Entry No. 1       Entry No. 2     Adjust to
                                                                    Eliminate          Eliminate      Consoli-         Entry No. 4
                                                                    Intercompany       Subsidiary     dated Full       Elimination/
                                                    Total           Transactions         Equity       Cost Pool        Adjustments
                                                   -------          ------------         ------       ---------        -----------
 Operating Revenues
   Gas sales ..........................            (45,022)            (45,022)              -               -               -
   Transportation .....................                  -                   -               -               -               -
   Storage ............................                  -                   -               -               -               -
   Other ..............................                  -                   -               -               -               -
                                                   -------             -------             ---            ----            ----
 Total Operating Revenues .............            (45,022)            (45,022)              -               -               -
                                                   -------             -------             ---            ----            ----

 Operating Expenses
   Products purchased .................            (45,022)            (45,022)              -               -               -
   Operation ..........................                  -                   -               -               -               -
   Maintenance ........................                  -                   -               -               -               -
   Depreciation and depletion .........                  -                   -               -               -               -
   Other taxes ........................                  -                   -               -               -               -

                                                   -------             -------             ---            ----            ----
 Total Operating Expenses .............            (45,022)            (45,022)              -               -               -
                                                   -------             -------             ---            ----            ----

 Operating Income (Loss) ..............                  -                   -               -               -               -
                                                   -------             -------             ---            ----            ----

 Other Income (Deductions)
   Interest income and other, net .....                  -                (881)            881               -               -
   Interest expense and related charges                881                 881               -               -               -
                                                   -------             -------             ---            ----            ----
 Total Other Income (Deductions) ......                881                   -             881               -               -
                                                   -------             -------             ---            ----            ----

 Income (Loss) before Income Taxes ....                881                   -             881               -               -
 Income Taxes .........................                  -                   -               -               -               -
                                                   -------             -------             ---            ----            ----

 Net Income (Loss) ....................                881                   -             881               -               -
                                                   =======             =======             ===            ====            ====

F-4E (1 of 1)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                       Consolidating Statement of Income
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                        Entry No. 3
                                                                           Entry No. 1    Entry No. 2     Adjust to
                                                                            Eliminate      Eliminate    Consolidated    Entry No. 4
                                                                           Intercompany   Subsidiary        Full        Elimination/
                                                                 Total     Transactions     Equity       Cost Pool      Adjustments
                                                               ---------   ------------   -----------   ------------   ------------
Operating Revenues
  Gas sales .................................................      -               -             -              -              -
  Transportation ............................................      -               -             -              -              -
  Storage ...................................................      -               -             -              -              -
  Other .....................................................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Total Operating Revenues ....................................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Operating Expenses
  Products purchased ........................................      -               -             -              -              -
  Operation .................................................      -               -             -              -              -
  Maintenance ...............................................      -               -             -              -              -
  Depreciation and depletion ................................      -               -             -              -              -
  Other taxes ...............................................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Total Operating Expenses ....................................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Operating Income (Loss) .....................................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Other Income (Deductions)
  Interest income and other, net ............................      -               -             -              -              -
  Interest expense and related charges ......................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Total Other Income (Deductions) .............................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Income (loss) before Income Taxes and Extraordinary Items ...      -               -             -              -              -
Income Taxes ................................................      -               -             -              -              -
                                                               ---------   ------------   -----------   ------------   ------------
Net Income (Loss) ...........................................      -               -             -              -              -
                                                               =========   ============   ===========   ============   ============

F-5 (1 of 5)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                           Consolidating Statement of Common Stock Equity
                                                    Year Ended December 31, 1996
                                     (Not covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                       F-5           F-5           F-5          F-5                     Consolidating
                                      Page 2        Page 3        Page 4       Page 5       Combined       Entries      Consolidated
                                    ----------    ----------    ----------   ----------    ----------   -------------   ------------
Common Stock
 Balance at beginning of year ...      451,850       751,467        23,097       16,975     1,243,389       (737,187)       506,202
  Common stock issued -
    Subsidiaries ................        8,000        19,500           120            -        27,620        (27,620)             -
    Dividend reinvestment plan ..            -             -             -            -             -              -              -
    Long-term incentive plan ....            -         3,096             -            -         3,096              -          3,096
    Public offering .............            -        43,338             -            -        43,338              -         43,338
  Recapitalization -
    Reduction in par value ......            -             -             -            -             -              -              -

                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------
 Balance at end of year .........      459,850       817,401        23,217       16,975     1,317,443       (764,807)       552,636
                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------

Additional Paid in Capital
 Balance at beginning of year ...    1,431,625       598,755        26,734       43,877     2,100,991     (1,504,130)       596,861
  Common stock issued -
    Subsidiaries ................            -             -           880            -           880           (880)             -
    Dividend reinvestment plan ..            -             -             -            -             -              -              -
    Long-term incentive plan ....            -         9,927             -            -         9,927              -          9,927
    Public offering .............            -       137,504             -            -       137,504              -        137,504
    Other .......................            -             -             -            -             -              -              -
  Recapitalization -
    Debt issuance ...............            -             -             -            -             -              -              -
    Dividends paid ..............            -             -             -            -             -              -              -
    Capital contributions .......      144,084             -         1,940        1,483       147,507       (148,582)             -
    Reduction in par value ......            -             -             -            -             -              -              -

                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------
 Balance at end of year .........    1,575,709       746,186        29,554       45,360     2,396,809     (1,653,592)       743,217
                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------

Retained Earnings
 Balance at beginning of year ...     (777,565)      488,391        12,912      (19,488)     (295,750)       365,578         69,828
  Net income ....................      143,419       311,266         9,208        1,563       465,456       (243,815)       221,641
  Common stock dividends -
    CG ..........................            -        32,212             -            -        32,212              -         32,212
    Subsidiaries (to CG) ........       87,847        39,221         3,374            -       130,442       (130,442)             -
  Other .........................            -             -             -            -             -              -              -

                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------
 Balance at end of year .........     (721,993)      728,224        18,746      (17,925)        7,052        252,205        259,257
                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------
Reacquired Capital Stock ........            -             -             -            -             -              -              -

Unearned Employee Compensation
 Balance at beginning of year ...            -             -             -            -             -              -              -
  Adjustment ....................            -        (1,459)            -            -        (1,459)             -         (1,459)

                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------
 Balance at end of year .........            -             -             -            -             -              -              -

                                    ----------    ----------    ----------   ----------    ----------    -----------    -----------
TOTAL COMMON STOCK EQUITY .......    1,313,566     2,290,352        71,517       44,410     3,719,845     (2,166,194)     1,553,651
                                    ==========    ==========    ==========   ==========    ==========    ===========    ===========

F-5 (2 of 5)


                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-5 Page 2
                                                   CNR            TCO            CGT         CLG (a)          CKY          Total
                                                ----------     ----------     ----------    ----------     ----------    ----------
Common Stock
 Balance at beginning of year ..............       134,476        241,784         59,780             4         15,806       451,850
  Common stock issued -
    Subsidiaries ...........................             -              -              -             -          8,000         8,000
    Dividend reinvestment plan .............             -              -              -             -              -             -
    Long-term incentive plan ...............             -              -              -             -              -             -
    Public offering ........................             -              -              -             -              -             -
  Recapitalization -
    Reduction in par value .................             -              -              -             -              -             -

                                                ----------     ----------     ----------    ----------     ----------    ----------
 Balance at end of year ....................       134,476        241,784         59,780             4         23,806       459,850
                                                ----------     ----------     ----------    ----------     ----------    ----------

Additional Paid in Capital
 Balance at beginning of year ..............             -      1,270,289         22,669       138,493            174     1,431,625
  Common stock issued -
    Subsidiaries ...........................             -              -              -             -              -             -
    Dividend reinvestment plan .............             -              -              -             -              -             -
    Long-term incentive plan ...............             -              -              -             -              -             -
    Public offering ........................             -              -              -             -              -             -
    Other ..................................             -              -              -             -              -             -
  Recapitalization -
    Debt issuance ..........................             -              -              -             -              -             -
    Dividends paid .........................             -              -              -             -              -             -
    Capital contributions ..................       141,993              -              -         2,091              -       144,084
    Reduction in par value .................             -              -              -             -              -             -
                                                ----------     ----------     ----------    ----------     ----------    ----------
 Balance at end of year ....................       141,993      1,270,289         22,669       140,584            174     1,575,709
                                                ----------     ----------     ----------    ----------     ----------    ----------

Retained Earnings
 Balance at beginning of year ..............       (49,681)      (658,926)        19,556      (126,554)        38,040      (777,565)
  Net income ...............................        21,709         95,644         15,170         1,607          9,289       143,419
  Cash dividends -
    CG .....................................             -              -              -             -              -             -
    Subsidiaries (to CG) ...................        20,973         46,422         13,450             -          7,002        87,847
  Other ....................................             -              -              -             -              -             -
                                                ----------     ----------     ----------    ----------     ----------    ----------
 Balance at end of year ....................       (48,945)      (609,704)        21,276      (124,947)        40,327      (721,993)
                                                ----------     ----------     ----------    ----------     ----------    ----------
Reacquired Capital Stock ...................             -              -              -             -              -             -

Unearned Employee Compensation
 Balance at beginning of year ..............             -              -              -             -              -             -
  Adjustment ...............................             -              -              -             -              -             -
                                                ----------     ----------     ----------    ----------     ----------    ----------
 Balance at end of year ....................             -              -              -             -              -             -
                                                ----------     ----------     ----------    ----------     ----------    ----------

TOTAL COMMON STOCK EQUITY ..................       227,524        902,369        103,725        15,641         64,307     1,313,566
                                                ==========     ==========     ==========    ==========     ==========    ==========

(a) CLG includes one subsidiary as noted in Item 1. Consolidating financial statements of CLG are presented herewith in Item 10, Exhibits F-1C through F-6C.

F-5 (3 of 5)


                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-5 Page 3
                                                     CMD           CPA           COS           COH            CG           Total
                                                  ----------    ----------    ----------    ----------    ----------     ----------
Common Stock
 Balance at beginning of year ................         7,092        68,628        50,305       119,240       506,202        751,467
  Common stock issued -
    Subsidiaries .............................         3,000        16,500             -             -             -         19,500
    Dividend reinvestment plan ...............             -             -             -             -             -              -
    Long-term incentive plan .................             -             -             -             -         3,096          3,096
    Public offering ..........................             -             -             -             -        43,338         43,338
  Recapitalization -
    Reduction in par value ...................             -             -             -             -             -              -

                                                  ----------    ----------    ----------    ----------    ----------     ----------
 Balance at end of year ......................        10,092        85,128        50,305       119,240       552,636        817,401
                                                  ----------    ----------    ----------    ----------    ----------     ----------

Additional Paid in Capital
 Balance at beginning of year ................             -             -         2,969             -       595,786        598,755
  Common stock issued -
    Subsidiaries .............................             -             -             -             -             -              -
    Dividend reinvestment plan ...............             -             -             -             -             -              -
    Long-term incentive plan .................             -             -             -             -         9,927          9,927
    Public offering ..........................             -             -             -             -       137,504        137,504
    Other ....................................             -             -             -             -             -              -
  Recapitalization -
    Debt issuance ............................             -             -             -             -             -              -
    Dividends paid ...........................             -             -             -             -             -              -
    Capital contributions ....................             -             -             -             -             -              -
    Reduction in par value ...................             -             -             -             -             -              -

                                                  ----------    ----------    ----------    ----------    ----------     ----------
 Balance at end of year ......................             -             -         2,969             -       743,217        746,186
                                                  ----------    ----------    ----------    ----------    ----------     ----------

Retained Earnings
 Balance at beginning of year ................        10,940       110,655        48,700       248,268        69,828        488,391
  Net income .................................         2,609        28,606        12,693        45,717       221,641        311,266
  Common stock dividends -
    CG .......................................             -             -             -             -        32,212         32,212
    Subsidiaries (to CG) .....................         1,741        14,824             -        22,656                       39,221
  Other ......................................             -             -             -             -             -              -

                                                  ----------    ----------    ----------    ----------    ----------     ----------
 Balance at end of year ......................        11,808       124,437        61,393       271,329       259,257        728,224
                                                  ----------    ----------    ----------    ----------    ----------     ----------
Reacquired Capital Stock .....................             -             -             -             -             -              -

Unearned Employee Compensation
 Balance at beginning of year ................             -             -             -             -             -              -
  Adjustment .................................             -             -             -             -        (1,459)        (1,459)

                                                  ----------    ----------    ----------    ----------    ----------     ----------
 Balance at end of year ......................             -             -             -             -             -              -
                                                  ----------    ----------    ----------    ----------    ----------     ----------

TOTAL COMMON STOCK EQUITY ....................        21,900       209,565       114,667       390,569     1,553,651      2,290,352
                                                  ==========    ==========    ==========    ==========    ==========     ==========

F-5 (4 of 5)


                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                         F-1 Page 4
                                      CS           CIC          CES (a)        CPC            CPI           Total
                                  ----------    ----------    ----------    ----------     ----------    ----------
Common Stock
 Balance at beginning of year         13,000             -         4,197         3,900          2,000        23,097
  Common stock issued -
    Subsidiaries .............             -           120             -             -              -           120
    Dividend reinvestment plan             -             -             -             -              -             -
    Long-term incentive plan .             -             -             -             -              -             -
    Public offering ..........             -             -             -             -              -             -
  Recapitalization -
    Reduction in par value ...             -             -             -             -              -             -

                                  ----------    ----------    ----------    ----------     ----------    ----------
 Balance at end of year ......        13,000           120         4,197         3,900          2,000        23,217
                                  ----------    ----------    ----------    ----------     ----------    ----------

Additional Paid in Capital
 Balance at beginning of year              -             -        26,336             -            398        26,734
  Common stock issued -
    Subsidiaries .............             -           880             -             -              -           880
    Dividend reinvestment plan             -             -             -             -              -             -
    Long-term incentive plan .             -             -             -             -              -             -
    Public offering ..........             -             -             -             -              -             -
    Other ....................             -             -             -             -              -             -
  Recapitalization -
    Debt issuance ............             -             -             -             -              -             -
    Dividends paid ...........             -             -             -             -              -             -
    Capital contributions ....             -             -             -         1,940              -         1,940
    Reduction in par value ...             -             -             -             -              -             -


                                  ----------    ----------    ----------    ----------     ----------    ----------
 Balance at end of year ......             -           880        26,336         1,940            398        29,554
                                  ----------    ----------    ----------    ----------     ----------    ----------

Retained Earnings
 Balance at beginning of year            176             -         7,379        (2,048)         7,405        12,912
  Net income .................         2,025            89         3,415           692          2,987         9,208
  Common stock dividends -
    CG .......................             -             -             -             -              -             -
    Subsidiaries (to CG) .....         2,028             -             -             -          1,346         3,374
  Other ......................             -             -             -             -              -             -

                                  ----------    ----------    ----------    ----------     ----------    ----------
 Balance at end of year ......           173            89        10,794        (1,356)         9,046        18,746
                                  ----------    ----------    ----------    ----------     ----------    ----------
Reacquired Capital Stock .....             -             -             -             -              -             -

Unearned Employee Compensation
 Balance at beginning of year              -             -             -             -              -             -
  Adjustment .................             -             -             -             -              -             -

                                  ----------    ----------    ----------    ----------     ----------    ----------
 Balance at end of year ......             -             -             -             -              -             -
                                  ----------    ----------    ----------    ----------     ----------    ----------

TOTAL COMMON STOCK EQUITY ....        13,173         1,089        41,327         4,484         11,444        71,517
                                  ==========    ==========    ==========    ==========     ==========    ==========

(a) CES includes two subsidiaries as noted in Item 1. Consolidating financial statements of CES are presented herewith in Item 10, Exhibits F-1D through F-6D.

F-5 (5 of 5)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-5 Page 5
                                                               TVC (a)        TCC (a)         CAT           CNS (a)        Total
                                                             ----------     ----------     ----------     ----------     ----------
Common Stock
 Balance at beginning of year ...........................        15,293          1,000             82            600         16,975
  Common stock issued -
    Subsidiaries ........................................             -              -              -              -              -
    Dividend reinvestment plan ..........................             -              -              -              -              -
    Long-term incentive plan ............................             -              -              -              -              -
    Public offering .....................................             -              -              -              -              -
  Recapitalization -
    Reduction in par value ..............................             -              -              -              -              -

                                                             ----------     ----------     ----------     ----------     ----------
 Balance at end of year .................................        15,293          1,000             82            600         16,975
                                                             ----------     ----------     ----------     ----------     ----------

Additional Paid in Capital
 Balance at beginning of year ...........................        42,802          1,075              -              -         43,877
  Common stock issued -
    Subsidiaries ........................................             -              -              -              -              -
    Dividend reinvestment plan ..........................             -              -              -              -              -
    Long-term incentive plan ............................             -              -              -              -              -
    Public offering .....................................             -              -              -              -              -
    Other ...............................................             -              -              -              -              -
  Recapitalization -
    Debt issuance .......................................             -              -              -              -              -
    Dividends paid ......................................             -              -              -              -              -
    Capital contributions ...............................             -          1,075          1,483              -          2,558
    Reduction in par value ..............................             -              -              -              -              -

                                                             ----------     ----------     ----------     ----------     ----------
 Balance at end of year .................................        42,802          1,075          1,483              -         45,360
                                                             ----------     ----------     ----------     ----------     ----------

Retained Earnings
 Balance at beginning of year ...........................       (18,242)          (358)          (888)             -        (19,488)
  Net income ............................................         1,700            (70)           (20)           (47)         1,563
  Common stock dividends -
    CG ..................................................             -              -              -              -              -
    Subsidiaries (to CG) ................................             -              -              -              -              -
  Other .................................................             -              -              -              -              -

                                                             ----------     ----------     ----------     ----------     ----------
 Balance at end of year .................................       (16,542)          (428)          (908)           (47)       (17,925)
                                                             ----------     ----------     ----------     ----------     ----------
Reacquired Capital Stock ................................             -              -              -              -              -

Unearned Employee Compensation
 Balance at beginning of year ...........................             -              -              -              -              -
  Adjustment ............................................             -              -              -              -              -

                                                             ----------     ----------     ----------     ----------     ----------
 Balance at end of year .................................             -              -              -              -              -
                                                             ----------     ----------     ----------     ----------     ----------

TOTAL COMMON STOCK EQUITY ...............................        41,553          1,647            657            553         44,410
                                                             ==========     ==========     ==========     ==========     ==========

(a) TCC and CNS include on subsidiary and TVC includes twelve subsidiaries as noted in Item 1. Consolidating financial statements of TCC, CNS and TVC are presented herewith in Item 10, Exhibits F-1B through F-6B and F-1A through F-6A, respectively.

F-5A (1 of 3)

                                   THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                   Tristar Ventures Corporation and Subsidiaries
                                   Consolidating Statement of Common Stock Equity
                                            Year Ended December 31, 1996
                             (Not covered by Report of Independent Public Accountants)
                                                   ($ Thousands)

                                          F-5A               F-5A                                Consolidating            TVC
                                          Page 2             Page 3            Combined             Entries           Consolidated
                                          ------             ------            --------             -------           ------------
Common Stock
 Balance at beginning of year              15,460                203              15,663                (370)             15,293
  Common stock issued - ......                  -                  -                   -                   -                   -
    Subsidiaries .............                  -                  -                   -                   -                   -
    Dividend reinvestment plan                  -                  -                   -                   -                   -
    Long-term incentive plan .                  -                  -                   -                   -                   -
    Public offering ..........                  -                  -                   -                   -                   -
  Recapitalization -
    Reduction in par value ...                  -                  -                   -                   -                   -
                                          -------             ------             -------             -------             -------
 Balance at end of year ......             15,460                203              15,663                (370)             15,293
                                          -------             ------             -------             -------             -------

Additional Paid in Capital
 Balance at beginning of
   year ......................             57,248              8,713              65,961             (23,159)             42,802
  Common stock issued -
    Subsidiaries .............                  -                  -                   -                   -                   -
    Dividend reinvestment
      plan ...................                  -                  -                   -                   -                   -
    Long-term incentive plan .                  -                  -                   -                   -                   -
    Public offering ..........                  -                  -                   -                   -                   -
    Other ....................                  -                  -                   -                   -                   -
  Recapitalization -
    Debt issuance ............                  -                  -                   -                   -                   -
    Dividends paid ...........             (3,749)            (1,100)             (4,849)              4,849                   -
    Capital contributions ....                  -                  -                   -                   -                   -
                                          -------             ------             -------             -------             -------
 Balance at end of year ......             53,499              7,613              61,112             (18,310)             42,802
                                          -------             ------             -------             -------             -------

Retained Earnings
 Balance at beginning of
   year ......................            (16,006)              (271)            (16,277)             (1,965)            (18,242)
  Net income (loss) ..........              3,420              1,304               4,724              (3,024)              1,700
  Common stock dividends - ...                  -                  -                   -                   -                   -
    CG .......................                  -                  -                   -                   -                   -
    Subsidiaries (to CG) .....                  -                  -                   -                   -                   -
  Other ......................                  -                  -                   -                   -                   -
                                          -------             ------             -------             -------             -------

 Balance at end of year ......            (12,586)             1,033             (11,553)             (4,989)            (16,542)
                                          -------             ------             -------             -------             -------

Unearned Employee Compensation
 Balance at beginning of
   year ......................                  -                  -                   -                   -                   -
  Adjustment .................                  -                  -                   -                   -                   -
                                          -------             ------             -------             -------             -------
 Balance at end of year ......                  -                  -                   -                   -                   -
                                          -------             ------             -------             -------             -------

TOTAL COMMON STOCK EQUITY ....             56,373              8,849              65,222             (23,669)             41,553
                                          =======             ======             =======             =======             =======

F-5A (2 of 3)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES Tristar Ventures Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                        F-5A Page 2
                                     BGC         BLC         GGC          GLC         PGC        PLC         TVC          Total
                                   ------       ------       ----       ------       -----      -----      -------       -------
Common Stock
  Balance at beginning of year           3            3         10           75          75          1       15,293        15,460
  Common stock issued -
    Subsidiaries .............           -            -          -            -           -          -            -             -
    Dividend reinvestment plan           -            -          -            -           -          -            -             -
    Long-term incentive plan .           -            -          -            -           -          -            -             -
    Public offering ..........           -            -          -            -           -          -            -             -
  Recapitalization -
    Reduction in par value ...           -            -          -            -           -          -            -             -
                                    ------       ------       ----       ------       -----      -----      -------       -------
  Balance at end of year .....           3            3         10           75          75          1       15,293        15,460
                                    ------       ------       ----       ------       -----      -----      -------       -------

Additional Paid in Capital
  Balance at beginning of year       2,847        6,647         97        4,855           -          -       42,802        57,248
  Common stock issued -
    Subsidiaries .............           -            -          -            -           -          -            -             -
    Dividend reinvestment plan           -            -          -            -           -          -            -             -
    Long-term incentive plan .           -            -          -            -           -          -            -             -
    Public offering ..........           -            -          -            -           -          -            -             -
    Other ....................           -            -          -            -           -          -            -             -
  Recapitalization -
    Debt issuance ............           -            -          -            -           -          -            -             -
    Dividends paid ...........      (1,100)      (2,649)         -            -           -          -            -        (3,749)
    Capital contributions ....           -            -          -            -           -          -            -             -
                                    ------       ------       ----       ------       -----      -----      -------       -------
  Balance at end of year .....       1,747        3,998         97        4,855           -          -       42,802        53,499
                                    ------       ------       ----       ------       -----      -----      -------       -------

Retained Earnings
  Balance at beginning of year          47           77       (107)      (4,930)      2,070      5,079      (18,242)      (16,006)
  Net income (loss) ..........        (129)        (341)         -            -         630      1,560        1,700         3,420
  Common stock dividends - ...           -            -          -            -           -          -            -             -
    CG .......................           -            -          -            -           -          -            -             -
    Subsidiaries (to CG) .....           -            -          -            -           -          -            -             -
  Other ......................           -            -          -            -           -          -            -             -
                                    ------       ------       ----       ------       -----      -----      -------       -------
  Balance at end of year .....         (82)        (264)      (107)      (4,930)      2,700      6,639      (16,542)      (12,586)
                                    ------       ------       ----       ------       -----      -----      -------       -------

Unearned Employee Compensation
  Balance at beginning of year           -            -          -            -           -          -            -             -
    Adjustment ...............           -            -          -            -           -          -            -             -
                                    ------       ------       ----       ------       -----      -----      -------       -------
  Balance at end of year .....           -            -          -            -           -          -            -             -
                                    ------       ------       ----       ------       -----      -----      -------       -------

TOTAL COMMON STOCK EQUITY ....       1,668        3,737          -            -       2,775      6,640       41,553        56,373
                                    ======       ======       ====       ======       =====      =====      =======       =======

F-5A (3 of 3)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES Tristar Ventures Corporation and Subsidiaries
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                          ($ Thousands)


                                                                                                                         F-5A Page 3
                                       VGC             VLC             RL           FC           TVC9        TVC10         Total
                                       ----          ------          -----         ----          ----        -----         ------
Common Stock
  Balance at beginning of year           68              60              -           75             -            -            203
  Common stock issued -
    Subsidiaries .............            -               -              -            -             -            -              -
    Dividend reinvestment plan            -               -              -            -             -            -              -
    Long-term incentive plan .            -               -              -            -             -            -              -
    Public offering ..........            -               -              -            -             -            -              -
  Recapitalization -
    Reduction in par value ...            -               -              -            -             -            -              -
                                       ----          ------          -----         ----          ----         ----         ------
  Balance at end of year .....           68              60              -           75             -            -            203
                                       ----          ------          -----         ----          ----         ----         ------

Additional Paid in Capital
  Balance at beginning of year          825           7,001              -          887             -            -          8,713
  Common stock issued -
    Subsidiaries .............            -               -              -            -             -            -              -
    Dividend reinvestment plan            -               -              -            -             -            -              -
    Long-term incentive plan .            -               -              -            -             -            -              -
    Public offering ..........            -               -              -            -             -            -              -
    Other ....................            -               -              -            -             -            -              -
  Recapitalization -
    Debt issuance ............            -               -              -            -             -            -              -
    Dividends paid ...........         (100)         (1,000)             -            -             -            -         (1,100)
    Capital contributions ....            -               -              -            -             -            -              -
                                       ----          ------          -----         ----          ----         ----         ------
  Balance at end of year .....          725           6,001              -          887             -            -          7,613
                                       ----          ------          -----         ----          ----         ----         ------

Retained Earnings
  Balance at beginning of year         (159)           (533)         1,383         (962)            -            -           (271)
  Net income (loss) ..........           56             502            746            -             -            -          1,304
  Common stock dividends -
    CG .......................            -               -              -            -             -            -              -
    Subsidiaries (to CG) .....            -               -              -            -             -            -              -
  Other ......................            -               -              -            -             -            -              -
                                       ----          ------          -----         ----          ----         ----         ------
  Balance at end of year .....         (103)            (31)         2,129         (962)            -            -          1,033
                                       ----          ------          -----         ----          ----         ----         ------

Unearned Employee Compensation
  Balance at beginning of year            -               -              -            -             -            -              -
    Adjustment ...............            -               -              -            -             -            -              -
                                       ----          ------          -----         ----          ----         ----         ------
  Balance at end of year .....            -               -              -            -             -            -              -
                                       ----          ------          -----         ----          ----         ----         ------

TOTAL COMMON STOCK EQUITY ....          690           6,030          2,129            -             -            -          8,849
                                       ====          ======          =====         ====          ====         ====         ======

F-5B (1 of 1)

                     THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                       Tristar Capital Corporation and Subsidiary
                     Consolidating Statement of Common Stock Equity
                              Year Ended December 31, 1996
               (Not covered by Report of Independent Public Accountants)
                                     ($ Thousands)

                                                                                                Consoli-
                                                                                                 dating                    TCC
                                          TGT                 TCC             Combined           Entries          Consolidated
                                         ------             ------            --------           -------          ------------
Common Stock
  Balance at beginning of year             1,000              1,000              2,000             (1,000)             1,000
  Common stock issued -
    Subsidiaries .............                 -                  -                  -                  -                  -
    Dividend reinvestment plan                 -                  -                  -                  -                  -
    Long-term incentive plan .                 -                  -                  -                  -                  -
    Public offering ..........                 -                  -                  -                  -                  -
                                          ------             ------             ------             ------             ------

  Balance at end of year .....             1,000              1,000              2,000             (1,000)             1,000
                                          ------             ------             ------             ------             ------

Additional Paid in Capital
  Balance at beginning of year             1,000              1,075              2,075             (1,000)             1,075
  Common stock issued -
    Subsidiaries .............                 -                  -                  -                  -                  -
    Dividend reinvestment plan                 -                  -                  -                  -                  -
    Long-term incentive plan .                 -                  -                  -                  -                  -
    Public offering ..........                 -                  -                  -                  -                  -
    Other ....................                 -                  -                  -                  -                  -
  Recapitalization -
    Capital contributions ....                 -                  -                  -                  -                  -
    Reduction in par value ...                 -                  -                  -                  -                  -
                                          ------             ------             ------             ------             ------

  Balance at end of year .....             1,000              1,075              2,075             (1,000)             1,075
                                          ------             ------             ------             ------             ------

Retained Earnings
  Balance at beginning of year              (343)              (358)              (701)               343               (358)
  Net income (loss) ..........               (69)               (70)              (139)                69                (70)
  Common stock dividends -
    CG .......................                 -                  -                  -                  -                  -
    Subsidiaries (to CG) .....                 -                  -                  -                  -                  -
  Other ......................                 -                  -                  -                  -                  -
                                          ------             ------             ------             ------             ------

  Balance at end of year .....              (412)              (428)              (840)               412               (428)
                                          ------             ------             ------             ------             ------

Reacquired Capital Stock .....                 -                  -                  -                  -                  -

Unearned Employee Compensation
  Balance at beginning of year                 -                  -                  -                  -                  -
  Adjustment .................                 -                  -                  -                  -                  -
                                          ------             ------             ------             ------             ------

  Balance at end of year .....                 -                  -                  -                  -                  -
                                          ------             ------             ------             ------             ------

TOTAL COMMON STOCK EQUITY ....             1,588              1,647              3,235             (1,588)             1,647
                                          ======             ======             ======             ======             ======

F-5C (1 of 1)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                  Consoli-
                                                                                                   dating                    CLG
                                          CLNG                CLG               Combined           Entries          Consolidated
                                          ----             --------             --------           -------          ------------
Common Stock
  Balance at beginning of year               -                    4                    4                -                    4
  Common stock issued -
    Subsidiaries .............               -                    -                    -                -                    -
    Dividend reinvestment plan               -                    -                    -                -                    -
    Long-term incentive plan .               -                    -                    -                -                    -
    Public offering ..........               -                    -                    -                -                    -
  Recapitalization -
    Reduction in par value ...               -                    -                    -                -                    -
                                          ----             --------             --------             ----             --------

  Balance at end of year .....               -                    4                    4                -                    4
                                          ----             --------             --------             ----             --------

Additional Paid in Capital
  Balance at beginning of year             155              138,493              138,648             (155)             138,493
  Common stock issued -
    Subsidiaries .............               -                    -                    -                -                    -
    Dividend reinvestment plan               -                    -                    -                -                    -
    Long-term incentive plan .               -                    -                    -                -                    -
    Public offering ..........               -                    -                    -                -                    -
    Other ....................               -                    -                    -                -                    -
  Recapitalization -
    Capital contributions ....               -                2,091                2,091                -                2,091
    Reduction in par value ...               -                    -                    -                -                    -
                                          ----             --------             --------             ----             --------

  Balance at end of year .....             155              140,584              140,739             (155)             140,584
                                          ----             --------             --------             ----             --------

Retained Earnings
  Balance at beginning of year             (10)            (126,554)            (126,564)              10             (126,554)
  Net income (loss) ..........              26                1,607                1,633              (26)               1,607
  Common stock dividends -
    CG .......................               -                    -                    -                -                    -
    Subsidiaries (to CG) .....               -                    -                    -                -                    -
  Other ......................               -                    -                    -                -                    -
                                          ----             --------             --------             ----             --------

  Balance at end of year .....              16             (124,947)            (124,931)             (16)            (124,947)
                                          ----             --------             --------             ----             --------

Reacquired Capital Stock .....               -                    -                    -                -                    -

Unearned Employee Compensation
  Balance at beginning of year               -                    -                    -                -                    -
  Adjustment .................               -                    -                    -                -                    -
                                          ----             --------             --------             ----             --------

  Balance at end of year .....               -                    -                    -                -                    -
                                          ----             --------             --------             ----             --------

TOTAL COMMON STOCK EQUITY ....             171               15,641               15,812             (171)              15,641
                                          ====             ========             ========             ====             ========

F-5D (1 of 1)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries Consolidating Statement of Common Stock Equity as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                         Consoli-
                                                                                                          dating           CES
                                         CEM               CSP              CES          Combined         Entries      Consolidated
                                        ------           ------           ------         ---------        -------      ------------
Common Stock
 Balance at beginning of year            1,010                -            4,197           5,207          (1,010)           4,197
  Common stock issued -
    Subsidiaries .............               -            1,000                -           1,000          (1,000)               -
    Dividend reinvestment plan               -                -                -               -               -                -
    Long-term incentive plan .               -                -                -               -               -                -
    Public offering ..........               -                -                -               -               -                -
  Recapitalization - .........               -                -                -               -               -
    Reduction in par value ...               -                -                -               -               -                -
                                        ------           ------           ------          ------          ------           ------
 Balance at end of year ......           1,010            1,000            4,197           6,207          (2,010)           4,197
                                        ------           ------           ------          ------          ------           ------

Additional Paid in Capital
 Balance at beginning of year                -                -           26,336          26,336               -           26,336
  Common stock issued -
    Subsidiaries .............               -                -                -               -               -                -
    Dividend reinvestment plan               -                -                -               -               -                -
    Long-term incentive plan .               -                -                -               -               -                -
    Public offering ..........               -                -                -               -               -                -
    Other ....................               -                -                -               -               -                -
  Recapitalization -
    Debt issuance ............               -                -                -               -               -                -
    Dividends paid ...........               -                -                -               -               -                -
    Capital contributions ....               -                -                -               -               -                -
    Reduction in par value ...               -                -                -               -               -                -
                                        ------           ------           ------          ------          ------           ------
 Balance at end of year ......               -                -           26,336          26,336               -           26,336
                                        ------           ------           ------          ------          ------           ------

Retained Earnings
 Balance at beginning of year              149                -            7,379           7,528            (149)           7,379
 Net income (loss) ...........            (159)            (722)           3,415           2,534             881            3,415
  Common stock dividends -
    CG .......................               -                -                -               -               -                -
    Subsidiaries (to CG) .....               -                -                -               -               -                -
  Other ......................               -                -                -               -               -                -
                                        ------           ------           ------          ------          ------           ------
 Balance at end of year ......             (10)            (722)          10,794          10,062             732           10,794
                                        ------           ------           ------          ------          ------           ------

Reacquired Capital Stock .....               -                -                -               -               -                -

Unearned Employee Compensation
 Balance at beginning of year                -                -                -               -               -                -
  Adjustment .................               -                -                -               -               -                -
                                        ------           ------           ------          ------          ------           ------
 Balance at end of year ......               -                -                -               -               -                -
                                        ------           ------           ------          ------          ------           ------

TOTAL COMMON STOCK EQUITY ....           1,000              278           41,327          42,605          (1,278)          41,327
                                        ======           ======           ======          ======          ======           ======

F-5E (1 of 1)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                 Consolidating Statement of Common Stock Equity
                          Year Ended December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                  Consoli-
                                                                                                    dating               CNS
                                                                  CMC       CNS      Combined      Entries      Consolidated
                                                                  ---       ---      --------     --------      ------------
Common Stock
  Balance at beginning of year ...............................    300       600      900            (300)           600
  Common stock issued -
    Subsidiaries .............................................     -          -        -               -              -
    Dividend reinvestment plan ...............................     -          -        -               -              -
    Long-term incentive plan .................................     -          -        -               -              -
    Public offering ..........................................     -          -        -               -              -
  Recapitalization -
    Reduction in par value ...................................     -          -        -               -              -
                                                                 ---        ---      ---            ----            ---
  Balance at end of year .....................................   300        600      900            (300)           600
                                                                 ---        ---      ---            ----            ---
Additional Paid in Capital
  Balance at beginning of year ..............................     -          -        -               -              -
  Common stock issued -
    Subsidiaries ............................................     -          -        -               -              -
    Dividend reinvestment plan ..............................     -          -        -               -              -
    Long-term incentive plan ................................     -          -        -               -              -
    Public offering .........................................     -          -        -               -              -
    Other ...................................................     -          -        -               -              -
  Recapitalization -
    Debt issuance ...........................................     -          -        -               -              -
    Dividends paid ..........................................     -          -        -               -              -
    Capital contributions ...................................     -          -        -               -              -
    Reduction in par value ..................................     -          -        -               -              -
                                                                 ---        ---      ---            ----            ---
  Balance at end of year ....................................     -          -        -               -              -
                                                                 ---        ---      ---            ----            ---
Retained Earnings
  Balance at beginning of year ..............................     -          -        -               -              -
  Net income (loss) .........................................    (34)       (13)     (47)             -             (47)
  Common stock dividends -
    CG ......................................................     -          -        -               -              -
    Subsidiaries (to CG) ....................................     -          -        -               -              -
  Other .....................................................     -          -        -               -              -
                                                                 ---        ---      ---            ----            ---
  Balance at end of year.....................................    (34)       (13)     (47)             -             (47)
                                                                 ---        ---      ---            ----            ---
Reacquired Capital Stock ....................................     -          -        -               -              -

Unearned Employee Compensation
  Balance at beginning of year ..............................     -          -        -               -              -
  Adjustment ................................................     -          -        -               -              -
                                                                 ---        ---      ---            ----            ---
  Balance at end of year ....................................     -          -        -               -              -
                                                                 ---        ---      ---            ----            ---
TOTAL COMMON STOCK EQUITY ...................................    266        587      853            (300)           553
                                                                 ===        ===      ===            ====            ===

F-6 (1 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                   F-6        F-6          F-6        F-6                    dating     Consoli-
                                                 Page 2      Page 3      Page 4      Page 5     Combined    Entries        dated
                                                --------    --------    --------    --------    --------    --------    --------
Net Cash From Operations (See F-6 Page
   6 for detail) ............................    586,229    (119,259)      5,489      (2,166)    470,293      (7,509)    462,784
                                                --------    --------    --------    --------    --------    --------    --------
Investment Activities
  Capital expenditures ......................   (165,832)   (139,424)    (11,216)       (230)   (316,702)        293    (316,409)
  Sale of partnership interest ..............      2,700     187,854           -           -     190,554           -     190,554
  Other investments - net ...................      1,729           -           -      12,533      14,262           -      14,262
                                                --------    --------    --------    --------    --------    --------    --------
Net Investment Activities ...................   (161,403)     48,430     (11,216)     12,303    (111,886)        293    (111,593)
                                                --------    --------    --------    --------    --------    --------    --------

Financing Activities
  Dividends paid ............................    (87,847)     59,012      (3,375)          -     (32,210)         (1)    (32,211)
  Issuance (retirement) of revolving
    credit agreement ........................          -     (88,879)          -           -     (88,879)          -     (88,879)
  Capital contributions .....................          -           -           -           -           -           -           -
  Retirement of long-term debt ..............   (252,534)    (92,367)      2,579           -    (342,322)    (58,658)   (400,980)
  Issuance of common stock -
    Issued by Registrant ....................          -     250,792           -           -     250,792           -     250,792
    Issued by Subsidiary to Registrant ......      8,000     (34,600)     26,000         600           -           -           -
  Issuance of long-term debt -
    Issued by Registrant ....................          -           -           -           -           -           -           -
    Issued by Subsidiary to Registrant ......          -           -           -           -           -           -           -
  Net short-term intrasystem financing ......    (48,713)    174,749      (1,650)          -     124,386    (124,386)          -
  Increase (decrease) in
    short-term debt and other
    financing activities ....................    (27,215)    (13,098)      2,269           -     (38,044)          2     (38,042)
                                                --------    --------    --------    --------    --------    --------    --------
Net Financing Activities ....................   (408,309)    255,609      25,823         600    (126,277)   (183,043)   (309,320)
                                                --------    --------    --------    --------    --------    --------    --------

Increase in cash and
   temporary cash investments ...............     16,517     184,780      20,096      10,737     232,130    (190,259)     41,871
Cash and temporary cash investments at
 beginning of year ..........................     46,464      47,433       9,870       9,723     113,490    (105,525)      7,965
                                                --------    --------    --------    --------    --------    --------    --------
Cash and temporary cash investments at
 end of year (a) ............................     62,981     232,213      29,966      20,460     345,620    (295,784)     49,836
                                                --------    --------    --------    --------    --------    --------    --------
Supplemental Disclosures of
 Cash Flow Information
  Cash paid for interest ....................     65,789      13,904       1,812        (716)     80,789           -      80,789
  Cash paid for income taxes (net of refunds)   (166,040)     59,303      11,897       1,490     (93,350)          -     (93,350)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6 (2 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                         F-6 Page 2
                                                      CNR           TCO           CGT          CLG (b)        CKY           Total
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net Cash From Operations (See F-6 Page
  7 for detail) ................................       31,151       541,081        30,889        (8,503)       (8,389)      586,229
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Investment Activities
  Capital expenditures .........................      (11,136)     (118,516)      (25,354)            -       (10,826)     (165,832)
  Sale of partnership interest .................            -             -         2,700             -             -         2,700
  Other investments - net ......................            -             -             -         1,729             -         1,729
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net Investment Activities ......................      (11,136)     (118,516)      (22,654)        1,729       (10,826)     (161,403)
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Financing Activities
  Dividends paid ...............................      (20,973)      (46,422)      (13,450)            -        (7,002)      (87,847)
  Issuance (retirement) of
    revolving credit agreement .................            -             -             -             -             -             -
  Capital contributions ........................            -             -             -             -             -             -
  Retirement of long-term debt .................       (5,909)     (257,098)       (1,752)            -        12,225      (252,534)
  Issuance of common stock -
    Issued by Registrant .......................            -             -             -             -             -             -
    Issued by Subsidiary to Registrant .........            -             -             -             -         8,000         8,000
  Issuance of long-term debt -
    Issued by Registrant .......................            -             -             -             -             -             -
    Issued by Subsidiary to Registrant .........            -             -             -             -             -             -
  Net short-term intrasystem financing .........            -       (54,000)            -             -         5,287       (48,713)
  Increase (decrease) in short-term
   debt and other financing activities .........            -       (26,293)       (2,063)            -         1,141       (27,215)

                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net Financing Activities .......................      (26,882)     (383,813)      (17,265)            -        19,651      (408,309)
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Increase in cash and
  temporary cash investments ...................       (6,867)       38,752        (9,030)       (6,774)          436        16,517
Cash and temporary cash investments at
 beginning of year .............................       23,429         1,006        10,266        11,321           442        46,464
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Cash and temporary cash investments at
 end of year (a) ...............................       16,562        39,758         1,236         4,547           878        62,981
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Supplemental Disclosures of
 Cash Flow Information
  Cash paid for interest .......................        2,918        53,523         5,831          (219)        3,736        65,789
  Cash paid for income taxes (net of refunds) ..       10,614      (209,848)       30,056           396         2,742      (166,040)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

(b) CLG includes one subsidiary as noted in Item 1. Consolidating financial statements of CLG are presented herewith in Item 10, Exhibits F-1C through F-6C.

F-6 (3 of 10)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                               Consolidating Statement of Cash Flows
                                                    Year Ended December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                                         F-6 Page 3
                                                      COH           CMD           CPA           COS            CG          Total
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net Cash From Operations (See F-6
  Page 8 for detail) ...........................      (45,039)        1,190       (23,955)       (3,172)      (48,283)     (119,259)
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Investment Activities
  Capital expenditures .........................      (72,634)       (4,938)      (26,727)      (35,125)            -      (139,424)
  Sale of partnership interest .................            -             -             -             -       187,854       187,854
  Other investments - net ......................            -             -             -             -             -             -
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net Investment Activities ......................      (72,634)       (4,938)      (26,727)      (35,125)      187,854        48,430
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Financing Activities
  Dividends paid ...............................      (22,656)       (1,741)      (14,823)            -        98,232        59,012
  Issuance (retirement) of
   revolving credit agreement ..................            -             -             -             -       (88,879)      (88,879)
  Capital contributions ........................            -             -             -             -             -             -
  Retirement of long-term debt .................       59,769         3,989        20,874        25,955      (202,954)      (92,367)
  Issuance of common stock -
    Issued by Registrant .......................            -             -             -             -       250,792       250,792
    Issued by Subsidiary to Registrant .........            -         3,000        16,500             -       (54,100)      (34,600)
  Issuance of long-term debt -
    Issued by Registrant .......................            -             -             -             -             -             -
    Issued by Subsidiary to Registrant .........            -             -             -             -             -             -
  Net short-term intrasystem financing .........       85,288        (2,027)       26,645        10,843        54,000       174,749
  Increase (decrease) in short-term
   debt and other financing activities .........       (3,104)          447         1,616         1,475       (13,532)      (13,098)
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Net Financing Activities .......................      119,297         3,668        50,812        38,273        43,559       255,609
                                                   ----------    ----------    ----------    ----------    ----------    ----------

Increase in cash and
 temporary cash investments ....................        1,624           (80)          130           (24)      183,130       184,780
Cash and temporary cash investments at
 beginning of year .............................        4,182           117         1,225           673        41,236        47,433
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Cash and temporary cash investments at
 end of year (a) ...............................        5,806            37         1,355           649       224,366       232,213
                                                   ----------    ----------    ----------    ----------    ----------    ----------
Supplemental Disclosures of
 Cash Flow Information
  Cash paid for interest .......................       29,801         1,283        13,405         7,504       (38,089)       13,904
  Cash paid for income taxes (net of refunds) ..       35,099         2,108        11,537         1,972         8,587        59,303

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6 (4 of 10)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                               Consolidating Statement of Cash Flows
                                                    Year Ended December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                                         F-6 Page 4
                                                        CS           CIC         CES (b)        CPC           CPI          Total
                                                    ----------    ----------   ----------    ----------    ----------    ----------
Net Cash From Operations (See F-6 Page 9
  for detail) ...................................       17,055         4,547      (23,196)          712         6,371         5,489
                                                    ----------    ----------   ----------    ----------    ----------    ----------
Investment Activities
  Capital expenditures ..........................       (5,196)            -         (805)         (799)       (4,416)      (11,216)
  Sale of partnership interest ..................            -             -            -             -             -             -
  Other investments - net .......................            -             -            -             -             -             -

                                                    ----------    ----------   ----------    ----------    ----------    ----------
Net Investment Activities .......................       (5,196)            -         (805)         (799)       (4,416)      (11,216)
                                                    ----------    ----------   ----------    ----------    ----------    ----------

Financing Activities
  Dividends paid ................................       (2,029)            -            -             -        (1,346)       (3,375)
  Issuance (retirement) of
   revolving credit agreement ...................            -             -            -             -             -             -
  Capital contributions .........................            -             -            -             -             -             -
  Retirement of long-term debt ..................          (78)            -         (169)         (434)        3,260         2,579
  Issuance of common stock -
    Issued by Registrant ........................            -             -            -             -             -             -
    Issued by Subsidiary to Registrant ..........            -         1,000       25,000             -             -        26,000
  Issuance of long-term debt -
    Issued by Registrant ........................            -             -            -             -             -             -
    Issued by Subsidiary to Registrant ..........            -             -            -             -             -             -
  Net short-term intrasystem financing ..........            -             -            -           708        (2,358)       (1,650)
  Increase (decrease) in short-term
   debt and other financing activities ..........        1,371             -        1,406          (116)         (392)        2,269
                                                    ----------    ----------   ----------    ----------    ----------    ----------
Net Financing Activities ........................         (736)        1,000       26,237           158          (836)       25,823
                                                    ----------    ----------   ----------    ----------    ----------    ----------

Increase in cash and
 temporary cash investments .....................       11,123         5,547        2,236            71         1,119        20,096
Cash and temporary cash investments at
 beginning of year ..............................        7,377             -        1,824            50           619         9,870
                                                    ----------    ----------   ----------    ----------    ----------    ----------
Cash and temporary cash investments at
 end of year (a) ................................       18,500         5,547        4,060           121         1,738        29,966
                                                    ----------    ----------   ----------    ----------    ----------    ----------
Supplemental Disclosures of
 Cash Flow Information
  Cash paid for interest ........................        1,485             -         (767)          221           873         1,812
  Cash paid for income taxes (net of refunds) ...        6,421             -        2,804           466         2,206        11,897

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

(b) CES includes two subsidiaries as noted in Item 1. Consolidating financial statements of CES are presented herewith in Item 10, Exhibits F-1D through F-6D.

F-6 (5 of 10)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                                                Consolidating Statement of Cash Flows
                                                    Year Ended December 31, 1996
                                      (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)

                                                                                                                         F-6 Page 5
                                                                   TVC (b)       TCC (b)        CAT          CNS (b)        Total
                                                                 ----------    ----------    ----------    ----------    ----------
Net Cash From Operations (See F-6
  Page 10 for detail) ........................................       (2,171)           29             4           (28)       (2,166)
                                                                 ----------    ----------    ----------    ----------    ----------

Investment Activities
  Capital expenditures .......................................            -             -             -          (230)         (230)
  Sale of partnership interest ...............................            -             -             -             -             -
  Other investments - net ....................................       12,533             -             -             -        12,533

                                                                 ----------    ----------    ----------    ----------    ----------
Net Investment Activities ....................................       12,533             -             -          (230)       12,303

                                                                 ----------    ----------    ----------    ----------    ----------

Financing Activities
  Dividends paid .............................................            -             -             -             -             -
  Issuance (retirement) of
   revolving credit agreement ................................            -             -             -             -             -
  Capital contributions ......................................            -             -             -             -             -
  Retirement of long-term debt ...............................            -             -             -             -             -
  Issuance of common stock -
    Issued by Registrant .....................................            -             -             -             -             -
    Issued by Subsidiary to Registrant .......................            -             -             -           600           600
  Issuance of long-term debt -
    Issued by Registrant .....................................            -             -             -             -             -
    Issued by Subsidiary to Registrant .......................            -             -             -             -             -
  Net short-term intrasystem financing .......................            -             -             -             -             -
  Increase (decrease) in short-term
   debt and other financing activities .......................            -             -             -             -             -

                                                                 ----------    ----------    ----------    ----------    ----------
Net Financing Activities .....................................            -             -             -           600           600

                                                                 ----------    ----------    ----------    ----------    ----------

Increase in cash and temporary cash investments ..............       10,362            29             4           342        10,737
Cash and temporary cash investments at
 beginning of year ...........................................        8,995            79           649             -         9,723

                                                                 ----------    ----------    ----------    ----------    ----------
Cash and temporary cash investments at
 end of year (a) .............................................       19,357           108           653           342        20,460

                                                                 ----------    ----------    ----------    ----------    ----------
Supplemental Disclosures of Cash
 Flow Information
  Cash paid for interest .....................................         (680)            -           (36)            -          (716)
  Cash paid for income taxes (net of refunds) ................        1,566           (42)          (34)            -         1,490

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

(b) TVC includes twelve subsidiaries and both TCC and CNS include one subsidiary as noted in Item 1. Consolidating financial statements of TVC, TCC and CNS are presented herewith in Item 10, Exhibits F-1A through F-6A, F-1B through F-6B and F-1E through F-6E, respectively.

F-6 (6 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                           Consoli-
                                                        F-6        F-6        F-6      F-6                  dating     Consoli-
                                                       Page 7     Page 8     Page 9   Page 10   Combined    Entries     dated
                                                      --------   --------   --------   ------   --------   --------   --------
Net Income Reconciliation
  Net income (loss) ................................   143,419    311,266     11,654    1,563    467,902   (246,261)   221,641
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries         -   (238,027)         -        -   (238,027)   238,027          -
    Depreciation and depletion .....................   136,441     67,529      8,757        3    212,730      2,410    215,140
    Deferred income taxes ..........................    29,126     48,282        631      193     78,232       (175)    78,057
    Reapplication of SFAS 71 .......................         -          -          -        -          -          -          -
  Other - net ......................................    12,544    (12,771)    (3,471)  (3,897)    (7,595)    (3,116)   (10,711)
  Changes in Components of working capital:
    Accounts receivable ............................   287,875    (36,423)  (143,229)    (479)   107,744   (171,993)   (64,249)
    Income tax refunds receivable ..................         -          -          -        -          -    271,532    271,532
    Gas inventory ..................................    (6,299)   (59,274)         -        -    (65,573)         -    (65,573)
    Prepayments ....................................    (1,872)      (774)   (15,991)       -    (18,637)     2,299    (16,338)
    Accounts payable ...............................     3,186    (61,507)   144,468      408     86,555     74,201    160,756
    Accrued taxes ..................................   (19,747)    28,027     (3,391)    (719)     4,170    (89,676)   (85,506)
    Accrued interest ...............................       506      1,016         32      127      1,681    (73,135)   (71,454)
    Estimated rate refunds .........................    55,204    (37,395)         -        -     17,809          -     17,809
    Estimated supplier obligations .................   (63,241)         -          -        -    (63,241)         -    (63,241)
    Under/Overrecovered gas costs ..................   (18,740)  (127,539)         -        -   (146,279)         -   (146,279)
    Exchange gas payable ...........................    35,969     20,260          -        -     56,229     (9,323)    46,906
    Other working capital ..........................    (8,142)   (21,929)     6,029      635    (23,407)    (2,299)   (25,706)
                                                      --------   --------   --------   ------   --------   --------   --------

Net Cash From Operations ...........................   586,229   (119,259)     5,489   (2,166)   470,293     (7,509)   462,784
                                                      ========   ========   ========   ======   ========   ========   ========

F-6 (7 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                          F-6 Page 7
                                                          CNR           TCO           CGT        CLG (a)       CKY         Total
                                                         -------      --------      -------      ------      -------      --------
Net Income Reconciliation
  Net income .......................................      21,709        95,644       15,170       1,607        9,289       143,419
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries           -             -            -           -            -             -
    Depreciation and depletion .....................      26,945        80,845       21,767           -        6,884       136,441
    Deferred income taxes ..........................      (6,726)       24,276        1,937        (259)       9,898        29,126
    Reapplication of SFAS 71 .......................           -             -            -           -            -             -
  Other - net ......................................        (654)       17,644         (764)     (2,083)      (1,599)       12,544
  Changes in Components of working capital:
    Accounts receivable ............................      (4,434)      306,748      (10,023)        148       (4,564)      287,875
    Gas inventory ..................................           -             -            -           -       (6,299)       (6,299)
    Prepayments ....................................        (577)       (1,270)         (46)          3           18        (1,872)
    Accounts payable ...............................         543        (9,013)       4,298        (123)       7,481         3,186
    Accrued taxes ..................................       5,398        (3,883)     (16,397)        661       (5,526)      (19,747)
    Accrued interest ...............................         860          (266)        (295)         33          174           506
    Estimated rate refunds .........................           -        59,034          460           -       (4,290)       55,204
    Estimated supplier obligations .................           -       (63,241)           -           -            -       (63,241)
    Under/Overrecovered gas costs ..................           -             -            -           -      (18,740)      (18,740)
    Exchange gas payable ...........................           -        29,156        5,403           -        1,410        35,969
    Other working capital ..........................     (11,913)        5,407        9,379      (8,490)      (2,525)       (8,142)
                                                         -------      --------      -------      ------      -------      --------

Net Cash From Operations ...........................      31,151       541,081       30,889      (8,503)      (8,389)      586,229
                                                         =======      ========      =======      ======      =======      ========

(a) CLG includes one subsidiary as noted in Item 1. Consolidating financial statements of CLG are presented herewith in Item 10, Exhibits F-1C through F-6C.

F-6 (8 of 10)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)


                                                                                                                         F-6 Page 8
                                                           COH         CMD         CPA           COS          CG           Total
                                                         -------      ------      -------      -------      --------      --------
Net Income Reconciliation
  Net income (loss) ................................      45,717       2,609       28,606       12,693       221,641       311,266
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries           -           -            -            -      (238,027)     (238,027)
    Depreciation and depletion .....................      42,203       2,493       14,363        8,470        67,529
    Deferred income taxes ..........................      33,477         113       25,113        9,883       (20,304)       48,282
    Reapplication of SFAS 71 .......................           -           -            -            -             -             -
  Other - net ......................................     (18,100)        110       (4,565)      (3,409)       13,193       (12,771)
  Changes in Components of working capital:
    Accounts receivable ............................     (46,350)     (2,315)     (14,955)      (1,443)       28,640       (36,423)
    Gas inventory ..................................     (26,926)     (2,159)     (24,185)      (6,004)            -       (59,274)
    Prepayments ....................................        (562)        (80)         250         (324)          (58)         (774)
    Accounts payable ...............................      41,000       2,865       20,890        2,915      (129,177)      (61,507)
    Accrued taxes ..................................     (35,653)       (932)      (7,053)      (4,333)       75,998        28,027
    Accrued interest ...............................         696           1          270            3            46         1,016
    Estimated rate refunds .........................     (17,258)     (1,014)     (13,648)      (5,475)            -       (37,395)
    Estimated supplier obligations .................           -           -            -            -             -             -
    Under/Overrecovered gas costs ..................     (58,342)       (668)     (55,934)     (12,595)            -      (127,539)
    Exchange gas payable ...........................      20,556         331        3,145       (3,772)            -        20,260
    Other working capital ..........................     (25,497)       (164)       3,748          219          (235)      (21,929)
                                                         -------      ------      -------      -------      --------      --------

Net Cash From Operations ...........................     (45,039)      1,190      (23,955)      (3,172)      (48,283)     (119,259)
                                                         =======      ======      =======      =======      ========      ========

F-6 (9 of 10)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                          F-6 Page 9
                                                            CS           CIC         CES (a)        CPC        CPI          Total
                                                         -------       ------       --------       ----       ------       --------
Net Income Reconciliation
  Net income (loss) ................................       4,471           89          3,415        692        2,987         11,654
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries           -            -              -          -            -              -
    Depreciation and depletion .....................       5,711            -            329        765        1,952          8,757
    Deferred income taxes ..........................         174         (133)           (56)       (83)         729            631
    Reapplication of SFAS 71 .......................           -            -              -          -            -              -
  Other - net ......................................      (5,544)           -          1,715       (278)         636         (3,471)
  Changes in Components of working capital:
    Accounts receivable ............................         304            -       (139,721)      (304)      (3,508)      (143,229)
    Gas inventory ..................................           -            -              -          -            -              -
    Prepayments ....................................         272          (33)       (16,405)        (4)         179        (15,991)
    Accounts payable ...............................      12,205           29        125,189        388        6,657        144,468
    Accrued taxes ..................................      (3,013)         181            581         42       (1,182)        (3,391)
    Accrued interest ...............................          20            -              4          8            -             32
    Estimated rate refunds .........................           -            -              -          -            -              -
    Estimated supplier obligations .................           -            -              -          -            -              -
    Under/Overrecovered gas costs ..................           -            -              -          -            -              -
    Exchange gas payable ...........................           -            -              -          -            -              -
    Other working capital ..........................       2,455        4,414          1,753       (514)      (2,079)         6,029
                                                         -------       ------       --------       ----       ------       --------

Net Cash From Operations ...........................      17,055        4,547        (23,196)       712        6,371          5,489
                                                         =======       ======       ========       ====       ======       ========

(a) CES includes two subsidiaries as noted in Item 1. Consolidating financial statements of CES are presented herewith in Item 10, Exhibits F-1D through F-6D.

F-6 (10 of 10)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES

                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                      F-6 Page 10
                                                              TVC (a)        TCC (a)         CAT         CNS (a)         Total
                                                              ------         -------         ---         -------         ------
Net Income Reconciliation
  Net income (loss) ................................           1,700           (70)          (20)          (47)           1,563
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries               -             -             -             -                -
    Depreciation and depletion .....................               -             -             -             3                3
    Deferred income taxes ..........................             181            35             5           (28)             193
    Reapplication of SFAS 71 .......................               -             -             -             -                -
  Other - net ......................................          (3,986)           96            (2)           (5)          (3,897)
  Changes in Components of working capital:
    Accounts receivable ............................            (455)            -             4           (28)            (479)
    Gas inventory ..................................               -             -             -             -                -
    Prepayments ....................................               -             -             -             -                -
    Accounts payable ...............................             347             -             -            61              408
    Accrued taxes ..................................            (705)          (32)           17             1             (719)
    Accrued interest ...............................             127             -             -             -              127
    Estimated rate refunds .........................               -             -             -             -                -
    Estimated supplier obligations .................               -             -             -             -                -
    Under/Overrecovered gas costs ..................               -             -             -             -                -
    Exchange gas payable ...........................               -             -             -             -                -
    Other working capital ..........................             620             -             -            15              635
                                                              ------           ---           ---           ---           ------

Net Cash From Operations ...........................          (2,171)           29             4           (28)          (2,166)
                                                              ======           ===           ===           ===           ======

(a) TVC includes twelve subsidiaries and both TCC and CNS include one subsidiary as noted in Item 1. Consolidating financial statements of TVC, TCC and CNS are presented herewith in Item 10, Exhibits F-1A through F-6A, F-1B through F-6B and F-1E through F-6E, respectively.

F-6A (1 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                            F-6A            F-6A                      Consolidating        TVC
                                                           Page 2          Page 3         Combined        Entries      Consolidated
                                                           -------         -------        --------        -------      ------------
Net Cash From Operations (See F-6A Page 4 for detail)       (1,305)          2,158             853         (3,024)         (2,171)

Investment Activities
  Capital expenditures ..............................       12,533               -          12,533              -          12,533
  Sale of partnership interest ......................            -               -               -              -               -
  Other investments - net ...........................            -               -               -              -               -
                                                           -------         -------         -------         ------         -------

Net Investment Activities ...........................       12,533               -          12,533              -          12,533
                                                           -------         -------         -------         ------         -------


Financing Activities
  Dividends paid ....................................            -               -               -              -               -
  Issuance (retirement) of revolving credit agreement            -               -               -              -               -
  Capital contributions .............................            -               -               -              -               -
  Retirement of long-term debt ......................            -               -               -              -               -
  Issuance of common stock -
    Issued by Registrant ............................            -               -               -              -               -
    Issued by Subsidiary to Registrant ..............            -               -               -              -               -
  Issuance of long-term debt -
    Issued by Registrant ............................            -               -               -              -               -
    Issued by Subsidiary to Registrant ..............            -               -               -              -               -
  Net short-term intrasystem financing ..............            -               -               -              -               -
  Increase (decrease) in short-term debt and other
   financing activities .............................            -               -               -              -               -
                                                           -------         -------         -------         ------         -------

Net Financing Activities ............................            -               -               -              -               -


Increase in cash and temporary cash investments .....       11,228           2,158          13,386         (3,024)         10,362
Cash and temporary cash investments at
 beginning of year ..................................        5,496           8,862          14,358         (5,363)          8,995
                                                           -------         -------         -------         ------         -------

Cash and temporary cash investments at
 end of year (a) ....................................       16,724          11,020          27,744         (8,387)         19,357
                                                           =======         =======         =======         ======         =======

Supplemental Disclosures of Cash Flow Information
   Cash paid for interest ...........................         (615)            (65)           (680)             -            (680)
   Cash paid for income tax (net of refunds) ........        1,087             479           1,566              -           1,566

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6A (2 of 6)

                                               THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                               Tristar Ventures Corporation and Subsidiaries
                                                   Consolidating Statement of Cash Flows
                                                        Year Ended December 31, 1996
                                         (Not Covered by Report of Independent Public Accountants)
                                                               ($ Thousands)

                                                                                                                     F-6A Page 2
                                                         BGC       BLC      GGC    GLC       PGC     PLC      TVC       Total
                                                        ------    ------    ---   ------    -----   -----   -------    -------
Net Cash From Operations (See F-6A Page 5 for
  detail)............................................      (77)     (199)     -        -      235     541    (1,805)    (1,305)

Investment Activities
  Capital expenditures ..............................        -         -      -        -        -       -    12,533     12,533
  Sale of partnership interest ......................        -         -      -        -        -       -         -          -
  Other investments - net ...........................        -         -      -        -        -       -         -          -
                                                        ------    ------    ---   ------    -----   -----   -------    -------

Net Investment Activities ...........................        -         -      -        -        -       -    12,533     12,533
                                                        ------    ------    ---   ------    -----   -----   -------    -------


Financing Activities
  Dividends paid ....................................        -         -      -        -        -       -         -          -
  Issuance (retirement) of revolving credit
    agreement........................................        -         -      -        -        -       -         -          -
  Capital contributions .............................        -         -      -        -        -       -         -          -
  Retirement of long-term debt ......................        -         -      -        -        -       -         -          -
  Issuance of common stock -
    Issued by Registrant ............................        -         -      -        -        -       -         -          -
    Issued by Subsidiary to Registrant ..............        -         -      -        -        -       -         -          -
  Issuance of long-term debt -
    Issued by Registrant ............................        -         -      -        -        -       -         -          -
    Issued by Subsidiary to Registrant ..............        -         -      -        -        -       -         -          -
  Net short-term intrasystem financing ..............        -         -      -        -        -       -         -          -
  Increase (decrease) in short-term debt and other
   financing activities .............................        -         -      -        -        -       -         -          -
                                                        ------    ------    ---   ------    -----   -----   -------    -------

Net Financing Activities ............................        -         -      -        -        -       -         -          -


Increase in cash and temporary cash investments .....      (77)     (199)     -        -      235     541    10,728     11,228
Cash and temporary cash investments at
 beginning of year ..................................   (1,695)   (3,706)   639   (1,846)   1,548   3,760     6,796      5,496
                                                        ------    ------    ---   ------    -----   -----   -------    -------

Cash and temporary cash investments at
 end of year (a) ....................................   (1,772)   (3,905)   639   (1,846)   1,783   4,301    17,524     16,724
                                                        ======    ======    ===   ======    =====   =====   =======    =======

Supplemental Disclosures of Cash Flow Information
   Cash paid for interest ...........................      (23)      (58)     -        -        -       -      (534)      (615)
   Cash paid for income tax (net of refunds) ........      (21)      (67)     -        -      185     471       519      1,087

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6A (3 of 6)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                            Tristar Ventures Corporation and Subsidiaries
                                                Consolidating Statement of Cash Flows
                                                    Year Ended December 31, 1996
                                      (Not Covered by Report of Independent Public Accountants)
                                                            ($ Thousands)

                                                                                                                      F-6A Page 3
                                                          VGC        VLC          RL        FC       TVC9    TVC10      Total
                                                          ----      ------      ------      ---      ----    -----     -------
Net Cash From Operations (See F-6A Page 6 for
   detail)...........................................       90         781       1,287        -         -        -       2,158

Investment Activities
  Capital expenditures ..............................        -           -           -        -         -        -           -
  Sale of partnership interest ......................        -           -           -        -         -        -           -
  Other investments - net ...........................        -           -           -        -         -        -           -
                                                          ----      ------      ------      ---      ----     ----     -------

Net Investment Activities ...........................        -           -           -        -         -        -           -
                                                          ----      ------      ------      ---      ----     ----     -------


Financing Activities
  Dividends paid ....................................        -           -           -        -         -        -           -
  Issuance (retirement) of revolving credit agreement        -           -           -        -         -        -           -
  Capital contributions .............................        -           -           -        -         -        -           -
  Retirement of long-term debt ......................        -           -           -                                       -
  Issuance of common stock -                                                                  -         -        -           -
    Issued by Registrant ............................        -           -           -        -                  -
    Issued by Subsidiary to Registrant ..............        -           -           -        -
  Issuance of long-term debt -                                                                -         -        -           -
    Issued by Registrant ............................        -           -           -        -         -        -           -
    Issued by Subsidiary to Registrant ..............        -           -           -        -         -        -           -
  Net short-term intrasystem financing ..............        -           -           -        -         -        -           -
  Increase (decrease) in short-term debt and other
   financing activities .............................        -           -           -        -         -        -           -
                                                          ----      ------      ------      ---      ----     ----     -------

Net Financing Activities ............................        -           -           -        -         -        -           -


Increase in cash and temporary cash investments .....       90         781       1,287        -         -        -       2,158
Cash and temporary cash investments at
 beginning of year ..................................       47         421       8,408      (14)        -        -       8,862
                                                          ----      ------      ------      ---      ----     ----     -------

Cash and temporary cash investments at
 end of year (a) ....................................      137       1,202       9,695      (14)        -        -      11,020
                                                          ====      ======      ======      ===      ====     ====     =======


Supplemental Disclosures of Cash Flow Information
   Cash paid for interest ...........................       (6)        (56)         (3)       -         -        -         (65)
   Cash paid for income tax (net of refunds) ........      (10)        (94)        583        -         -        -         479

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6A (4 of 6)

                                           THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                                           Tristar Ventures Corporation and Subsidiaries
                                               Consolidating Statement of Cash Flows
                                                    Year Ended December 31, 1996
                                     (Not Covered by Report of Independent Public Accountants)
                                                           ($ Thousands)


                                                             F-6A            F-6A                      Consolidating       TVC
                                                             Page 5         Page 6        Combined         Entries     Consolidated
                                                             ------         ------        --------         -------     ------------
Net Income Reconciliation
  Net income (loss) ................................          3,420          1,304          4,724          (3,024)          1,700
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries              -              -              -               -               -
    Depreciation and depletion .....................              -              -              -               -               -
    Deferred income taxes ..........................            (48)           229            181               -             181
    Reapplication of SFAS 71 .......................              -              -              -               -               -
  Other - net ......................................         (3,986)             -         (3,986)              -          (3,986)
  Changes in Components of working capital:
    Accounts receivable ............................           (455)             -           (455)              -            (455)
    Gas inventory ..................................              -              -              -               -               -
    Prepayments ....................................              -              -              -               -               -
    Accounts payable ...............................            347              -            347               -             347
    Accrued taxes ..................................         (1,291)           586           (705)              -            (705)
    Accrued interest ...............................             88             39            127               -             127
    Estimated rate refunds .........................              -              -              -               -               -
    Estimated supplier obligations
    Under/Overrecovered gas costs ..................              -              -              -               -               -
    Exchange gas payable ...........................              -              -              -               -               -
    Other working capital ..........................            620              -            620               -             620
                                                             ------          -----         ------          ------          ------

Net Cash From Operations ...........................         (1,305)         2,158            853          (3,024)         (2,171)
                                                             ======          =====         ======          ======          ======

F-6A (5 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                      F-6A Page 5
                                                         BGC     BLC       GGC    GLC     PGC       PLC        TVC       Total
                                                        ----     ----     ----    ----    ----     ------     ------     ------
Net Income Reconciliation
  Net income (loss) ................................    (129)    (341)       -       -     630      1,560      1,700      3,420
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries       -        -        -       -       -          -          -          -
    Depreciation and depletion .....................       -        -        -       -       -          -          -          -
    Deferred income taxes ..........................     (46)    (109)       -       -     215        472       (580)       (48)
    Reapplication of SFAS 71 .......................       -        -        -       -       -          -          -          -
  Other - net ......................................       -        -        -       -       -          -     (3,986)    (3,986)
  Changes in Components of working capital:
    Accounts receivable ............................       -        -        -       -       -          -       (455)      (455)
    Gas inventory ..................................       -        -        -       -       -          -          -          -
    Prepayments ....................................       -        -        -       -       -          -          -          -
    Accounts payable ...............................       -        -        -       -       -          -        347        347
    Accrued taxes ..................................     100      257        -       -    (609)    (1,487)       448     (1,291)
    Accrued interest ...............................      (2)      (6)       -       -      (1)        (4)       101         88
    Estimated rate refunds .........................       -        -        -       -       -          -          -          -
    Estimated supplier obligations .................       -        -        -       -       -          -          -          -
    Under/Overrecovered gas costs ..................       -        -        -       -       -          -          -          -
    Exchange gas payable ...........................       -        -        -       -       -          -          -          -
    Other working capital ..........................       -        -        -       -       -          -        620        620
                                                        ----     ----     ----    ----    ----     ------     ------     ------

Net Cash From Operations ...........................     (77)    (199)       -       -     235        541     (1,805)    (1,305)
                                                        ====     ====     ====    ====    ====     ======     ======     ======

F-6A (6 of 6)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                 Tristar Ventures Corporation and Subsidiaries
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                                      F-6A Page 6
                                                         VGC        VLC         RL          FC       TVC9      TVC10     Total
                                                         ---       ----       ------       ----      ----      -----     -----
Net Income Reconciliation
  Net income (loss) ................................       56        502          746          -         -        -       1,304
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries        -          -            -          -         -         -          -
    Depreciation and depletion .....................        -          -            -          -         -         -          -
    Deferred income taxes ..........................       41        367         (179)         -         -         -        229
    Reapplication of SFAS 71 .......................        -          -            -          -         -         -          -
  Other - net ......................................        -          -            -          -         -         -          -
  Changes in Components of working capital:
    Accounts receivable ............................        -          -            -          -         -         -          -
    Gas inventory ..................................        -          -            -          -         -         -          -
    Prepayments ....................................        -          -            -          -         -         -          -
    Accounts payable ...............................        -          -            -          -         -         -          -
    Accrued taxes ..................................       (6)       (84)         676          -         -         -        586
    Accrued interest ...............................       (1)        (4)          44          -         -         -         39
    Estimated rate refunds .........................        -          -            -          -         -         -          -
    Estimated supplier obligations .................        -          -            -          -         -         -          -
    Under/Overrecovered gas costs ..................        -          -            -          -         -         -          -
    Exchange gas payable ...........................        -          -            -          -         -         -          -
    Other working capital ..........................        -          -            -          -         -         -          -
                                                          ---       ----       ------       ----      ----      ----      -----

Net Cash From Operations ...........................       90        781        1,287          -         -         -      2,158
                                                          ===       ====       ======       ====      ====      ====      =====

F-6B (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                      Consoli-
                                                                                                       dating             TCC
                                                               TGT           TCC         Combined      Entries    Consolidated
                                                               ---           ----        --------      -------    ------------
Net Cash From Operations (refer to F-6B (2 of 2)) ...           31             (2)           29             -           29
                                                               ---           ----           ---          ----          ---

Investment Activities
  Capital expenditures ..............................            -              -             -             -            -
  Sale of partnership interest ......................            -              -             -             -            -
  Other investments - net ...........................            -              -             -             -            -
                                                               ---           ----           ---          ----          ---

Net Investment Activities ...........................            -              -             -             -            -


Financing Activities
  Dividends paid ....................................            -              -             -             -            -
  Issuance (retirement) of revolving credit agreement            -              -             -             -            -
  Capital contributions .............................            -              -             -             -            -
  Retirement of long-term debt ......................            -              -             -             -            -
  Issuance of common stock -
    Issued by Registrant ............................            -              -             -             -            -
    Issued by Subsidiary to Registrant ..............            -              -             -             -            -
  Issuance of long-term debt -
    Issued by Registrant ............................            -              -             -             -            -
    Issued by Subsidiary to Registrant ..............            -              -             -             -            -
  Net short-term intrasystem financing ..............            -              -             -             -            -
  Increase (decrease) in short-term debt and other
   financing activities .............................          (31)            31             -             -            -
                                                               ---           ----           ---          ----          ---

Net Financing Activities ............................          (31)            31             -             -            -


Increase in cash and temporary cash investments .....            -             29            29             -           29
Cash and temporary cash investments at
 beginning of year ..................................            -             79            79             -           79
                                                               ---           ----           ---          ----          ---

Cash and temporary cash investments at
 end of year (a) ....................................            -            108           108             -          108
                                                               ===           ====           ===          ====          ===


Supplemental Disclosures of Cash Flow Information
  Cash paid for interest                                         -              -             -             -            -
  Cash paid for income taxes (net of refunds)                  (41)            (1)          (42)            -          (42)

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6B (2 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                   Tristar Capital Corporation and Subsidiary
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                         Consoli-
                                                                                                           dating              TCC
                                                               TGT            TCC         Combined        Entries     Consolidated
                                                               ---            ---         --------        -------     ------------
Net Income Reconciliation
  Net income (loss) ................................           (69)           (70)           (139)            69            (70)
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries             -             69              69            (69)             -
    Depreciation and depletion .....................             -              -               -              -              -
    Deferred income taxes ..........................            35              -              35              -             35
    Reapplication of SFAS 71 .......................             -              -               -              -              -
  Other - net ......................................            96              -              96              -             96
  Changes in Components of working capital:
    Accounts receivable ............................             -              -               -              -              -
    Gas inventory ..................................             -              -               -              -              -
    Prepayments ....................................             -              -               -              -              -
    Accounts payable ...............................             -              -               -              -              -
    Accrued taxes ..................................           (37)             5             (32)             -            (32)
    Accrued interest ...............................             -              -               -              -              -
    Estimated rate refunds .........................             -              -               -              -              -
    Estimated supplier obligations .................             -              -               -              -              -
    Under/Overrecovered gas costs ..................             -              -               -              -              -
    Exchange gas payable ...........................             -              -               -              -              -
    Other working capital ..........................             -              -               -              -              -
                                                               ---            ---            ----            ---            ---

Net Cash From Operations ...........................            25              4              29              -             29
                                                               ===            ===            ====            ===            ===

F-6C (1 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)



                                                                                                           Consoli-
                                                                                                            dating              CLG
                                                              CLNG           CLG           Combined         Entries    Consolidated
                                                              ----         -------         --------         -------    ------------
Net Cash From Operations (refer to F-6C (2 of 2)) ...           3           (8,506)          (8,503)            -          (8,503)
                                                              ---          -------          -------          ----         -------



Investment Activities
  Capital expenditures ..............................           -                -                -             -               -
  Sale of partnership interest ......................           -                -                -             -               -
  Other investments - net ...........................           -            1,729            1,729             -           1,729
                                                              ---          -------          -------          ----         -------

Net Investment Activities ...........................           -            1,729            1,729             -           1,729
                                                              ---          -------          -------          ----         -------


Financing Activities
  Dividends paid ....................................           -                -                -             -               -
  Issuance (retirement) of revolving credit agreement           -                -                -             -               -
  Capital contributions .............................           -                -                -             -               -
  Retirement of long-term debt ......................           -                -                -             -               -
  Issuance of common stock -
    Issued by Registrant ............................           -                -                -             -               -
    Issued by Subsidiary to Registrant ..............           -                -                -             -               -
  Issuance of long-term debt -
    Issued by Registrant ............................           -                -                -             -               -
    Issued by Subsidiary to Registrant ..............           -                -                -             -               -
  Net short-term intrasystem financing ..............           -                -                -             -               -
  Increase (decrease) in short-term debt and other
   financing activities .............................           -                -                -             -               -
                                                              ---          -------          -------          ----         -------

Net financing activities ............................           -                -                -             -               -
                                                              ---          -------          -------          ----         -------


Increase in cash and temporary cash investments .....           3           (6,777)          (6,774)            -          (6,774)
Cash and temporary cash investments at
 beginning of year ..................................          14           11,307           11,321             -          11,321
                                                              ---          -------          -------          ----         -------

Cash and temporary cash investments at
 end of year (a) ....................................          17            4,530            4,547             -           4,547
                                                              ---          -------          -------          ----         -------

Supplemental Disclosures of Cash Flow Information
  Cash paid for interest ............................           -             (219)            (219)            -            (219)
  Cash paid for income taxes (net of refunds) .......          (4)             400              396             -             396

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6C (2 of 2)
                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
                    Columbia LNG Corporation and Subsidiary
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                                                                            dating              CLG
                                                             CLNG            CLG           Combined         Entries    Consolidated
                                                             ----           ------         --------         -------    ------------
Net Income Reconciliation
  Net income (loss) ................................           26            1,607            1,633           (26)           1,607
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries            -                -                -             -                -
    Depreciation and depletion .....................            -                -                -             -                -
    Deferred income taxes ..........................            -             (259)            (259)            -             (259)
    Reapplication of SFAS 71 .......................            -                -                -             -                -
  Other - net ......................................          (40)          (2,069)          (2,109)           26           (2,083)
  Changes in Components of working capital:
    Accounts receivable ............................           35              148              183           (35)             148
    Gas inventory ..................................            -                -                -             -                -
    Prepayments ....................................            -                3                3             -                3
    Accounts payable ...............................            -             (158)            (158)           35             (123)
    Accrued taxes ..................................          (18)             679              661             -              661
    Accrued interest ...............................            -               33               33             -               33
    Estimated rate refunds .........................            -                -                -             -                -
    Estimated supplier obligations .................            -                -                -             -                -
    Under/Overrecovered gas costs ..................            -                -                -             -                -
    Exchange gas payable ...........................            -                -                -             -                -
    Other working capital ..........................            -           (8,490)          (8,490)            -           (8,490)
                                                              ---           ------           ------           ---           ------

Net Cash From Operations ...........................            3           (8,506)          (8,503)            -           (8,503)
                                                              ===           ======           ======           ===           ======

F-6D (1 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
         Consolidating Statement of Cash Flows as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                            Consoli-
                                                                                                             dating            CES
                                                             CEM          CSP         CES        Combined    Entries   Consolidated
                                                           -------      ------      -------      --------    -------   ------------
 Net Cash From Operations (refer to F-6D (2 of 2)) ...      16,993        (168)     (40,021)     (23,196)          -      (23,196)
                                                           -------      ------      -------      -------      ------      -------


 Investment Activities
   Capital expenditures ..............................           -        (343)        (462)        (805)          -         (805)
   Sale of partnership interest ......................           -           -            -            -           -            -
   Other investments - net ...........................           -           -            -            -           -            -
                                                           -------      ------      -------      -------      ------      -------
 Net Investment Activities ...........................           -        (343)        (462)        (805)          -         (805)
                                                           -------      ------      -------      -------      ------      -------


 Financing Activities
   Dividends paid ....................................           -           -            -            -           -            -
   Issuance (retirement) of revolving credit agreement           -           -            -            -           -            -
   Capital contributions .............................           -           -            -            -           -            -
   Retirement of long-term debt ......................           -           -         (169)        (169)          -         (169)
   Issuance of common stock -
     Issued by Registrant ............................           -           -            -            -           -            -
     Issued by Subsidiary to Registrant ..............           -       1,000       25,000       26,000      (1,000)      25,000
   Issuance of long-term debt - ......................           -
     Issued by Registrant ............................           -           -            -            -           -            -
     Issued by Subsidiary to Registrant ..............           -           -            -            -           -            -
   Net short-term intrasystem financing ..............           -           -            -            -           -            -
   Increase (decrease) in short-term debt and other
    financing activities .............................      (2,032)         15        3,423        1,406           -        1,406
                                                           -------      ------      -------      -------      ------      -------
 Net Financing Activities ............................      (2,032)      1,015       28,254       27,237      (1,000)      26,237
                                                           -------      ------      -------      -------      ------      -------


 Increase in cash and temporary cash investments .....      14,961         504      (12,229)       3,236      (1,000)       2,236
 Cash and temporary cash investments at
  beginning of year ..................................       1,959           -         (135)       1,824           -        1,824
                                                           -------      ------      -------      -------      ------      -------
 Cash and temporary cash investments at
  end of year  (a) ...................................      16,920         504      (12,364)       5,060      (1,000)       4,060
                                                           =======      ======      =======      =======      ======      =======

 Supplemental Disclosures of Cash Flow Information
   Cash paid for interest ............................        (327)         (7)        (433)        (767)          -         (767)
   Cash paid for income taxes (net of refunds) .......          56           -        2,748        2,804           -        2,804

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6D (2 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
             Columbia Energy Services Corporation and Subsidiaries
         Consolidating Statement of Cash Flows as of December 31, 1996
           (Not covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                          Consoli-
                                                                                                           dating              CES
                                                           CEM         CSP         CES        Combined     Entries     Consolidated
                                                          -------      ----      --------     ---------    -------     ------------
 Net Income Reconciliation
   Net income (loss) ................................        (159)     (722)        3,415         2,534       881         3,415
   Items not requiring (providing) cash:
     Equity in undistributed earnings of subsidiaries           -         -           881           881      (881)            -
     Depreciation and depletion .....................           -        22           307           329         -           329
     Deferred income taxes ..........................           -         -           (56)          (56)        -           (56)
   Other - net ......................................       2,026       991        (1,302)        1,715         -         1,715

   Changes in Components of working capital:
     Accounts receivable ............................      (4,512)     (164)     (135,045)     (139,721)        -      (139,721)
     Gas inventory ..................................           -         -             -             -         -             -
     Prepayments ....................................           -         -       (16,405)      (16,405)        -       (16,405)
     Accounts payable ...............................      19,893        86       105,210       125,189         -       125,189
     Accrued taxes ..................................        (252)     (381)        1,214           581         -           581
     Accrued interest ...............................           -         -             4             4         -             4
     Estimated rate refunds .........................           -         -             -             -         -             -
     Estimated supplier obligations .................           -         -             -             -         -             -
     Under/Overrecovered gas costs ..................           -         -             -             -         -             -
     Exchange gas payable ...........................           -         -             -             -         -             -
     Other working capital ..........................          (3)        -         1,756         1,753         -         1,753
                                                          -------      ----      --------      --------      ----      --------

 Net Cash From Operations ...........................      16,993      (168)      (40,021)      (23,196)        -       (23,196)
                                                          =======      ====      ========      ========      ====      ========

F-6E (1 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                                    Consolidating       CNS
                                                                CMC        CNS         Combined        Entries      Consolidated
                                                               -----      -----        --------     -------------  -------------
Net Cash From Operations (refer to F-6E (2 of 2))...........      (8)      (20)           (28)               -          (28)
                                                               -----      -----          -----           -----        -----
Investment Activities
  Capital expenditures ......................................   (230)        -           (230)               -         (230)
  Other investments - net ...................................      -         -              -                -            -
                                                               -----      -----          -----           -----        -----
Net Investment Activities ...................................   (230)        -           (230)               -         (230)
                                                               -----      -----          -----           -----        -----

Financing Activities
  Dividends paid ............................................      -         -              -                -            -
  Issuance (retirement) of revolving credit agreement .......      -         -              -                -            -
  Retirement of long-term debt ..............................      -         -              -                -            -
  Issuance of common stock -
    Issued by Registrant ....................................    300      (300)             -                -            -
    Issued by Subsidiary to Registrant ......................      -       600            600                -          600
  Issuance of long-term debt -
    Issued by Registrant ....................................      -         -              -                -            -
    Issued by Subsidiary to Registrant ......................      -         -              -                -            -
  Net short-term intrasystem financing ......................      -         -              -                -            -
  Increase (decrease) in short-term debt and other
    financing activities ....................................      -         -              -                -            -
                                                               -----      -----          -----           -----        -----
Net Financing Activities ....................................    300        300            600               -          600
                                                               -----      -----          -----           -----        -----
Increase in cash and temporary cash investments .............     62        280            342               -          342
Cash and temporary cash investments at
  beginning of year .........................................      -         -              -                -            -
                                                               -----      -----          -----           -----        -----
Cash and temporary cash investments at
  end of year (a) ...........................................     62        280            342               -          342
                                                               =====      =====          =====           =====        =====
Supplemental Disclosures of Cash Flows Information
  Cash paid for interest ....................................      -         -              -                -            -
  Cash paid for income taxes (net of refunds) ...............      -         -              -                -            -

(a) The Corporation considers all highly liquid debt instruments to be cash equivalents. Balance includes intercompany money pool balances, which are reported as intercompany accounts receivable on the balance sheet.

F-6E (2 of 2)

                 THE COLUMBIA GAS SYSTEM, INC. AND SUBSIDIARIES
              Columbia Network Services Corporation and Subsidiary
                     Consolidating Statement of Cash Flows
                          Year Ended December 31, 1996
           (Not Covered by Report of Independent Public Accountants)
                                 ($ Thousands)

                                                                                   Consolidating        CNS
                                                          CMC    CNS    Combined       Entries      Consolidated
                                                          ----   ----   --------   -------------    ------------
Net Income Reconciliation
  Net income (loss).....................................  (34)   (13)     (47)           --           (47)
  Items not requiring (providing) cash:
    Equity in undistributed earnings of subsidiaries ...   --     --       --            --            --
    Depreciation and depletion..........................    3     --        3            --             3
    Deferred income taxes...............................  (21)    (7)     (28)           --           (28)
    Reapplication of SFAS 71............................   --     --       --            --            --
    Other--net..........................................   (5)    --       (5)           --            (5)
  Changes in Components of working capital:
    Accounts receivable.................................  (28)    --      (28)           --           (28)
    Gas inventory.......................................   --     --       --            --            --
    Prepayments.........................................   --     --       --            --            --
    Accounts payable....................................   51     --       61            --            61
    Accrued taxes.......................................    1     --        1            --             1
    Accrued interest....................................   --     --       --            --            --
    Estimated rate refunds..............................   --     --       --            --            --
    Estimated supplier obligations......................   --     --       --            --            --
    Under/Overrecovered gas costs.......................   --     --       --            --            --
    Exchange gas payable................................   --     --       --            --            --
    Other working capital...............................   15     --       15            --            15
                                                          ----   ----     ----         ----           ----
Net Cash From Operations................................   (8)   (20)     (28)           --           (28)
                                                          ====   ====     ====         ====           ====

                               SIGNATURE



     The registrant has duly caused this Amendment to its annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935,

such company being a registered holding company.



                                    THE COLUMBIA GAS SYSTEM, INC.


                                    By: /s/ J.W. Grossman
                                        __________________________

                                        J.W. Grossman
                                        Vice President and Controller

Date: May 2, 1997